UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)
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Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

Tuesday, April 28, 2015
9:30 a.m. local time
Four Seasons Hotel
1300 Lamar Street, Houston, Texas 77010

Dear Stockholder:
I hope you will join Noble Energy’s Board of Directors, executive management team, employees and alumni at our 2015 Annual Meeting of Stockholders. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting.

This will be my last annual meeting as Chairman, as I will be retiring on May 1, 2015. As I reflect on my time at Noble Energy, I am proud of the efforts of our Board of Directors and executive leadership to provide you with information about the Company in a manner that is easy to access and understand. Our proxy statement is a good example, providing a summary at the beginning that highlights detailed information contained elsewhere in the document and using charts and other graphic depictions where we feel they may be helpful to your understanding of our business.

The Compensation Discussion and Analysis that begins on page 44 provides insight on how our executives’ compensation is linked to performance and explains our executive compensation program. You will also find discussions of the qualifications of our director candidates, and why we believe they are the right people to represent you, starting on page 16.

Your vote is very important to us and our business. Prior to the meeting, I encourage you to sign and return your proxy card, or use telephone or Internet voting, so that your shares will be represented and voted at the meeting. Instructions on how to vote are found beginning on page 2.
I hope to see you at the meeting. Thank you for being a stockholder and for the wonderful support you have provided to me during my time at Noble Energy.

March 26, 2015
Houston, Texas
Charles D. Davidson
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Tuesday, April 28, 2015
The Annual Meeting of Stockholders of NOBLE ENERGY, INC. (the “Company”) will be held on Tuesday, April 28, 2015 at 9:30 a.m. local time at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, for the following purposes:

1.	To elect the ten nominees as members of the Board of Directors of the Company to serve until the next annual meeting of the Company’s stockholders;

2.	to ratify the appointment of the independent auditor by the Company’s Audit Committee;

3.	to approve, in a non-binding advisory vote, the compensation of the Company’s Named Executive Officers;

4.	to approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 500 million to 1 billion;

5.
to approve an amendment and restatement of the Company's 1992 Stock Option and Restricted Stock Plan to increase the number of shares of common stock authorized for issuance under the plan from 71.6 million to 77.4 million;

6.	to approve a 2015 Stock Plan for Non-Employee Directors, replacing a substantially similar plan that expired under its own terms;

7.
to consider a stockholder proposal calling for the Company to amend its By-Laws to allow eligible stockholders to include their own nominees for director in the Company's proxy materials, if properly presented at the meeting;

8.	to consider a stockholder proposal calling for the Company to prepare a report outlining the impact climate change might have on its business plans, if properly presented at the meeting; and

9.	to transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

The Board of Directors has set March 4, 2015 as the record date for the meeting. This means that holders of record of shares of the Company's common stock as of the close of business on that date are entitled to receive this notice of the meeting and vote at the meeting and any adjournment or postponement of the meeting.

A complete list of stockholders will be available for examination at our Company's offices in Houston, Texas during ordinary business hours for a period of 10 days prior to the meeting. This list will also be available to stockholders at the meeting.

March 26, 2015
Houston, Texas
By Order of the Board of Directors
Arnold J. Johnson
Senior Vice President, General Counsel
and Secretary

We urge each stockholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting. See our Questions and Answers about the Meeting and Voting section for information about voting by telephone or Internet, how to revoke a proxy and how to vote shares in person.

i

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not include all of the information that you should consider and you should read the entire Proxy Statement before voting. In this Proxy Statement, Noble Energy, Inc. may also be referred to as “we”, “us”, “Noble Energy” or the “Company”.

2015 Annual Meeting of Stockholders

• Date and Time:	Tuesday, April 28, 2015, 9:30 a.m. local time

• Place:	Four Seasons Hotel 1300 Lamar Street Houston, Texas 77010

• Record Date:	March 4, 2015

Voting Matters and Board Recommendations

Our Board’s Recommendations
Election of Director Nominees (page 16)	FOR each Director Nominee
Ratification of Appointment of Independent Auditor (page 25)	FOR
Advisory Proposal to Approve Executive Compensation (page 27)	FOR
Approval of Amendment to Certificate of Incorporation to Increase the Number of Authorized Shares (page 28)	FOR
Approval of Amendment and Restatement of 1992 Plan to Increase the Number of Shares Authorized for Issuance (page 30)	FOR
Approval of 2015 Stock Plan for Non-Employee Directors (page 35)	FOR
Consideration of Stockholder Proposal Relating to Proxy Access (page 39)	AGAINST
Consideration of Stockholder Proposal Regarding Climate Change Reporting (page 42)	AGAINST

Director Nominees (beginning on page 16)

The following table provides summary information about each director nominee. Our Board is not classified and each director stands for election annually.

Name	Age	Director Since	Primary Occupation	Committee Memberships	Other Public Company Boards
Jeffrey L. Berenson*	64	2005	Chairman and Chief Executive Officer of Berenson & Company	C, CG	None
Michael A. Cawley*	67	1995	President and Manager of The Cawley Consulting Group, LLC	A, CG	Noble Corporation
Edward F. Cox*	68	1984	Chair of The New York Republican State Committee	C, CG, E	None
Thomas J. Edelman*	64	2005	A managing partner of White Deer Energy L.P.	C, CG, E	PostRock Energy Corporation
Eric P. Grubman*	57	2009	Executive Vice President of the National Football League	A, CG	None

Kirby L. Hedrick*	62	2002	Former Executive Vice President of Phillips Petroleum Company	C, CG, E	None
David L. Stover	57	2014	President and Chief Executive Officer of Noble Energy, Inc.	None	None
Scott D. Urban*	61	2007	Partner in Edgewater Energy LLC	A, CG, E	Pioneer Energy Services Corporation
William T. Van Kleef*	63	2005	Former Executive Vice President and Chief Operating Officer of Tesoro Corporation	A, CG	Oil States International, Inc.
Molly K. Williamson*	69	2013	Scholar, Middle East Institute	C, CG, E	None

*Independent Director
A	Audit Committee
C	Compensation, Benefits and Stock Option Committee
CG	Corporate Governance and Nominating Committee
E	Environment, Health and Safety Committee

2014 Business Highlights (beginning on page 44)

2014 was a year of challenge for our Company and industry that ended with commodity market uncertainty that continues in 2015 and has resulted in a significant decline in the price of crude oil, as well as that of our common stock. Our results were mixed. Among our significant accomplishments, we:

•	Delivered record sales volumes of 289,000 barrels of oil equivalent ("Boe") per day, a 9% increase over 2013 or a 16% increase when normalized for divestitures;

•	produced record total revenue of $5.1 billion for the year;

•	successfully executed a $1.5 billion bond offering, preserving our strong balance sheet;

•	set a Company record best in Occupational Safety and Health Administration ("OSHA") recordable and lost time incident rates;

•	had exploration discoveries at Katmai (deepwater Gulf of Mexico), Normantown (Marcellus) and in Nevada;

•	completed a successful initial public offering ("IPO") of CONE midstream assets in the Marcellus shale area, resulting in $200 million in cash proceeds;

•	took a leadership role among our industry in an effort that resulted in the withdrawal of several anti-development ballot initiatives in Colorado;

•	progressed efforts to develop an important gas market in the Eastern Mediterranean;

•	concluded non-core asset divestitures that generated proceeds of approximately $321 million;

•	secured a new venture area through acquisition of an exploration block in Gabon; and

•	successfully carried out an executive succession plan in response to the announced retirement of our Chairman and Chief Executive Officer ("CEO"), Charles D. Davidson.
On the other hand, we fell short of our expectations in some areas as we:

•	Failed to meet certain targets we had set for the quantitative non-discretionary component of our Short Term Incentive Plan ("STIP");

•	despite the three discoveries noted above, added fewer exploration resources than we had planned; and

•	did not conclude all matters necessary to sanction our Leviathan project, offshore Israel.
As we enter 2015, we believe we are well positioned to meet the challenges of the current environment and continue to create value for our stockholders.

The Chairman and CEO Compensation versus Key Metrics

Because Mr. Davidson served in the combined role of Chairman and CEO until David L. Stover was appointed CEO October 21, 2014, this Proxy Statement will focus on Mr. Davidson's compensation while making reference to Mr. Stover's compensation as appropriate. The following illustrates the directional relationship between Company performance, based on three key metrics, and the total direct compensation (including salary, bonus, stock and option awards and non-equity incentive plan compensation) of our Chairman and CEO from 2012 to 2014. These key metrics — production, relative controllable unit costs and discretionary cash flow — were chosen because they have been a part of the quantitative non-discretionary component of our STIP in the past and and we believe correlate to long-term stockholder value. Taking these metrics and other 2014 results into account, the total direct compensation of our Chairman and CEO decreased from 2013.

Controllable Unit Costs (percentage relative to compensation peer group)
2014 costs lower than 50% of our peers. 2013 costs lower than 67% of our peers. 2012 costs lower than 73% of our peers.

(1) Non-GAAP results. See “Non-GAAP Financial Measures” in Appendix A to this Proxy Statement for reconciliation to GAAP results.

Five-Year Total Stockholder Return

The following chart shows how a $100 investment in our common stock on December 31, 2009 would have grown to over $139.00 on December 31, 2014, with dividends reinvested quarterly. The chart also compares the total stockholder return of our common stock to the same investment in the S&P 500 Index and our current (2014 - 2015) and former compensation peer groups over the same period, with dividends reinvested quarterly. As illustrated below, our common stock outperformed that of our new and former compensation peer groups during this period.

*Copyright© 2014 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

For complete information about our 2014 performance, please see our Annual Report on Form 10-K.

Executive Compensation Highlights (beginning on page 46)

Our compensation program is designed to attract and retain high quality employees and to link their compensation to performance. In 2014 we continued our emphasis on performance-based compensation, with 70% of the compensation of our Chairman and CEO being performance-based. As seen in the following chart:

•	Annual bonus is based on performance;

•	stock options are based on absolute stock price appreciation; and

•	performance shares are based on relative total stockholder return.

v

Performance-based 70%	Other (30%)
Target Bonus	Base Salary
Stock Options	Time-based Shares
Performance Shares

We believe that our compensation program continued to achieve its objectives in 2014. In a year of mixed results, our executives saw reduced performance-based compensation. Specifically:

•	Based on our performance relative to our quantitative and qualitative goals, our 2014 bonus pool was below target level; and

•	over 75% of pay was delivered in equity and aligned with stockholder interests.
Our Compensation Committee reviewed the aggregate estimated realizable pay of our Chairman and CEO relative to CEOs of our compensation peer group companies for the trailing three year period ending December 31, 2013, compared against the three-year total stockholder return of our compensation peer group companies. The estimated realizable value reflects the aggregate value of base salary, actual bonus paid, "in-the-money" value of stock options, value of restricted stock, an estimated value of outstanding performance awards, and dividends received or accrued as of December 31, 2013.

Performed Worse,
Higher Realizable Pay
Median
Performed Better,
Higher Realizable Pay
3 Year Realizable Total Compensation (000s)
NBL
Median
Performed Worse,
Lower Realizable Pay
Performed Better,
Lower Realizable Pay
-20%
-10%
0%
10%
20%
30%
40%
50%
60%
70%
2011-2013 Annualized Total Stockholder Return

Subsequent to the realizable comparison shown above, our stock price declined in 2014 along with others in our industry. The chart below updates the realizable compensation for our Chairman through December 31, 2014, in relation to the original target compensation opportunities the Compensation Committee awarded in 2012, 2013 and 2014.
“Target” bars represent the committee's target compensation opportunities, to include annual base salary, target bonus opportunity and targeted equity value. “Realizable” bars represent each year's base salary paid, actual bonus earned and paid, and the prevailing value of equity-based awards as of December 31, 2014, using our closing stock price of $47.43. The prevailing equity values include the updated value of restricted shares awarded, the "in-the-money" value of stock options awarded, and an estimated value of outstanding performance awards, plus dividends received or accrued as of December 31, 2014.
The chart demonstrates how our program delivers strong alignment to stock price performance.

$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
$ (Thousands)
$7,500
$1,238
$1,125
$3,494
$2,166
$1,125
$7,500
$1,238
$1,125
$2,802
$1,856
$1,125
$7,500
$1,238
$1,125
$1,427
$681
$1,125
Target
Realizable
2012
Target
Realizable
2013
Target
Realizable
2014
Base
Bonus
Long-Term Incentive

Recent Enhancements to the Compensation Program

•
Changes were made for 2015 to the quantitative non-discretionary component of our STIP to reflect metrics and weighting to better align pay with performance in areas we believe best position us to meet the challenges of the current environment and continue to create value for our stockholders, with the component to remain weighted at 60% and allocated 15% each to free cash flow and relative total stockholder return and 10% each to production sales volumes, cash costs per unit of sales volumes and relative cash costs per unit of revenue.

•	Our Board revised our Stock Ownership Guidelines to establish a 3X base salary guideline for our executive vice presidents. (page 57)

•	Our Board approved a change in the calculation of the performance portion of future restricted stock awards upon change of control to provide for vesting on performance, versus at target. (page 57)

•
Our Board approved an additional change in the treatment of future awards and grants of stock options and restricted stock to include a double-trigger mechanism so that accelerated vesting will only occur upon termination without cause or for good reason in the event of change of control. (page 57)

•
In the fall of 2014 we notified our employees that we were discontinuing our retiree healthcare benefits as of January 1, 2015, transitioning benefits for pre-age 65 retirees under a defined contribution model and implementing a buyout of eligible pre-age 65 active employees. (page 62)

Important Date for 2016 Annual Meeting of Stockholders (page 15)
Stockholder proposals and nominees for director(s) to be submitted for inclusion in our 2016 Proxy Statement pursuant to our By-Laws and Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (“Exchange Act”), must be received by us by December 23, 2015.

1001 Noble Energy Way	PROXY STATEMENT
Houston, Texas 77070	March 26, 2015

The Board of Directors of Noble Energy, Inc. (the “Board”) is providing you this Proxy Statement to solicit proxies on its behalf to be voted at the 2015 Annual Meeting of Stockholders of Noble Energy, Inc. (the “Company”). The meeting will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010 on April 28, 2015, at 9:30 a.m. local time. The proxies may also be voted at any adjournment or postponement of the meeting.

The mailing address of our principal executive offices is 1001 Noble Energy Way, Houston, Texas 77070. We are first mailing this Proxy Statement to our stockholders on or about March 27, 2015.

All properly executed written proxies, and all properly completed proxies submitted by telephone or Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of the Company's common stock as of the close of business on March 4, 2015, the record date, are entitled to notice of, and to vote at, the meeting and at any adjournment or postponement of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. On March 4, 2015 there were 387,845,980 shares of common stock issued and outstanding.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2015.

Our Proxy Statement for the 2015 Annual Meeting of Stockholders, Annual Report to Stockholders for the fiscal year ended December 31, 2014 and Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are available at https://materials.proxyvote.com/655044.

Questions and Answers

Questions and Answers about the Meeting and Voting

1. What is a Proxy Statement and what is a Proxy?

A proxy statement is a document that the regulations of the Securities and Exchange Commission (“SEC”) require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers as proxies for the 2015 Annual Meeting of Stockholders. These officers are David L. Stover and Kenneth M. Fisher.

2. What is the difference between holding shares as a stockholder of record and as a beneficial stockholder?

If your shares are registered directly in your name with our registrar and transfer agent, Wells Fargo Shareowner Services, you are considered a stockholder of record with respect to those shares.

If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares.

3. What different methods can I use to vote?

By Written Proxy. All stockholders of record can vote by written proxy card. If you are a beneficial owner, you may request a written proxy card or a vote instruction form from your bank or broker.

By Telephone or Internet. All stockholders of record can also vote by touch-tone telephone from the U.S. using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. Beneficial owners may vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will include the instructions with the proxy materials. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.
In Person. All stockholders of record may vote in person at the meeting. Beneficial owners may vote in person at the meeting if they have a legal proxy, as described in the response to question 6.

4. What shares are included on the proxy card?

If you are a stockholder of record, you will receive only one proxy card for all the shares of common stock you hold in certificate form, in book-entry form and in any Company benefit plan. If you hold shares of common stock in any Company benefit plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the benefit plans will not vote your benefit plan shares.

5. How do I attend the meeting in person? What do I need to bring?

You need to bring documentation showing that you owned common stock on the record date, March 4, 2015. You also need to bring a photo ID to gain admission. Please note that the use of cameras, recording equipment, cellular telephones, smartphones or other similar equipment or packages will not be allowed in the meeting room. If you are a beneficial owner, bring the notice or voting instruction form you received from your bank, brokerage firm or other nominee for admission to the meeting. You may also bring your brokerage statement reflecting your ownership of common stock as of March 4, 2015 with you to the meeting. Please note that you will not be able to vote your

Questions and Answers

shares at the meeting without a legal proxy, as described in the response to question 6.

6. How can I vote at the meeting if I am a beneficial owner?

You will need to ask your broker, bank or other intermediary to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that will be provided to you at the meeting. You will not be able to vote your shares at the meeting without a legal proxy. In time, you can follow the procedures described in the response to question 5 to gain admission to the meeting. However, you will not be able to vote your shares at the meeting. Accordingly, we encourage you to vote your shares in advance, even if you intend to attend the meeting.

Please note that if you request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

7. What are my voting choices for each of the proposals to be voted on at the 2015 Annual Meeting of Stockholders?

Proposal	Voting choices and Board recommendations
Item 1: Election of Director Nominees
•   Vote in favor of all nominees;
•   vote in favor of specific nominees;
•   vote against all nominees;
•   vote against specific nominees;
•   abstain from voting with respect to all nominees; or
•   abstain from voting with respect to specific nominees.
The Board recommends a vote FOR all nominees.

Item 2: Ratification of Appointment of Independent Auditor	• Vote in favor of the ratification; • vote against the ratification; or • abstain from voting on the ratification. The Board recommends a vote FOR the ratification.
Item 3: Advisory Proposal to Approve Executive Compensation
•   Vote in favor of the advisory proposal;
•   vote against the advisory proposal; or
•   abstain from voting on the advisory proposal.
The Board recommends a vote FOR the advisory proposal to approve executive compensation.

Item 4: Approval of Amendment to Certificate of Incorporation	• Vote in favor of the amendment; • vote against the amendment; or • abstain from voting on the amendment. The Board recommends a vote FOR the amendment.
Item 5: Approval of Amendment and Restatement of 1992 Stock Plan to Increase the Number of Shares Authorized for Issuance
•   Vote in favor of the amendment and restatement;
•   vote against the amendment and restatement; or
•   abstain from voting on the amendment and restatement.
The Board recommends a vote FOR the amendment and restatement.

Item 6: Approval of 2015 Stock Plan for Non-Employee Directors	• Vote in favor of the stock plan; • vote against the stock plan; or • abstain from voting on the stock plan. The Board recommends a vote FOR the stock plan.
Item 7: Consideration of Stockholder Proposal Relating to Proxy Access	• Vote in favor of the proposal; • vote against the proposal; or • abstain from voting on the proposal. The Board recommends a vote AGAINST the proposal.

Questions and Answers

Item 8: Consideration of Stockholder Proposal Relating to Climate Change Reporting	• Vote in favor of the proposal; • vote against the proposal; or • abstain from voting on the proposal. The Board recommends a vote AGAINST the proposal.

Directors in uncontested elections will be elected by a majority of the votes cast by the holders of shares of our common stock voting in person or by proxy at the meeting. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. The amendment to our Certificate of Incorporation requires approval by holders of a majority of our outstanding shares of common stock. Each of the remaining proposals require approval by holders of a majority of shares of our common stock represented in person or by proxy at the meeting. As an advisory vote, the proposal to approve executive compensation is not binding upon the Company. However, the Compensation Committee, which is responsible for overseeing our executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions.

8. What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the proxy card. If no specific instructions are given, proxies which are signed and returned will be voted:

•	FOR the election of all director nominees as set forth in this Proxy Statement;

•	FOR the proposal to ratify the appointment of the independent auditor;

•	FOR the advisory proposal to approve executive compensation;

•	FOR the proposal to amend the Certificate of Incorporation;

•	FOR the proposal to amend and restate the 1992 Stock Plan;

•	FOR the proposal to approve the 2015 Stock Plan for Non-Employee Directors;

•	AGAINST the stockholder proposal relating to proxy access; and

•	AGAINST the stockholder proposal relating to climate change reporting.

9. What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the material you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

Discretionary Items. The ratification of the appointment of the independent auditor and the amendment to the Certificate of Incorporation are discretionary items. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on these proposals in their discretion.

Non-discretionary Items. All remaining items are non-discretionary and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

10. How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are included in determining whether a quorum is present, but will not be considered as votes cast "for" or "against" or otherwise included in vote totals on any matters except the election

Questions and Answers

of directors. Abstentions and broker non-votes (except for discretionary items) will have the same effect as votes against the matter.

11. What can I do if I change my mind after I vote my shares?

Stockholders can revoke a proxy prior to the completion of voting at the meeting by:

•	Giving written notice to the Company’s Secretary;

•	delivering a later-dated proxy; or

•	voting in person at the meeting (unless you are a beneficial owner without a legal proxy, as described in the response to question 6).

12. Are votes confidential? Who counts the votes?

We will not disclose the votes of specific stockholders except:

•	As necessary to meet applicable legal requirements or to assert or defend claims for or against the Company;

•	in the case of a contested proxy solicitation;

•	if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspector of election to certify the results of the vote.
We will continue to retain an independent inspector of election to tabulate the proxies and certify the results.

13. When will the Company announce the voting results?

We will announce the preliminary voting results at the Annual Meeting of Stockholders and will report the final results on our website and in a Current Report on Form 8-K filed with the SEC.

14. Does the Company have a policy about Directors’ attendance at the Annual Meeting of Stockholders?

All of our directors are expected to attend each annual meeting of our stockholders. Attendance at our annual meeting will be considered by our Governance Committee in assessing each director’s performance. Last year, all of our directors attended our Annual Meeting of Stockholders.

15. Can I access the Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K on the Internet?

The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2014 (the “Form 10-K”) are available at https://materials.proxyvote.com/655044.

Questions and Answers

16. How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Okapi Partners LLC to assist with the solicitation of proxies for an estimated fee of $11,500 plus expenses. We will bear the reasonable expenses incurred by banks, brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

17. How can I contact the Company Secretary?

This Proxy Statement directs certain inquiries to the Company Secretary. The Company Secretary may be contacted by writing to Noble Energy, Inc., Attn: Company Secretary, 1001 Noble Energy Way, Houston, Texas 77070 or by calling (281) 872-3100.

18. How can I communicate with the Board of Directors?

You may contact any member of our Board, any Board committee or any chair of any such committee by mail, electronically or by calling our independent, toll-free compliance line. To communicate by mail with our Board, any individual director, or any group or committee of directors, correspondence should be addressed to our Board or any individual director or group or committee of directors by either name or title. All correspondence should be sent to the Company Secretary at the address shown in this Proxy Statement. To communicate with any of our directors electronically, stockholders should go to our website. Under the heading “About Us — Corporate Governance” you will find a link “Contact the Board” that may be used for writing an electronic message to our Board, any individual director, or any group or committee of directors. In addition, stockholders may call our independent, toll-free compliance line listed on our website under the same link.

All stockholder communications properly received will be reviewed by the office of our General Counsel to determine whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotion of a product or service, or patently offensive material will be forwarded promptly to the appropriate director or directors.

19. Where can I find definitions for capitalized terms, abbreviations and acronyms used in this Proxy Statement?

We have attempted to include definitions for capitalized terms, abbreviations and acronyms at the place in this Proxy Statement where they are first used. We have also included a quick reference glossary beginning on page 89.

Corporate Governance

Corporate Governance

Our website contains a number of documents, available free of charge, that will be helpful to your understanding of our corporate governance practices:

•	Corporate Governance Guidelines, which include information regarding our Board’s mission and director responsibilities, director qualifications and determination of director independence;

•	Certificate of Incorporation;

•	By-Laws;

•	charters for each Board committee; and

•	Code of Business Conduct and Ethics and Code of Ethics for our Chief Executive and Senior Financial Officers, and information about how to report concerns.

You may also obtain copies of these documents by contacting the Company Secretary. Instructions on how to communicate with the Company’s Secretary and directors are included in the response to question 17 in the Questions and Answers section. (page 6)

Our Board regularly reviews developments in corporate governance and updates our corporate governance documents and practices as it deems necessary and appropriate. Amendments to these documents will be promptly posted on our website.

Board Leadership Structure

Chairman and Chief Executive Officer

Our Board has historically combined the role of chairman of the board with the role of CEO, maintaining a separate empowered lead independent director position to strengthen our governance structure. Our Board believes this provides an efficient and effective leadership model. Combining the two roles fosters clear accountability, effective decision-making and alignment on corporate strategy. We have not experienced any problematic governance or management issues resulting from our combining of the two roles and, in this combined role, Mr. Davidson provided strategic, operational and technical expertise, vision and a proven ability to lead our Company.

Currently, the roles are split as a result of Mr. Davidson's planned retirement on May 1, 2015 and Mr. Stover's appointment as CEO on October 21, 2014. A review will occur at our Board's annual organizational meeting, immediately following our 2015 Annual Meeting of Stockholders, to consider Mr. Stover's election as chairman — thus continuing our structure of combining the two roles.

Annual Review of Board Leadership Structure

Our Board recognizes that no single leadership structure is right for all companies and at all times and that, depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate.

In addition to the review at our Board's annual organizational meeting, our Board will review, at least annually, the continued appropriateness of the combined chairman/CEO structure, as opposed to a split role or other structure. All such reviews will occur outside the presence of the Chairman and CEO, at a meeting of the Corporate Governance and Nominating Committee and/or at an executive session of the Board.

Lead Independent Director

Our Lead Independent Director, currently Michael A. Cawley, is elected annually by our Board and has authority described in our Corporate Governance Guidelines that generally includes:

•	Approving the scheduling of regular and, where feasible, special meetings of the Board to ensure that there is sufficient time for discussion of all agenda items;

•	consulting with the Chairman to establish, and approve, the agenda and scope of materials for each Board meeting;

Corporate Governance

•	presiding at all executive sessions of the independent directors and Board meetings at which the Chairman is not present;

•	serving as a liaison between the Chairman and the independent directors and coordinating the activities of such directors;

•	coordinating the agenda for, and moderating, sessions of the Board’s independent directors;

•	facilitating communications among the other members of the Board; and

•	consulting with the chairs of the Board committees and soliciting their participation to avoid diluting their authority or responsibilities.

Board and Committees

In 2014, our Board held 11 meetings and committees of the Board held 20 meetings. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which the director served during 2014.

Our Board has the following four committees, each with a written charter adopted by the Board and available on our website:

•	Audit Committee;

•	Corporate Governance and Nominating Committee (“Governance Committee”);

•	Compensation, Benefits and Stock Option Committee (“Compensation Committee”); and

•	Environment, Health and Safety Committee (“EH&S Committee”).

The following table summarizes the primary purposes of each committee.

Committee	Primary Purposes
Audit
•
Assist the Board in fulfilling its responsibility to oversee the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal audit function and independent auditors; and
•
prepare a Committee report as required by the SEC to be included in our annual Proxy Statement.

Governance
•
Take a leadership role in providing a focus on corporate governance to enable and enhance our short- and long-term performance;
•
engage in appropriate identification, selection, retention and development of qualified directors consistent with criteria approved by the Board;
•
develop, and recommend to the Board, a set of corporate governance principles or guidelines applicable to the Company;
•
advise the Board with respect to the Board’s composition, procedures and committees;
•
oversee the evaluation of the Board and management; and
•
oversee our corporate political activity.

Compensation
•
Review and approve corporate goals and objectives in the areas of salary and bonus compensation, benefits, and equity-based compensation, as these areas relate to the CEO, evaluate the CEO’s performance based on those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board) determine and approve the CEO’s compensation level based on that evaluation;
•
make recommendations to the Board with respect to non-CEO executive officer compensation, incentive compensation plans and equity-based plans that are subject to Board approval;
•
produce an annual report on executive compensation as required by the SEC to be included, or incorporated by reference, in our Proxy Statement or other applicable SEC filings; and
•
under delegation from the Board, determine and approve our compensation philosophy, the compensation of our non-CEO executive officers and equity-based compensation applicable to non-executive officer employees.

EH&S
•
Assist the Board in determining whether we have appropriate policies and management systems in place with respect to environment, health and safety and related matters;
•
monitor and review compliance with applicable EH&S laws, rules and regulations; and
•
serve as a forum for the review of our strategy and initiatives in the area of corporate social responsibility.

Corporate Governance

The following table describes the current members of each committee and the number of meetings held during 2014.

Name	Audit(1)	Compensation(2)	Governance(3)	EH&S
Jeffrey L. Berenson*		•	•
Michael A. Cawley*	•		Chair
Edward F. Cox*		•	•	Chair
Charles D. Davidson				•
Thomas J. Edelman*		•	•	•
Eric P. Grubman*	•		•
Kirby L. Hedrick*		Chair	•	•
David L. Stover
Scott D. Urban*	•		•	•
William T. Van Kleef*	Chair		•
Molly K. Williamson*		•	•	•
Number of Meetings	5	8	4	3

* Independent Directors

(1)
All members of our Audit Committee have been determined to meet the standards of independence required of audit committee members by the New York Stock Exchange ("NYSE") and applicable SEC rules and to be financially literate. Mr. Van Kleef has been determined to be a financial expert.

(2)
All members of our Compensation Committee have been determined to meet the NYSE standards for independence, with each a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act, and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”). No member of our Compensation Committee is a current, or during 2014 was a former, officer or employee of our Company or any of its subsidiaries. During 2014, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. In 2014, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board or Compensation Committee.

(3)	All members of our Governance Committee have been determined to meet the NYSE standards for independence.

Corporate Governance

Oversight of Risk Management

Our risk management program is overseen by our Board and its committees, with support from our management and external consultants.

Oversight of Risk Management
•    The Board oversees risk management.
•    Board committees, which meet regularly and report back to the Board, play significant roles in carrying out the risk oversight function.
•    Our management is charged with managing risk through robust internal processes and controls.
•    External consultants provide independent perspectives on our risk management program and assist in the implementation of enhancements.

Our Board

•	Includes enterprise risk management as an agenda item for regular Board meetings, with our Chairman consulting with our Lead Independent Director to define the topic and scope of each discussion; and

•
maintains other processes in support of our risk management effort, such as those by which our Board reviews and approves our capital budget and certain capital projects, hedging policy, new country entry, significant acquisitions and divestitures, equity and debt offerings and the delegation of authority to our management.

Our Audit Committee

•	Assists our Board in fulfilling its responsibility to oversee the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	retains and interacts directly with our independent auditors of financial statements and oil and gas reserves; and

•	holds periodic reviews with our management to address financial and related disclosures, key legal and regulatory developments and possible enhancements to our Code of Business Conduct and Ethics.
Our Governance Committee

•	Annually reviews developments in the area of corporate governance and our Corporate Governance Guidelines in order to recommend appropriate actions to our Board;

•
reviews director independence, Board membership and committee assignments and makes adjustments in order to ensure that we have the appropriate director expertise to oversee our evolving business operations; and

•	oversees our corporate political activity.
Our EH&S Committee

•
Assists our Board in determining whether we have appropriate policies and management systems in place with respect to EH&S matters and monitoring and reviewing compliance with applicable EH&S laws, rules and regulations;

•	periodically reviews EH&S performance, our annual EH&S audit schedule, key EH&S legal and regulatory developments and trends; and

•	reviews and advises our Board on our initiatives in the area of corporate social responsibility.
Our Compensation Committee

•	Reviews our Proxy Statement Compensation Discussion and Analysis and discusses its disclosures with our management;

•	evaluates our CEO’s performance, considering input from our other independent directors on our risk management efforts and other criteria;

•
reviews our compensation program in an effort to ensure that it remains aligned with our compensation objectives and to address any potential risks that are reasonably likely to have a material adverse effect on the Company; and

•	monitors executive officer compliance with our stock ownership guidelines.
Our management

•	Maintains committees responsible for enterprise risk management, compliance and ethics, and disclosures;

•	includes a dedicated Chief Compliance Officer; and

•	regularly reports to our Board or its committees on our risk management practices.
Our external consultants

•	Audit our financial statements and oil and gas reserves;

•	help evaluate the adequacy of our risk management program;

Corporate Governance

•	assist in the implementation of program enhancements; and

•	help us prepare the risk disclosures in our public filings.

Succession planning

A key responsibility of our CEO and Board in the area of risk management is ensuring that an effective process is in place to provide continuity of leadership over the long-term. Each year, a review of senior leadership succession is conducted by our Board. During this review, the CEO and the independent directors discuss candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long-term and forms the basis upon which we make ongoing leadership assignments.

Pursuant to our succession plan, our Board appointed Mr. Stover CEO on October 21, 2014, and several other adjustments were made to the composition of our senior leadership team.

In connection with our succession planning efforts, on May 1, 2013 we entered into Retention and Confidentiality Agreements with executive officers Rodney D. Cook and Ted D. Brown that generally provide for their continued employment until agreed dates in 2014 (Mr. Cook) and 2015 (Mr. Brown), with them in return receiving continued vesting of previously awarded stock options and restricted stock, subject to certain conditions including observance of certain confidentiality, non-competition and non-solicitation covenants. On August 14, 2014 we entered into a substantially similar agreement with Mr. Davidson that provides for his continued employment until his retirement on May 1, 2015.

Codes of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees and sets out our policy regarding laws and business conduct, contains other policies relevant to business conduct and sets out a process for reporting violations thereof. On January 28, 2014, our Board approved changes to our code to make adjustments to its policy coverage and implement a more interactive format and structure.

We have also adopted a Code of Ethics for Chief Executive and Senior Financial Officers, violations of which are to be reported to our Audit Committee.

Independence and Related Person Transactions

Director Independence

Our Governance Committee annually reviews the independence of all of our non-management directors and reports its findings to our full Board. To assist in this review, our Board has adopted standards for director independence, which are consistent with the NYSE and SEC independence criteria. These independence standards are set forth in our Corporate Governance Guidelines, which are available on our website under the heading “About Us – Corporate Governance.”

In making independence determinations, our Board considers all relevant facts and circumstances. The following table contains a description of some of the transactions, relationships and arrangements considered by our Board on February 17, 2015 in confirming its determination that these directors are independent.

Corporate Governance

Director	Description of Relationship
Jeffrey L. Berenson
Chairman and CEO of Berenson & Company, as well as a former director of Epoch Holding Corporation, a holding company that provides investment management and advisory services. Mr. Berenson is a former director of Patina Oil & Gas Corporation ("Patina"), which we acquired by merger in May 2005.

Michael A. Cawley
Former President, CEO and Trustee of The Samuel Roberts Noble Foundation, Inc. Mr. Cawley received payments totaling approximately $30,899 in 2014 attributable to his interests in certain oil and gas royalties that he purchased from the Company in the 1990s. Mr. Cawley is also a director and chair of the Compensation Committee of Noble Corporation, a publicly-traded drilling company with which we have conducted business.

Edward F. Cox
Chair of the New York Republican State Committee. Received payments in 2014 totaling approximately $1,159,888 attributable to his interests in certain oil and gas royalties and interests in two general partnerships that hold royalties and are managed by the Company. Mr. Cox purchased these interests from the Company in the 1980s and 1990s.

Thomas J. Edelman
A managing partner of White Deer Energy, an energy private equity fund that owns interests in oil service companies with which we have conducted business. Mr. Edelman is a director of Berenson & Company and PostRock Energy Corporation and is the former Chairman and CEO of Patina, which we acquired by merger in May 2005.

Eric P. Grubman	Executive Vice President of the National Football League.
Kirby L. Hedrick	Former Executive Vice President of Phillips Petroleum Company.
Scott D. Urban
Former Group Vice President, Upstream, for several profit centers at BP. As a partner in Edgewater Energy LLC, an exploration and production consulting and private investment firm, he serves as a lead partner in a private equity company working in the Delaware Basin. Mr. Urban is also a director and chair of the Compensation Committee, and member of the Nominating and Governance Committee, of Pioneer Energy Services Corporation.

William T. Van Kleef
Director and chair of the Audit Committee of Oil States International, Inc., a publicly-traded company that provides specialty products and services to oil and gas drilling and production companies worldwide and with which we have conducted business.

Molly K. Williamson	Scholar with the Middle East Institute, Director of the American Academy of Diplomacy and Director of the International Executive Service Corps.

After reviewing these transactions, relationships and arrangements, our Board affirmatively determined that no material relationship existed that would interfere with the ability of Messrs. Berenson, Cawley, Cox, Edelman, Grubman, Hedrick, Urban or Van Kleef or Ms. Williamson to exercise independent judgment and that each is independent for Board membership purposes. Our Board has also determined that all members of our Audit Committee, Compensation Committee and Governance Committee are independent under the applicable NYSE independence standards and SEC rules.

Related Person Transactions

We review all relationships and transactions in which our Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We have developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether our Company or a related person has a direct or indirect material interest in the transaction.

As required under SEC rules, transactions that are determined to be directly or indirectly material to our Company or a related person are disclosed in our annual Proxy Statement. In addition, our

Governance Committee or Board (if appropriate) reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, consideration is given to:

•	The nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to our Company;

Corporate Governance

•	whether the transaction would impair the judgment or ability of a director or executive officer to act in our best interest; and

•	any other matters deemed appropriate.
Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; but that director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.

During fiscal year 2014, there were no transactions in excess of $120,000 between our Company and a related person in which the related person had a direct or indirect material interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and more than 10% stockholders are required by SEC regulations to provide us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, officers and more than 10% beneficial owners were complied with during the year ended December 31, 2014.

Corporate Governance

Ownership of Equity Securities of the Company

Directors and Named Executive Officers

The following table sets forth, as of March 4, 2015, the shares of common stock beneficially owned by each director, each Named Executive Officer listed in the Summary Compensation Table included in this Proxy Statement, and all directors and Named Executive Officers as a group.

	Common Stock Beneficially Owned(1)
Name	Number of Shares (2)		Shares Underlying Stock Options (3)	Total	Percent of Class
Director
Jeffrey L. Berenson	66,185		55,773	121,958	*
Michael A. Cawley	41,419		55,773	97,192	*
Edward F. Cox	52,871	(4)	55,773	108,644	*
Charles D. Davidson	1,208,151	(5)	1,430,617	2,638,768	*
Thomas J. Edelman	3,984,391	(6)	55,773	4,040,164	1.1%
Eric P. Grubman	19,887		46,021	65,908	*
Kirby L. Hedrick	118,597		55,773	174,370	*
David L. Stover	368,495		838,532	1,207,027	*
Scott D. Urban	27,019		60,807	87,826	*
William T. Van Kleef	94,137		78,173	172,310
Molly K. Williamson	5,331		9,445	14,776	*
Named Executive Officer (excluding any director named above)
Kenneth M. Fisher	152,163		280,574	432,737	*
Susan M. Cunningham	158,795		504,911	663,706	*
Ted D. Brown	153,996		178,999	332,995	*
Arnold J. Johnson	124,869	(7)	268,085	392,954	*
All directors and Named Executive Officers as a group (15 persons)	6,576,306		3,975,029	10,551,335	2.9%

*	Represents less than one percent of outstanding shares of common stock.

(1)	Unless otherwise indicated, all shares are directly held with sole voting and investment power.

(2)
Includes restricted stock awards not currently vested, as follows: 1,571 shares held by each of Messrs. Berenson, Cawley, Cox, Edelman, Grubman, Hedrick, Urban, Van Kleef and Ms. Williamson; Mr. Davidson — 145,526 shares; Mr. Stover — 150,084 shares; Mr. Fisher — 67,900 shares; Ms. Cunningham — 53,656 shares; Mr. Brown — 39,174 shares; and Mr. Johnson — 38,296 shares.

(3)	Consists of shares not outstanding but subject to options that are currently exercisable or that will become exercisable on or before May 4, 2015.

(4)	Includes 28,334 shares held by spouse.

(5)	Includes 6,773 shares indirectly held in a qualified 401(k) plan.

(6)	Includes 68,572 shares held by spouse and 1,086,000 shares held under deferred compensation plans.

(7)	Includes 5,558 shares indirectly held in a qualified 401(k) plan.

Corporate Governance

Security Ownership of Certain Beneficial Owners

Set forth in the following table is information about the number of shares held by persons we know to be the beneficial owners of more than 5% of our issued and outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	44,311,750	(1)	12.2%
FMR LLC 245 Summer Street Boston, MA 02210	43,589,301	(2)	12.1%
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	21,968,678	(3)	6.1%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	20,044,974	(4)	5.5%

(1)
Based upon its Schedule 13G/A filed with the SEC on February 13, 2015 with respect to its beneficial ownership of our common stock, Capital World Investors has sole voting power and sole dispositive power with respect to 44,311,750 shares.

(2)
Based upon its Schedule 13G/A filed with the SEC on February 13, 2015 with respect to its beneficial ownership of our common stock, FMR LLC has sole voting power with respect to 1,789,490 shares and sole dispositive power with respect to 43,589,301 shares.

(3)
Based upon its Schedule 13G/A filed with the SEC on February 9, 2015 with respect to its beneficial ownership of our common stock, Blackrock, Inc. has sole voting power with respect to 18,993,494 shares and sole dispositive power with respect to 21,968,678 shares.

(4)
Based on its Schedule 13G filed with the SEC on February 10, 2015 with respect to its beneficial ownership of our common stock, The Vanguard Group has sole voting power with respect to 617,317 shares, shared dispositive power with respect to 588,088 shares and sole dispositive power with respect to 19,456,886 shares.

Stockholder Proposals and Other Matters

We have been notified by certain stockholders that they intend to submit the proposals set forth below at our 2015 Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Exchange Act, we will provide the name, address and number of shares of our common stock held by the proponents of those proposals promptly upon receipt of a written or oral request. Requests should be submitted to the Company Secretary.

Stockholder proposals intended to be brought before our 2016 Annual Meeting of Stockholders as an agenda item or to be included in our Proxy Statement relating to that meeting, which is currently scheduled to be held on April 26, 2016, must be received by us at our office in Houston, Texas, addressed to our Secretary, no later than December 23, 2015.

Election of Directors (Proposal 1)

Election of Directors (Proposal 1)

As of the date of this Proxy Statement, our Board consists of eleven directors, nine of whom are independent. On April 15, 2014, Mr. Davidson announced his intention to retire effective May 1, 2015 and is not standing for re-election. The ten nominees, nine of whom are independent, are thus presented below. The business experience of each nominee as well as the qualifications that led our Board to select each nominee for election to the Board is discussed below. All directors are elected annually to serve until the next annual meeting and until their successors are elected.

Election Process

Our By-Laws provide that the number of directors shall be determined by the Board, which has set the number at 10 as of the date of our annual meeting on April 28, 2015; and that in an election where the number of nominees does not exceed the number of directors to be elected, each director must receive the majority of the votes cast with respect to that director.

Our Board will nominate candidates for election or re-election who agree to tender, promptly following the annual meeting, irrevocable resignations that will be effective upon (a) the failure to receive the required vote at the next annual meeting and (b) acceptance by the Board. In addition, our Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board.

If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the stockholder vote, our Governance Committee will act to determine whether to accept the director’s resignation and will submit its recommendation for prompt consideration by our Board. The Board will promptly act on the resignation, taking into account the recommendation of the Governance Committee, and publicly disclose its decision and rationale.

Director Nominations

Our Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to our Board a slate of nominees for election at each Annual Meeting of Stockholders. Nominees may be suggested by directors, members of management, stockholders or, in some cases, by a third-party firm.

Stockholders who wish the Governance Committee to consider their recommendations for nominees for the position of director should submit a recommendation in writing to the Governance

Committee, in care of the Company Secretary, at least 120 calendar days before the anniversary date of the immediately previous year’s annual meeting. Stockholder nominees for directors to be submitted for inclusion in our 2016 Proxy Statement must be received by us by December 23, 2015. Our Corporate Governance Guidelines specify the processes for evaluating nominees for director and the requirements for a stockholder recommendation for a director nominee.

Director Qualifications

Our Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to our Board’s oversight of our business and affairs and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities.

Nominees for director shall be those people who, after taking into account their skills, expertise, integrity, diversity, character, judgment, age, independence, corporate experience, length of service, potential conflicts of interest and commitments (including, among other things, service on the boards or comparable governing bodies of other public companies, private business

Election of Directors (Proposal 1)

companies, charities, civic bodies or similar organizations) and other qualities, are believed to enhance our Board’s ability to manage and direct, in an effective manner, our affairs and business, including, when applicable, to enhance the ability of the committees of our Board to fulfill their duties and to satisfy any independence requirements imposed by law, regulation or listing standards of the NYSE.

In general, nominees for director should have an understanding of the workings of large business organizations such as ours and senior level executive experience, as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of our Board. In addition, our Governance Committee will examine a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and our Company. It will also seek to have our Board represent a diversity of background, experience, gender and race. Our Governance Committee annually reviews its long-term plan for Board composition, giving consideration to the foregoing factors.

2015 Nominees for Director

Upon recommendation of the Governance Committee, our Board has nominated Jeffrey L. Berenson, Michael A. Cawley, Edward F. Cox, Thomas J. Edelman, Eric P. Grubman, Kirby L. Hedrick, David L. Stover, Scott D. Urban, William T. Van Kleef and Molly K. Williamson for election as director. All of the nominees are independent under NYSE corporate governance rules, except David L. Stover.

Each of the director nominees currently serves on our Board and was elected by the stockholders at the 2014 Annual Meeting of Stockholders. If elected, each nominee will hold office until the 2016 Annual Meeting of Stockholders and until his or her successor is elected and qualified. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should be unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by our Board, or our Board may reduce the number of directors.

Our Board believes that the combination of the various qualifications, skills and experiences of the 2015 director nominees would contribute to an effective and well-functioning board. Our Board and the Governance Committee believe that, individually and as a whole, it possesses the necessary qualifications to provide effective oversight of the business and quality advice and counsel to our Company’s management.

Qualifications of 2015 Nominees for Director

In furtherance of the Director Qualifications discussed above, the following biographies highlight some categories of qualifications, attributes, skills and experience of each director nominee that led our Board to conclude that the director is qualified to serve.

Our Board recommends a vote FOR the election of each of the director nominees.

Director Nominee Biographies

Jeffrey L. Berenson
Director since 2005 Age 64

Mr. Berenson is Chairman and Chief Executive Officer of Berenson & Company, a private investment banking firm in New York City that he co-founded in 1990. From 1978 until co-founding Berenson & Company, he was with Merrill Lynch’s Mergers and Acquisitions department, becoming head of that department in 1986 and then co-head of its Merchant Banking unit in 1988. Mr. Berenson was appointed to the Board of Directors of Patina in December 2002 and joined our Board upon completion of our merger with Patina in May 2005. He previously served on the Board of Directors of Epoch Holding Corporation.

Specific Qualifications, Attributes, Skills and Experience:

•	High Level of Financial Literacy — has spent more than 35 years in the investment banking business, and has a thorough understanding of the economic environment in which we operate.

•	Relevant Chief Executive Officer/President Experience — serves as Chairman and CEO of the private investment banking firm that he co-founded in 1990.

•
Extensive Knowledge of Our Industry and Business — has historical knowledge of our DJ Basin (Colorado) assets through his service as a director of Patina and since that time has had broad exposure to our business through over nine years of service on our Board.

Michael A. Cawley
Director since 1995 Age 67

Mr. Cawley has served as President and Manager of The Cawley Consulting Group, LLC since January 2012. He previously served as President and Chief Executive Officer of The Samuel Roberts Noble Foundation, Inc. (“Foundation”) from February 1992 until his retirement in January 2012, after serving as Executive Vice President of the Foundation since January 1991. Prior to 1991, Mr. Cawley was the President of Thompson and Cawley, a professional corporation, attorneys at law. Mr. Cawley also served as a trustee of the Foundation from 1988 until his retirement and is a director of Noble Corporation. He has served on our Board since 1995 and has been our Lead Independent Director since 2001.

Specific Qualifications, Attributes, Skills and Experience:

•
Relevant Chief Executive Officer/President Experience — served as President and CEO of the Foundation for nearly 20 years and as President of Thompson and Cawley, a professional corporation, attorneys at law.

•	Extensive Knowledge of Our Industry and Business — has historical knowledge of, and broad exposure to, our business through over 19 years of service on our Board.

•	Strong Governance Experience — worked as an attorney, and law firm partner, and for over 14 years has served as our Lead Independent Director and chair of our Governance Committee.

Director Nominee Biographies

Edward F. Cox
Director since 1984 Age 68

Mr. Cox is a retired partner in the law firm of Patterson Belknap Webb & Tyler LLP, New York, New York, having served as the chair of the firm’s corporate department and as a member of its management committee. He currently serves as chair of the New York Republican State Committee (“NYRSC”). For more than five years he has been chair of the New York League of Conservation Voters Education Fund and, for more than five years prior to his election as NYRSC chair in 2009, was chair of the finance, community college and charter school committees of the Trustees of The State University of New York and of The State University Construction Fund, and was a member of New York’s Merit Selection Constitutional Commission on Judicial Nomination. During the two years leading up to his 2009 election as NYRSC chair, Mr. Cox served as the New York State Chair of Senator John McCain’s presidential campaign. He has served Presidents Nixon, Reagan and H. W. Bush in the international arena, has been a member of the Council on Foreign Relations since 1993 and serves on the boards of the Foreign Policy Association and the American Ditchley Foundation. He has served on our Board since 1984.

Specific Qualifications, Attributes, Skills and Experience:

•	Broad International Exposure — has served three U.S. presidents in the international arena.

•	Extensive Knowledge of Our Industry and Business — has historical knowledge of, and broad exposure to, our business through over 30 years of service on our Board.

•	Governmental or Geopolitical Expertise — serves as chair of the NYRSC and has served in a presidential campaign leadership role.

•	Strong Governance Experience — worked as an attorney in private practice, chairing his firm’s corporate department.

Thomas J. Edelman
Director since 2005 Age 64

Mr. Edelman is a managing partner of White Deer Energy, an energy private equity fund. He founded Patina and served as its Chairman and Chief Executive Officer from its formation in 1996 through its merger with the Company in 2005. Mr. Edelman co-founded Snyder Oil Corporation and was its President from 1981 through 1997. He served as Chairman and CEO and later as Chairman of Range Resources Corporation from 1988 through 2003. From 1980 to 1981 he was with the First Boston Corporation and from 1975 through 1980 with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman serves on the Boards of Directors of Berenson & Company and PostRock Energy Corporation, and previously served on the Boards of Directors of Emerald Oil, Inc. and BioFuel Energy Corporation. He currently chairs the Investment Committee and serves as a Trustee of The Hotchkiss School, is a Trustee of the Wildlife Conservation Society and Chairman Emeritus of Lenox Hill Neighborhood House. He joined our Board upon completion of our merger with Patina in May 2005.

Specific Qualifications, Attributes, Skills and Experience:

•
High Level of Financial Literacy — has extensive experience with investment banking and private equity funds, as well as financial aspects of our business through leadership of large independent oil and gas companies.

•
Relevant Chief Executive Officer/President Experience — has served as President and CEO of several independent oil and gas companies and devoted a substantial portion of his career to the oil and gas industry.

•
Extensive Knowledge of Our Industry and Business — has historical knowledge of our DJ Basin assets through his service as founder, Chairman and CEO of Patina and since that time has had broad exposure to our business through over nine years of service on our Board.

Director Nominee Biographies

Eric P. Grubman
Director since 2009 Age 57

Mr. Grubman has served as Executive Vice President of the National Football League since 2004. He was responsible for Finance and Strategic Transactions from 2004 to 2006 and has served as the League’s President of Business Ventures from 2006 to the present. Mr. Grubman served as Co-President of Constellation Energy Group, Inc. from 2000 to 2001, was partner and co-head of the Energy Group at Goldman Sachs from 1996 to 2000, and worked in its merger department from 1987 to 2000. He served as an officer in the U.S. Navy from 1980 to 1985. Mr. Grubman serves on the Board of Directors of the U.S. Naval Academy Foundation. He joined our Board in January 2009.

Specific Qualifications, Attributes, Skills and Experience:

•	High Level of Financial Literacy — has overseen finance and strategic transactions for the National Football League and previously served as co-head of the Energy Group at Goldman Sachs.

•	Relevant Chief Executive Officer/President Experience — serves as Executive Vice President of the National Football League and previously served as Co-President of Constellation Energy Group, Inc.

•
Extensive Knowledge of Our Industry and Business — has worked with the oil and gas industry while with Constellation Energy Group and as partner and co-head of the Energy Group at Goldman Sachs, has had broad exposure to our business through over six years of service on our Board.

Kirby L. Hedrick
Director since 2002 Age 62

Mr. Hedrick served as Executive Vice President over upstream operations for Phillips Petroleum Company from 1997 until his retirement in 2000. In that role, he was responsible for exploration and production and midstream gas gathering, processing and marketing, including activities in 22 countries. He had a varied 25-year career with Phillips, including serving as petroleum engineer from 1975 to 1984 on various onshore and offshore projects in the U.S., the North Sea, Indonesia and the west coast of Africa; Manager of Offshore Operations from 1985 to 1987, responsible for all greater Ekofisk offshore operations for Phillips Pet. Co. Norway; Manager, Corporate Planning from 1987 to 1989; Managing Director from 1990 to 1992, Phillips Pet. Co. UK with upstream and downstream responsibilities, including gas marketing; President and Chief Executive Officer at GPM Gas Co. from 1993 to 1994, responsible for Phillips’ gas gathering, processing and marketing in Texas, Oklahoma and New Mexico; and Senior Vice President, Refining, Marketing and Transportation from 1995 to 1997. He joined our Board in August 2002.

Specific Qualifications, Attributes, Skills and Experience:

•	Relevant Chief Executive Officer/President Experience — has served as Executive Vice President of a major international oil and gas company.

•	Broad International Exposure — has led various onshore and offshore projects in the North Sea, Indonesia, the west coast of Africa, Norway and the UK.

•	Extensive Knowledge of Our Industry and Business — has devoted a career to the oil and gas industry and has had broad exposure to our business through over 12 years of service on our Board.

Director Nominee Biographies

David L. Stover
Director since 2014 Age 57

Mr. Stover has served as President and Chief Executive Officer of Noble Energy, Inc. since October 21, 2014, previously as President and Chief Operating Officer since April 2009, and Executive Vice President and Chief Operating Officer since August 2006. He joined the Company in 2002 and has served in various other senior leadership capacities, including Senior Vice President of North America and Business Development and Vice President of Business Development. Prior to joining the Company, he held various positions with BP America, Inc., Vastar Resources, Inc. (“Vastar”), and ARCO. He joined our Board in April 2014.

Specific Qualifications, Attributes, Skills and Experience:

•	High Level of Financial Literacy — has extensive exposure to the financial aspects of our business through his leadership roles in several oil and gas companies.

•	Broad International Exposure — has led our exploration and production efforts in the Eastern Mediterranean and West Africa, as well as other international locations.

•	Extensive Knowledge of Our Industry and Business — has devoted a career to the oil and gas industry and overseen our operations since 2006.

•	Active in Community — serves in leadership roles in industry and community organizations in our Houston headquarters area.

Scott D. Urban
Director since 2007 Age 61

Mr. Urban served in executive management positions at Amoco and its successor, BP, from 1977 to 2005. At the time of his retirement from BP in 2005, he was Group Vice President, Upstream for several profit centers including North America Gas, Alaska, Egypt and Middle East and, before that, Group Vice President, Upstream North Sea. He held various positions at Amoco including, at the time of its merger with BP, Group Vice President, Worldwide Exploration. Mr. Urban is a partner in Edgewater Energy LLC, an investment consulting firm, and a member of the Board of Directors of Pioneer Energy Services Corporation. He joined our Board in October 2007.

Specific Qualifications, Attributes, Skills and Experience:

•	Relevant Chief Executive Officer/President Experience — has served as Group Vice President of a major international oil and gas company.

•	Broad International Exposure — having led various onshore and offshore projects in Egypt, Middle East and North Sea, with an emphasis on exploration.

•	Extensive Knowledge of Our Industry and Business — has devoted a career to the oil and gas industry and has had broad exposure to our business through over seven years of service on our Board.

Director Nominee Biographies

William T. Van Kleef
Director since 2005 Age 63

Mr. Van Kleef served in executive management positions at Tesoro Corporation (“Tesoro”) from 1993 to 2005, most recently as Tesoro’s Executive Vice President and Chief Operating Officer. During his tenure at Tesoro he held various positions, including President, Tesoro Refining and Marketing, and Executive Vice President and Chief Financial Officer. Before joining Tesoro, Mr. Van Kleef, a Certified Public Accountant, served in various financial and accounting positions with Damson Oil from 1982 to 1991, most recently as Senior Vice President and Chief Financial Officer. Mr. Van Kleef is also a member of the Board of Directors of Oil States International, Inc. He joined our Board in November 2005.

Specific Qualifications, Attributes, Skills and Experience:

•	High Level of Financial Literacy — is a Certified Public Accountant, serving in various financial and accounting positions throughout his career.

•	Relevant Chief Executive Officer/President Experience — has served as Executive Vice President and COO of a large refining and marketing company.

•	Extensive Knowledge of Our Industry and Business — has had broad exposure to our business through over nine years of service on our Board.

Molly K. Williamson
Director since 2013 Age 69

Ms. Williamson has served in a unique combination of senior executive policy positions in four cabinet departments of the U.S. government. Her postings included senior foreign policy advisor to the U.S. Secretary of Energy; Deputy Assistant Secretary in the Departments of State, Defense, and Commerce; U.S. interim ambassador to Bahrain; and Chief of Mission and Consul General in Jerusalem during the Madrid peace process which culminated in the Oslo Accords. Ms. Williamson is a scholar with the Middle East Institute, a consultant, frequent lecturer at Johns Hopkins University and a past member of the Board of Directors of the American Foreign Service Association, currently serving on the Boards of Directors of the American Academy of Diplomacy and International Executive Service Corps. She is a former Foreign Service Officer, having served six U.S. presidents, achieving the rank of Career Minister. She joined our Board in March 2013.

Specific Qualifications, Attributes, Skills and Experience:

•	Broad International Exposure — has extensive experience in foreign policy and international affairs, serving six U.S. presidents.

•	Governmental or Geopolitical Expertise — has a résumé of broad government service, with expertise in the geopolitics of the Middle East.

Director Compensation

2014 Director Compensation

Our director compensation program consists of two principal elements: (1) annual retainer and committee fees and (2) equity, including stock options and restricted stock. Our Governance Committee reviews our director compensation program annually, based on information provided by our independent compensation consultant.

Annual Retainer and Committee Fees

Non-employee directors received the following cash fees for 2014, paid pro rata on a monthly basis:

•	An annual retainer of $75,000;

•	$2,000 for each Board or committee meeting attended;

•	$7,500 as an annual fee for the chairs of the Governance Committee and EH&S Committee;

•	$15,000 as an annual fee for the chairs of the Audit Committee and Compensation Committee; and

•	$20,000 as an annual fee for the Lead Independent Director.
Non-employee directors are also entitled to participate in our Non-Employee Director Fee Deferral Plan by which all or a portion of their director fees may be deferred for future payment. We also reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings and director continuing education programs relevant to their service on our Board.

Equity

The 2005 Stock Plan for Non-Employee Directors of Noble Energy, Inc. (“2005 Plan”) provides for grants of stock options and awards of restricted stock to our non-employee directors. The 2005 Plan will expire under its own terms on March 31, 2015. On January 27, 2015 our Board adopted a substantially similar 2015 Plan for Non-Employee Directors of Noble Energy, Inc. ("2015 Plan") as a replacement that is being recommended for stockholder approval, and discussed, under Proposal 6 of this Proxy Statement.

Options are issued with an exercise price equal to the fair market value, as defined in the 2005 Plan, of our common stock on the date of grant and may be exercised beginning one year after the date of grant. The options expire 10 years from the date of grant. Restricted stock is restricted for a period of one year from the date of award. The vesting of options and restricted stock under the 2005 Plan is not contingent upon the satisfaction of any performance criteria and will accelerate in the event of a change of control.

Newly elected non-employee directors receive, on the date of initial election to our Board, a grant and award with a total value of $250,000 to be allocated one-half to stock options and one half to restricted stock.

On December 5, 2011, our Board agreed to set annual equity grants and awards for non-employee directors at a total value of $200,000, with one-half of that value allocated to stock options and one half to restricted stock. On January 27, 2015, our Board agreed to reduce that value by $50,000, to a total value of $150,000, in consideration of the challenges of the current economic environment in which we operate. Accordingly, our Board has approved annual grants and awards to each non-employee director of 4,011 stock options and 1,604 shares of restricted stock effective January 31, 2014 (as February 1, 2014 fell on a Saturday) and 5,350 stock options and 1,571 shares of restricted stock, effective January 30, 2015 (as February 1, 2015 fell on a Sunday).

Director Compensation

Director Compensation Summary
The table below sets forth certain information concerning the compensation earned in 2014 by our non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey L. Berenson	113,000	99,977	81,062	—	—	—	294,039
Michael A. Cawley	138,500	99,977	81,062	—	—	—	319,539
Edward F. Cox	128,500	99,977	81,062	—	—	—	309,539
Thomas J. Edelman	119,000	99,977	81,062	—	—	—	300,039
Eric P. Grubman	111,000	99,977	81,062	—	—	—	292,039
Kirby L. Hedrick	134,000	99,977	81,062	—	—	—	315,039
Scott D. Urban	115,000	99,977	81,062	—	—	—	296,039
William T. Van Kleef	126,000	99,977	81,062	—	—	—	307,039
Molly K. Williamson	119,000	99,977	81,062	—	—	—	300,039

(1)
Reflects annual retainer and meeting fees paid or earned by our non-employee directors in 2014. Each non-employee director earned the following: an annual retainer of $75,000 and $2,000 for each Board or committee meeting attended. Mr. Cawley received an additional $20,000 for serving as our Lead Independent Director. Messrs. Van Kleef and Hedrick each received an additional $15,000 for serving as Chair of our Audit Committee and our Compensation Committee, respectively. Messrs. Cox and Cawley each received an additional $7,500 for serving as Chair of our EH&S Committee and our Governance Committee, respectively.

(2)
Reflects the aggregate grant date fair value for restricted stock awarded to our non-employee directors in 2014 under our 2005 Plan, computed in accordance with FASB ASC Topic 718. Restricted stock awarded to our non-employee directors in 2014 will vest on the one-year anniversary of the award date. The vesting of the restricted shares will accelerate in the event of a change of control. Each non-employee director received an award of 1,604 shares of restricted stock on January 31, 2014 that was unvested as of December 31, 2014.

(3)
Reflects the aggregate grant date fair value for non-qualified stock options granted to our non-employee directors in 2014 under our 2005 Plan, computed in accordance with FASB ASC Topic 718. Options represent the right to purchase shares of common stock at a fixed price per share equal to fair market value on the date of grant. Our 2005 Plan defines “fair market value” as the closing price of our common stock on the NYSE on the date of grant. Options granted to our non-employee directors in 2014 will vest on the one-year anniversary of the grant date. The vesting of the options will accelerate in the event of a change of control. Vesting of these options is not contingent upon the satisfaction of any performance criteria, although none of the options may be exercised until the first anniversary (absent a change of control) or after the tenth anniversary of the date of grant. Each non-employee director received 4,011 non-qualified stock options on January 31, 2014 that were unvested as of December 31, 2014.

The following directors have option grants outstanding as of December 31, 2014: Mr. Berenson — 62,173 shares; Mr. Cawley — 55,773 shares; Mr. Cox — 55,773 shares; Mr. Edelman — 78,173 shares; Mr. Grubman — 46,021 shares; Mr. Hedrick — 55,773 shares; Mr. Urban — 60,807 shares; Mr. Van Kleef — 78,173 shares; and Ms. Williamson — 9,445 shares.

Ratification of Appointment of Independent Auditor (Proposal 2)

Ratification of Appointment of Independent Auditor (Proposal 2)
The Audit Committee of our Board is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit our financial statements. The Audit Committee has appointed KPMG LLP as our independent external auditor for 2015. KPMG has been retained as our external auditor continuously since May 2002.

The Audit Committee is responsible for the audit fee negotiations associated with our retention of KPMG. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm.

In conjunction with the mandated rotation of the Audit Firm's lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of KPMG's new lead engagement partner. The members of the Audit Committee and our Board believe that the continued retention of KPMG to serve as our independent external auditor is in our best interest and the best interest of our investors.

Although action by our stockholders on this matter is not required, our Audit Committee believes that it is important to seek stockholder ratification of this appointment in light of the critical role played by our independent auditor in maintaining the integrity of our financial controls and reporting. One or more representatives of KPMG LLP are expected to be present at our annual meeting and will be able to make a statement if they so desire and respond to appropriate questions.

Our Board recommends that stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent auditor.

Matters Relating to the Independent Auditor

Accounting Fees and Services for Fiscal Years 2014 and 2013

	2014	%	2013	%
Audit Fees(1)	$3,379,362	100.0	$3,146,261	98.9
Audit — Related Fees	—	—	—	—
Tax Fees(2)	—	—	34,524	1.1
All Other Fees	—	—	—	—
Total Fees	$3,379,362	100.0	$3,180,785	100.0

(1)
Audit fees consist of services for the audit of our annual financial statements, the audit of the effectiveness of our internal controls over financial reporting, other audit consultation and reviews of our quarterly financial statements. This category also includes amounts paid for the issuance of consents, foreign statutory audits and similar audit-related work. Fees also include amounts paid for the issuance of comfort letters associated with debt offerings during the fiscal years ended 2013 and 2014.

(2)	Includes fees paid for tax consulting.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee approves all audit and non-audit services to be provided by our independent auditor prior to the receipt of such services. The Audit Committee Chair has the authority to pre-approve services of up to $50,000 rendered by our independent auditor. Any pre-approval of services by the Audit Committee Chair shall be reported to the Audit Committee at its next scheduled meeting.

Report of the Audit Committee
To the Stockholders of
Noble Energy, Inc.:

The primary purpose of the Audit Committee of the Company’s Board of Directors is to: (1) assist the Board of Directors in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Independent Auditor’s qualifications and independence, and the performance of the Company’s internal audit function and Independent Auditors and (2) prepare a committee report as required by the SEC to be included in the Company’s annual Proxy Statement. The Audit Committee’s function is more fully described in its charter, which was adopted by the Audit Committee and the Board of Directors on March 4, 2004 and most recently amended on January 27, 2015 in connection with the Audit Committee’s annual review of its charter. A copy of the charter is available on our website and is also available in print to any stockholder who requests it. The Audit Committee held five meetings during 2014, including regular meetings and a special meeting addressing the Form 10-K filing, earnings release and related matters.

Throughout 2014 and continuing to-date, the Audit Committee has been comprised entirely of independent directors, as defined and required by current NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and as so determined by our Board of Directors. The Board of Directors also determined that Mr. Van Kleef is an “audit committee financial expert” as that term is defined in Item 407(a)(5) of Regulation S-K.

Review and Discussion

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. It has also discussed with KPMG LLP, the Company’s Independent Auditor, the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board, including Auditing Standard No. 16 (Communication with Audit Committees). Additionally, KPMG LLP has provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the committee discussed the auditors’ independence with management and the auditors.

The Audit Committee also has considered whether KPMG LLP’s rendering of any non-audit services to the Company is compatible with maintaining its independence. If any, the Audit Committee has concluded that rendering of non-audit services by KPMG LLP has not impaired its independence.

Based on the Audit Committee’s discussions with management and the Independent Auditor, and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC.
February 17, 2015

Audit Committee William T. Van Kleef, Chair Michael A. Cawley Eric P. Grubman Scott D. Urban

Advisory Vote to Approve Executive Compensation (Proposal 3)

Advisory Vote to Approve Executive Compensation (Proposal 3)

As we do each year, and as required by Section 14A of the Exchange Act, we provide our stockholders with the opportunity to vote to approve, on a nonbinding advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.
Our compensation program is designed to attract and retain high quality employees and to link their compensation to performance. In doing so, we reward our Named Executive Officers for the achievement of short- and long-term operational and financial goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
We describe our executive compensation program, including how it links executive compensation to Company performance, in the Compensation Discussion and Analysis portion of this Proxy Statement beginning on page 44. We believe that our program continues to be appropriately designed to link compensation to performance.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers as disclosed in this Proxy

Statement in accordance with the SEC’s compensation disclosure rules. The vote is advisory, which means that it is not binding on our Company, Board or Compensation Committee. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this Proxy Statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.
Accordingly, we ask our stockholders to vote on the following resolution at our annual meeting:
RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.
Our Board recommends that stockholders vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

Approval of Amendment to Certificate of Incorporation (Proposal 4)

Approval of Amendment to Certificate of Incorporation (Proposal 4)

Our Board has approved, subject to stockholder approval, an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 500 million to 1 billion and directed that the amendment be submitted for approval by our stockholders at the 2015 Annual Meeting. Our Board believes that it is in our best interest and the best interest of our stockholders to increase the number of shares of common stock authorized for issuance by 500 million shares.

The proposed amendment would amend and restate the first grammatical paragraph of Article Fourth of our Certificate of Incorporation to read as follows:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,004,000,000, consisting of (1) 4,000,000 shares of Preferred Stock, $1.00 par value (“Preferred Stock”), and (2)  1,000,000,000 shares of Common Stock, $0.01 par value (“Common Stock”).

A copy of the proposed amendment to our Certificate of Incorporation is attached to this Proxy Statement as Appendix C. The amendment, if approved, will have no effect on the four million shares of preferred stock we are authorized to issue. The holders of the additional shares of common stock authorized by the proposed amendment would have the same rights and privileges as the holders of shares of common stock currently authorized. The holders of common stock have no preemptive rights to purchase common stock or other securities, and our Board has no plans to grant such rights with respect to any such shares. In addition, under Delaware law, our stockholders are not entitled to dissenters’ or appraisal rights in connection with the proposed increase in the number of shares of common stock authorized for issuance.

Purposes and Effects of the Common Stock Amendment

As of March 4, 2015, 387,845,980 shares of common stock were issued and outstanding and 25,323,905 shares were reserved for issuance under our various employee and director benefit plans, leaving 86,830,115 shares of common stock unissued and unreserved. We desire to authorize additional shares of common stock to ensure that enough shares will be available in the event our Board determines that it is necessary or appropriate to (i) permit future stock splits in the form of stock dividends, (ii) raise additional capital through the sale of equity securities, (iii) acquire another company or its assets, (iv) allow for grants and awards pursuant to our equity compensation plans and agreements, or (v) satisfy other corporate purposes. The availability of additional shares of common stock is particularly important in the event that our Board needs to undertake any of the foregoing actions on an expedited basis and does not have the time to seek stockholder approval in connection with the contemplated issuance of common stock.

The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. However, our Board will have the authority to issue authorized common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or the NYSE. In particular, the NYSE requires stockholder approval for (i) acquisition transactions where the issuance could increase the number of Company shares outstanding by 20% or more and (ii) any increase in shares reserved for issuance under equity compensation plans for Company employees. In such cases, further stockholder authorization will be solicited. To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to our existing stockholders. The proposed amendment to our Certificate of Incorporation is not intended for the purposes of effecting an anti-takeover measure.

Over the past ten years we have issued common stock only in connection with our acquisition of Patina in May 2005, a two-for-one stock split in September 2005, a two-for-one stock split in April 2013, a public offering of common stock in March 2015, and pursuant to our equity compensation plans and agreements. Our one-year total stockholder return for 2014 was -30% and cumulative stockholder return for the past three fiscal years was 3%.

Approval of Amendment to Certificate of Incorporation (Proposal 4)

We do not have any current specific plans, proposals or arrangements, written or otherwise, to issue any of the newly available authorized shares of common stock for any purpose, including future acquisitions and/or financings.

The holders of common stock have no preemptive rights to purchase common stock or other securities, and our Board has no plans to grant such rights with respect to any such shares.

Required Vote

The affirmative vote of the holders of a majority of our outstanding shares of common stock is required for approval of the proposed amendment. Abstentions will have the same effect as votes against approval of the proposed amendment. Shares of our common stock represented by executed but unmarked proxies will be voted for the proposed amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock.

The effective time of the proposed increase in our authorized common stock will be the time and on the date which the amendment to our Certificate of Incorporation is accepted for filing by and filed with the Delaware Secretary of State (or such later time and date as is specified in the certificate of amendment).

Our Board recommends that stockholders vote FOR the approval of the proposed amendment to our Certificate of Incorporation.

Approval of Amendment and Restatement of the 1992 Plan (Proposal 5)

Approval of Amendment and Restatement of the 1992 Plan (Proposal 5)

At the 2015 Annual Meeting, our stockholders are being asked to approve an amendment and restatement of the 1992 Plan that will increase the number of shares of common stock authorized for issuance under the plan from 71,600,000 shares to 77,400,000 shares (an increase of 5,800,000 shares), add a change of control vesting provision for grants and awards made after the 2015 Annual Meeting and further clarify the plan's share limit provision. Our Board approved this amendment on February 17, 2015, subject to stockholder approval at our annual meeting.

Background and Purpose

Our Board recommends approval of the amendment and restatement of the 1992 Plan. The proposed increase in the number of shares authorized for issuance under the plan would enable the continued use of the 1992 Plan for stock-based grants and awards consistent with the objectives of our compensation program.

The use of stock-based grants and awards under the 1992 Plan continues to be an important part of our compensation program. Of the 71,600,000 shares currently authorized for issuance under the plan, 9,120,794 shares remain available for future grant or award as of March 4, 2015. We do not believe that this leaves sufficient shares available for more than one additional year of grants and awards. By increasing the number of shares authorized for issuance under the 1992 Plan by 5,800,000, a total of 14,920,794 shares would be available. This increase would give us the flexibility to continue to responsibly address our future equity compensation needs.

As of the record date of March 4, 2015, there were a total of 387,845,980 shares of our common stock issued and outstanding. We had a total of 15,422,115 stock options outstanding with a weighted average exercise price of $44.90 and a weighted average remaining term of 6.5 years, and 2,938,367 shares of restricted stock outstanding, as of the record date. On that date the reported closing price per share of our common stock on the NYSE was $47.21.

If the proposed amendment and restatement is not approved by our stockholders, the 1992 Plan will remain in effect in its present form.

Summary

The following is a summary of the principal features of the 1992 Plan and is qualified in its entirety by reference to the full text of the 1992 Plan (as amended and restated), which is attached to this Proxy Statement as Appendix D. Capitalized terms not otherwise defined below have the meanings ascribed to them in the 1992 Plan.

General

Our 1992 Plan is an essential component of our compensation program and is designed to attract, retain and motivate high-quality employees by:

•	Providing competitive long-term incentive compensation opportunities;

•	rewarding outstanding achievement by those who can most directly affect our performance and instill a sense of business ownership; and

•	aligning the interests of our employees with those of our stockholders so as to maximize long-term stockholder value creation.

Shares Available for Grant or Award

The total number of shares of common stock currently available for grant or award under the 1992 Plan is 9,120,794. No more than 14,000,000 shares may be issued after April 26, 2011, pursuant to incentive options. The maximum number of shares of common stock for which options and stock appreciation rights (“SAR”) may be granted, and which may be awarded as restricted stock, to any one person during any calendar year is 800,000.

When determining the number of shares of common stock available for grants and awards made under the 1992 Plan, each share subject to an option is counted against the plan share limit as one share, and each share of common stock awarded as restricted stock is counted against the plan share limit as 2.39 shares.

Approval of Amendment and Restatement of the 1992 Plan (Proposal 5)

Shares of common stock covered by an option that expires or terminates prior to exercise and shares of restricted stock returned to us upon forfeiture are again available for grant or award. Shares of common stock tendered or withheld to satisfy an exercise price or tax withholding obligation for an option, SAR or restricted stock and shares of common stock we repurchase using option proceeds will not again be available for issuance under the 1992 Plan. Upon exercise of a SAR, a corresponding number of shares of common stock subject to option under the related option will be canceled and will not again be available for issuance under the plan.

Our 1992 Plan contains anti-dilution provisions that apply in the event of a stock dividend or a stock split, combination or exchange of our shares that results from a recapitalization, merger or other restructuring in which we are the surviving company. In that event, adjustments will be made in the maximum number of shares subject to the 1992 Plan and the number of shares and option prices under outstanding options.

Administration

Our 1992 Plan is administered by the Compensation Committee, which is and will be composed of our independent directors. Subject to the provisions of the 1992 Plan, the Compensation Committee has the authority to select the participants who will receive the grants and awards, to determine the type and terms of the grants and awards, and to interpret and administer the 1992 Plan. The Compensation Committee may delegate to our CEO the responsibility for limited non-officer inducement grants to the extent not inconsistent with applicable laws or regulations.

Eligibility

All of our regular salaried executive officers and other employees and those of our affiliates are eligible to participate in the 1992 Plan. As of March 4, 2015, all of our executive officers and approximately 950 other current employees participate in the 1992 Plan.

Fair Market Value and Option Exercise Price

The option exercise price may not be less than the fair market value of a share of common stock on the date of grant. The fair market value is the per share closing price of common stock on the applicable date, and if not a trading date, the closing price for the preceding day on which sales of common stock were made.

Stock Options and SARs

Options granted under the 1992 Plan may be either incentive options or non-qualified options, or a combination. An option is exercisable at such times and upon such terms as the Compensation Committee determines; provided that no option may be exercisable more than 10 years after the date of grant. Upon exercise, a participant may pay the option exercise price of a stock option in cash (or equivalents), in shares of our common stock that they already own, or such other consideration as the Compensation Committee approves.

SARs may be granted as part of an option and generally will be subject to the same terms and exercisable to the same extent as the associated option. SARs are a right to receive a payment, in cash or shares of common stock or a combination (as determined by the Compensation Committee), equal to any excess of the fair market value (on the date of exercise) of a stated number of shares of common stock over the exercise price stated in the award agreement.

Restricted Stock

The Compensation Committee may award shares of common stock, subject to specific restrictions, to eligible individuals. The Compensation Committee will determine the nature and extent of the restrictions on the shares, the duration of the restrictions, and any circumstance of forfeiture. During the period of restriction, recipients will have the right to receive dividends and the right to vote the shares.

The Compensation Committee may waive any outstanding restrictions prior to the end of the restricted period. If the terms and conditions for the removal of the restrictions on the restricted stock are not satisfied, the restricted stock is forfeited and returned.

Cash Awards

Cash awards may be awarded by the Compensation Committee to eligible recipients. Any cash award would be in addition to any payments or grants under our short-term incentive plan. A cash award provides for the payment of a cash bonus upon the achievement of stated performance goals. The

Approval of Amendment and Restatement of the 1992 Plan (Proposal 5)

committee determines the terms, restrictions and limitations that apply to a cash award. The maximum amount that may be paid under all cash awards to any one person under the 1992 Plan during any one calendar year may not exceed $4,000,000.

Performance Awards

The Compensation Committee may grant performance awards to eligible individuals that are contingent upon the achievement of one or more performance measures. Performance awards may be settled in cash or stock, as determined by the committee.

The performance criteria that may be used consist of objective tests based on the following:

•	An amount or level of earnings or cash flow;

•	earnings or cash flow per share;

•	return on equity or assets;

•	return on capital or invested capital and other related financial measures;

•	cash flow or earnings before interest, taxes, depreciation and amortization (“EBITDA”);

•	revenues;

•	income, net income or operating income;

•	expenses or costs or expense levels or cost levels;

•	proceeds of sale or other disposition;

•	share price;

•	total stockholder return;

•	operating profit;

•	profit margin;

•	capital expenditures;

•	net borrowing, debt leverage levels, credit quality or debt ratings;

•	the accomplishment of mergers, acquisitions, dispositions, or similar business transactions;

•	economic value added;

•	individual business objectives;

•	growth in reserves or production;

•	finding and development costs; and/or

•	safety results.

Each agreement for a performance award will explain (i) the maximum amount that may be earned in the form of cash or shares of common stock, as applicable, (ii) the performance goal or goals and level of achievement that will apply to the award, (iii) the performance period over which performance is measured, and (iv) other terms that the committee may determine that are not inconsistent with the 1992 Plan.

Prior to the payment of any compensation pursuant to a performance award, the Compensation Committee must determine and then certify in writing that the applicable performance goal or goals and other material terms of the award have been satisfied. The committee also has the authority to reduce, but not to increase, the amount payable in cash and the number of shares of common stock to be issued, retained or vested pursuant to a performance award.

Vesting of Grants and Awards Following Change of Control

A new change of control vesting provision is being added to the 1992 Plan effective with respect to grants and awards made on or after April 28, 2015. In the event of a change of control while the holder of the grant or award is employed by our Company or an affiliate followed by the termination of employment without cause or for good reason within the 24-month period following the change of control, each such grant or award will become immediately vested and fully exercisable upon such termination and any restrictions applicable to the grant or award will lapse on that date, provided that any performance award with performance-based vesting will vest upon such termination according to the performance achieved as measured through the date of termination of employment.

Amendment and Duration of the 1992 Plan

Our Board may at any time amend, suspend or terminate our 1992 Plan but may not, without the approval of our stockholders:

•	Increase the maximum number of shares subject to the 1992 Plan;

•	reduce the exercise price per share covered by options below the price specified in the 1992 Plan; or

•
permit the “re-pricing” of options and any SARs that relate to such new options, or permit the cancellation of “underwater” options and any SARs that relate to such options in return for cash or other consideration.

Additionally, our Board may not, without the consent of the recipient, amend or cancel any outstanding award in a manner that adversely affects the recipient in a material way.

Approval of Amendment and Restatement of the 1992 Plan (Proposal 5)

United States Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax consequences arising from grants and awards under the 1992 Plan. The tax consequences vary depending upon particular circumstances. The income tax laws, regulations and interpretations thereof change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws.

Non-qualified Options

A participant will not recognize taxable income upon the grant of a non-qualified stock option, but will have taxable income at the time of exercise equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. We are entitled to a tax deduction for the same amount at the same time.

Incentive Options

A participant will not recognize taxable income upon the grant of an incentive stock option and also will not recognize income for federal income tax purposes at the time of exercise, but in some circumstances may be subject to alternative minimum tax as a result of the exercise. If the participant does not dispose of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant or one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under these circumstances, we will not be entitled to any deduction for federal income tax purposes. If the participant fails to hold the shares for that period, the disposition is treated as disqualifying, requiring the participant to recognize taxable income equal to the excess of the fair market value on the exercise date over the exercise price (but in most cases not more than the gain realized on the disposition). Any additional amount realized upon the disposition is taxable as long-term or short-term capital gain. If a disqualifying disposition occurs, we will be entitled to a tax deduction equal to the ordinary income amount the participant recognizes.

SARs

A participant will not recognize taxable income upon the grant of a SAR. Upon the exercise of a SAR the participant must recognize taxable income equal to the amount of cash or the fair market value of the shares received on exercise, and we are entitled to a corresponding tax deduction in the same amount.

Restricted Stock

A participant will not recognize taxable income upon the receipt of an award of restricted stock (unless the participant elects to accelerate the income under Section 83(b) of the Internal Revenue Code). When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at that time over the amount, if any, paid for the shares. We will be entitled to a corresponding tax deduction. Dividends on restricted stock accumulated during the restriction period that are paid to the participant at the end of the restricted period will also be compensation income to the participant and will be deductible as compensation expense by the Company.

Cash Awards

An individual who receives a cash award will recognize ordinary income subject to withholding for federal income tax purposes at the time the cash is received (or, if earlier, the date the cash is made available to the individual). We will be entitled to a deduction for the amount of the cash award at such time.

Performance Awards

A participant will not recognize taxable income upon the grant of a performance award, but will recognize taxable income at the time the award is paid equal to the amount of cash paid or the value of shares delivered, and we will be entitled to a corresponding tax deduction.

Limitations on the Company’s Compensation Deduction

Section 162(m) of the Internal Revenue Code limits the deduction that we may take for compensation payable to certain of our officers to the extent that compensation paid to any such officer for the year exceeds $1,000,000, but not counting any compensation that is performance-based. The 1992

Approval of Amendment and Restatement of the 1992 Plan (Proposal 5)

Plan has been designed so that awards of non-qualified options, incentive options and SARs may qualify as performance-based compensation for this purpose. In addition, awards of restricted stock and cash awards that are designed to satisfy the requirements for performance awards are intended to qualify as performance-based compensation for this purpose.

Section 280G of the Internal Revenue Code limits deductions for compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Accelerated vesting or payment of awards under the 1992 Plan upon a change of ownership or control could result in excess parachute payments. A disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount of the payment.

Our Board recommends that stockholders vote FOR the approval of the proposed amendment and restatement of our 1992 Plan.

Approval of 2015 Stock Plan for Non-Employee Directors (Proposal 6)

Approval of 2015 Stock Plan for Non-Employee Directors (Proposal 6)

Our Board has adopted the 2015 Stock Plan for Non-Employee Directors of Noble Energy, Inc. to replace the substantially similar 2005 Plan that will expire under its own terms on March 31, 2015, subject to the approval of the 2015 Plan by our stockholders at our annual meeting. The purpose of the 2015 Plan is to provide each non-employee director with an added incentive to continue in the service of our Company and a more direct interest in the future success of our operations by granting to such directors options to purchase shares of our common stock and awards of restricted shares of common stock.

The following is a summary of the principal features of the 2015 Plan and is qualified in its entirety by reference to the full text of the 2015 Plan, which is attached to this Proxy Statement as Appendix E. Capitalized terms not otherwise defined below have the meanings ascribed to them in the 2015 Plan.

General

The 2015 Plan authorizes the issuance of 708,996 shares of common stock remaining available for grant under the 2005 Plan immediately prior to its expiration on March 31, 2015, plus any shares allocable to the unexercised portion of any options under the 2005 Plan that expire after March 31, 2015. Any shares of common stock allocable to the unexercised portion of an option that expires or terminates will again be available for the purposes of the 2015 Plan. Except for shares of common stock allocable to the unexercised portion of an option under the 2005 Plan or the 2015 Plan that expires or terminates, no other shares of common stock will be added back to the shares available for issuance under the 2015 Plan. Shares of common stock we repurchase using options proceeds will not again be available for issuance under the 2015 Plan.

The 2015 Plan contains provisions for the adjustment of the number of shares of common stock to be granted, or available for grant under options and restricted stock awards, and for the adjustment of the shares subject to unexercised options, in the event of common stock splits or combinations, dividends payable in common stock or the occurrence of certain other events.

The 2015 Plan is administered by our Board and, subject to certain maximum annual grant limitations, is designed to allow the Board to determine the amount and the form of the grants to be made under the 2015 Plan from time to time in order to permit us to respond to market conditions and remain competitive in our non-employee director compensation practices. Under the 2015 Plan, our Board has the discretion to grant options and restricted stock awards to our non-employee directors and to determine the restrictions, terms and conditions applicable to such grants.

Stock Options

At any time our Board, in its discretion, may grant an option to any non-employee director provided that the aggregate number of shares of common stock that may be subject to options granted to a particular non-employee director during any calendar year, not exceed 22,400.

The price at which each share of common stock covered by an option may be purchased is the fair market value of such share on the date of the grant of such option. Each option will be exercisable from time to time over the period of time commencing one year from the date of the grant of such option and ending upon the expiration date specified for such option by our Board at the time of the grant of such option, which may not be exercised later than 10 years from the date of such grant. Each option granted to a non-employee director under the 2015 Plan will, however, become exercisable in full (i) upon the death of such non-employee director, (ii) upon the mandatory retirement of such non-employee director as a regular director because of age in accordance with Article III of our By-Laws, or (iii) in the event of a change of control followed by the involuntary termination of such non-employee director's membership on our Board, including a failure to re-nominate such director, for reasons other than a termination for cause within the 24-month period following the date of the change of control.

If a non-employee director’s service as a director terminates within the exercise period applicable to an option granted to such non-employee director, the non-employee director (or if such termination of service is by reason of death, the executor or

Approval of 2015 Stock Plan for Non-Employee Directors (Proposal 6)

administrator of the non-employee director’s estate or person who has acquired the option by bequest, inheritance or permitted transfer) may exercise such option, to the extent such option was exercisable at the time of such termination of service, for a period ending on the earlier of (i) the expiration of five years from such termination of service, or (ii) the expiration of the exercise period applicable to such option.

The options granted under the 2015 Plan are transferable only by will or the laws of descent and distribution or to a permitted transferee (as defined below). An option may be transferred to a permitted transferee if (i) there is no consideration for the transfer, (ii) the original optionee remains liable for all withholding obligations associated with the exercise of the option, (iii) the original optionee notifies us of the transfer and provides certain information with respect to the permitted transferee, and (iv) our Board approves the form of the transfer documents effectuating the transfer. The term “permitted transferee” means, with respect to an original optionee, (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the original optionee, including adoptive relationships, (ii) any person sharing the original optionee’s household (other than a tenant or an employee), (iii) a trust in which the persons described in clauses (i) and (ii) above have more than 50% of the beneficial interest, (iv) a foundation in which the original optionee and/or persons described in clauses (i) and (ii) above control the management of assets, and (v) any other entity in which the original optionee and/or persons described in clauses (i) and (ii) above own more than 50% of the voting interests.

Restricted Stock Awards

At any time our Board in its discretion may grant restricted shares of common stock to any non-employee director, provided that the aggregate number of restricted shares of common stock that may be granted by our Board to a particular non-employee director during any calendar year, not exceed 9,600. Each grant of restricted shares of common stock under the 2015 Plan will be restricted for a period of at least one year from the date of such grant, and may not be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of until all of the restrictions, terms and conditions applicable to such restricted shares have been satisfied. During the restricted period, the non-employee director to whom the restricted shares of common stock have been granted will be the record owner of such shares and will have all of the rights of a stockholder with respect to such shares, including the right to vote and the right to receive dividends or other distributions made with or paid with respect to such shares.

Subject to the express provisions of the 2015 Plan, our Board in its discretion will determine the restrictions, terms and conditions that will apply to each grant of restricted shares of common stock granted pursuant to the 2015 Plan; provided, however, that the restrictions applicable to each such grant will terminate in the event of a change of control followed by the involuntary termination of such non-employee director's membership on our Board, including a failure to re-nominate such director, for reasons other than a termination for cause within the 24-month period following the date of the change of control, or if such non-employee director (i) dies or becomes disabled while a director, or (ii) retires as a regular director because of age in accordance with the mandatory retirement provisions of Article III of our By-Laws.

Amendment of the Plan

Our Board may at any time and from time to time amend, modify or suspend the 2015 Plan, provided that no such amendment, modification or suspension shall (1) adversely affect an option or restricted stock award theretofore granted to a non-employee director, or deprive a non-employee director of any shares of common stock such non-employee director has acquired or may acquire under such an option or restricted stock award, without his or her consent, or (2) be made without the approval of our stockholders if such amendment, modification or suspension would (i) expand the types of grants that may be made under the 2015 Plan, (ii) increase the total number of shares of common stock that may be granted under the 2015 Plan or decrease the exercise price of options granted or to be granted under the 2015 Plan (other than in accordance with the 2015 Plan’s anti-dilution provisions), (iii) materially expand the class of persons eligible to be granted options or restricted stock awards under the 2015 Plan, (iv) materially increase the benefits accruing to non-employee directors under the 2015 Plan, (v) extend the term of the 2015 Plan or the exercise period applicable to an option granted thereunder, or (vi) constitute a material revision of the 2015 Plan requiring

Approval of 2015 Stock Plan for Non-Employee Directors (Proposal 6)

stockholder approval under the NYSE Corporate Governance Listing Standards.

Termination

Unless previously terminated by our Board in its discretion, the 2015 Plan will terminate at the close of business on March 31, 2025, after which time no further grants may be made under the 2015 Plan.

United States Federal Income Tax Consequences

The following summary is based upon an analysis of the Internal Revenue Code as currently in effect, and existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences and such consequences may be either more or less favorable than those described below depending on a taxpayer’s particular circumstances.

All options granted under the 2015 Plan are non-qualified options that are not entitled to special tax treatment under Section 422 of the Internal Revenue Code and are designed to be exempt from the requirements of Section 409A of the Internal Revenue Code. The 2015 Plan is not qualified under Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

For federal income tax purposes, no income will be recognized by a non-employee director to whom an option is granted (an “optionee”) upon the grant of an option. Upon exercise of an option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price of such shares. We will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee at the time of such recognition by the optionee. The basis of the shares transferred to an optionee pursuant to exercise of an option is the price paid for such shares plus an amount equal to any income recognized by the optionee as a result of the exercise of such option. If the optionee thereafter sells shares acquired upon exercise of an option, any amount realized over the basis of such shares will constitute capital gain to such optionee for federal income tax purposes.

If the restrictions on the shares of common stock granted to a non-employee director (an “awardee”) are of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable (within the meaning of Section 83 of the Internal Revenue Code), the awardee will not recognize income for federal income tax purposes at the time of the award unless the awardee elects, no later than thirty (30) days after the receipt of such shares, to include the fair market value of such shares on the date of the grant, less any amount paid for such shares, in gross income for the year of the grant pursuant to Section 83(b) of the Internal Revenue Code. In the absence of such an election, the awardee will be required to include in income for federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83(b) of the Internal Revenue Code), the fair market value of the shares on such date, less any amount paid for the shares. We will be entitled to a deduction at the time of income recognition to the awardee in an amount equal to the amount the awardee is required to include in income with respect to the shares. If an Internal Revenue Code Section 83(b) election is made, no additional income will be recognized by the awardee upon the lapse of restrictions on the restricted shares of common stock, but if the shares are subsequently forfeited, the awardee may not deduct the income that was recognized pursuant to the Code Section 83(b) election at the time of the receipt of the shares.

Dividends on restricted shares of common stock that are paid to an awardee before the expiration of the restriction period will be additional compensation taxable as ordinary income to the awardee unless the awardee made an election under Internal Revenue Code Section 83(b) with respect to such shares. We will be entitled to a corresponding tax deduction equal to the dividends includible in the awardee’s income as compensation. If the awardee has made an Internal Revenue Code Section 83(b) election with respect to such shares, the dividends thereon will be treated as dividend income, rather than additional compensation, to the awardee.

If the restrictions on the shares of common stock granted to an awardee are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable (within the meaning of Section 83 of the Internal Revenue Code), the awardee will recognize ordinary income for federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair

Approval of 2015 Stock Plan for Non-Employee Directors (Proposal 6)

market value of the shares on the date of the transfer, less any amount paid therefor. We will be entitled to a deduction at that time in an amount equal to the amount the awardee is required to include in income with respect to the shares.

Vote Required and Board of Directors Recommendation

At the annual meeting, stockholders are being asked to approve the 2015 Plan. Such approval will require the affirmative vote of a majority of the votes cast on the proposal, provided that the total number of votes cast on the proposal represents over 50% of the common stock entitled to vote on the proposal.

Our Board recommends that stockholders vote FOR the approval of the 2015 Plan.

Consideration of Proposal Relating to Proxy Access (Proposal 7)

Consideration of Proposal Relating to Proxy Access (Proposal 7)

We have been notified by certain stockholders that they intend to submit the proposal set forth below at the annual meeting for action by our stockholders. Pursuant to Rule 14a-8(l)(1) of the Exchange Act, we will provide the name, address and number of shares of our common stock held by each of the stockholder proponents of the proposal promptly upon receipt of a written or oral request submitted to the Company Secretary. The proposal has been considered by our Board, which has concluded that its adoption would not be in our best interest or the best interest of our stockholders. For the reasons stated after the proposal, our Board recommends a vote “Against” this stockholder proposal.

This proposal and supporting statement are presented as received from the stockholder proponents in accordance with the rules of the SEC. The Board and the Company disclaim any responsibility for its content.

RESOLVED: Shareholders of Noble Energy, Inc. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)
certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting Statement

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall U.S. market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed bylaw terms enjoy strong investor support - votes for similar shareholder proposals averaged 55% through September 2014 - and similar bylaws have been adopted by companies of various sizes across industries, including

Consideration of Proposal Relating to Proxy Access (Proposal 7)

Chesapeake Energy, Hewlett Packard, Western Union and Verizon.

We urge shareholders to vote for FOR this proposal.

Our Board recommends that stockholders vote AGAINST the approval of this proposal for the following reasons:

Our Board recommends that you vote against this proposal because it advances a solution for a problem that does not exist at our Company, does not take into account the effective voice our stockholders already have, and would introduce an unnecessary and potentially expensive and destabilizing dynamic into the Board election process. In the end, proxy access as advanced by this proposal could limit our Board’s ability to serve the long-term interest of all our stockholders.

Our current governance structure ensures Board accountability and provides our stockholders with meaningful access to our Board.

Our Board believes that the need for “proxy access” should be evaluated in the context of our overall corporate governance practices. We have several mechanisms that protect the rights of all our stockholders, including:

•	Annual, non-staggered director elections;

•	majority vote standard for uncontested director elections;

•	a board comprised of more than 80% independent directors (expected to be 90% following our annual meeting);

•	an empowered Lead Independent Director;

•	no poison pill; and

•	stockholder rights to call special meetings.

In addition, our stockholders have the right to:

•	propose director nominees to our Governance Committee;

•	communicate directly with any director (including our Lead Independent Director), any Board committee or the full Board;

•	nominate directors pursuant to our By-Laws and solicit proxies for director nominees under SEC proxy rules; and

•	submit proposals for presentation at an annual meeting and for inclusion in our proxy statement, subject to certain conditions and SEC rules.

Our corporate governance policies and practices already provide our stockholders with meaningful ways to voice their opinions and ensure Board accountability to our stockholders. These policies and practices also strike an appropriate balance, enabling our Board to oversee our business effectively and efficiently in order to serve the long-term benefit of our stockholders.

The proposal would undermine the important role of the independent Governance Committee.

Allowing our stockholders to nominate competing candidates for director in our Proxy Statement would seriously undercut the role of the independent Governance Committee and our Board in one of the most crucial elements of corporate governance, the election of directors. An effective board of directors is composed of individuals with complementary skills and experiences needed to provide the appropriate oversight role in light of our strategic priorities and the scope and complexity of our business. Our independent Governance Committee and our Board are best situated to assess the particular qualifications of potential director nominees and determine whether they will contribute to an effective and well-rounded board that operates openly and collaboratively and represents the interests of all our stockholders, not just those with special interests.

As part of its evaluation of each candidate, the Governance Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates. Proxy access would bypass this process by placing directly into nomination candidates who may fail to meet the independence or other qualifications established by our Board or who may fail to contribute to the mix of needed perspectives.

The election of a stockholder nominee, particularly one representing a narrow interest, risks disrupting our Board and preventing it from effectively promoting the long-term interests of our stockholders. A director that does not fit into the mix of skills and experience the Board seeks would at best fail to contribute to the work of our Board and would at worst create tensions that disrupt its effective functioning, particularly if the director advocates for narrow interests that are not shared by all our stockholders.

Consideration of Proposal Relating to Proxy Access (Proposal 7)

The proposal would create an uneven playing field and increase our costs.

In the absence of proxy access, the playing field is leveled, as the stockholder seeking to elect its own nominee to our Board would, like our Company, need to undertake the expense of soliciting proxies on the nominee’s behalf. Although avoiding this expense has been cited as a justification for proxy access, there is no reason why stockholders holding 3% of our outstanding stock (which as of the record date represents approximately $550 million worth of shares) should not, if they have a legitimate interest in sitting on our Board, bear the expense of soliciting proxies.

With proxy access, contested director elections could become routine, creating an uneven playing field in which we bear substantial expense while the stockholder nominee need expend few resources to promote its candidacy. We already bear the expense of filing and distributing proxy materials which would contain the stockholder nominee. Our Board is likely to feel compelled to undertake an additional and expensive campaign to inform our stockholders of the reasons the stockholder nominee should not be elected.

The proposal could have a number of other significant adverse consequences.

Allowing stockholders to use our proxy materials for contested director elections will not improve our corporate governance. Rather, proxy access could harm our Company, our Board and our stockholders by:

•
Significantly Disrupting Company and Board Operations. With proxy access, contested director elections could become routine. Divisive proxy contests would regularly and substantially disrupt company affairs and the effective functioning of our Board. We would be compelled to devote significant financial resources in support of our Board-nominated candidates, and our management and directors would be required to divert their time from managing and overseeing our business to supporting Board director nominees.

•	Encouraging Short-Term Focus. Our Board believes that dealing with contested elections every year would not only be highly distracting to the Board and management, but could also encourage a short-term focus to the management of our business that would not be in the interest of our stockholders. Encouraging a short-term focus and distracting our Board and management from their responsibilities are high costs to pay for a regime for which there is not a demonstrated need.

•
Increasing the Influence of Special Interest Groups. Proxy access allows stockholders with a special interest to use the proxy access process to promote a specific agenda rather than the interests of all our stockholders, which could politicize the Board election process at virtually no cost to the proponent. The election of a stockholder-nominated director via the proposed proxy access process, particularly one representing a narrow interest, risks disrupting our Board and preventing it from effectively promoting the long-term interests of all our stockholders.

•
Balkanizing the Board of Directors. The election of stockholder-nominated directors could create factions on our Board, leading to dissension and delay and thereby precluding its ability to function effectively. A politicized board cannot effectively serve the best interests of all our stockholders.

•
Discouraging Highly Qualified Director Candidates from Serving. The prospect of routinely standing for election in a contested situation would deter highly qualified individuals from Board service. Such prospect also may cause our incumbent directors to become excessively risk averse, thereby impairing their ability to provide sound and prudent guidance with respect to all of our operations and interests.

Our Board believes that the current measures we employ for the evaluation, nomination and election of Directors have led to a board that is responsive to stockholder input and consistently promotes a strategy of long-term value creation. Disruption of our Board’s functioning could adversely affect the pursuit of our long-term strategy and put stockholder value at risk. For the foregoing reasons, we believe that this proposal is unnecessary, involves the risk of considerable harm to our Company, and is not in the best interest of all our stockholders.

Our Board recommends that our stockholders vote AGAINST this stockholder proposal.

Consideration of Proposal Relating to Climate Change Reporting (Proposal 8)

Consideration of Proposal Relating to Climate Change Reporting (Proposal 8)

We have been notified by a stockholder that it intends to submit the proposal set forth below at the annual meeting for action by our stockholders. Pursuant to Rule 14a-8(l)(1) of the Exchange Act, we will provide the name, address and number of shares of our common stock held by the stockholder proponent of the proposal promptly upon receipt of a written or oral request submitted to the Company Secretary. The proposal has been considered by our Board, which has concluded that its adoption would not be in our best interest or the best interest of our stockholders. For the reasons stated after the proposal, our Board recommends a vote “Against” this stockholder proposal.

The proposal and supporting statement are presented as received from the stockholder proponent in accordance with the rules of the SEC. The Board and the Company disclaim any responsibility for its content.

WHEREAS: Recognizing the risks of climate change, nearly all nations signed the Cancun Agreement proclaiming, "the increase in global temperature should be below 2 degrees Celsius." In light of this goal, the International Energy Agency (lEA) has developed scenarios to help policymakers and market participants understand potential energy demand futures. Oil demand would need to begin to decline starting in 2020 under IEA's 450 scenario (referring to 450 parts per million of CO2 in the atmosphere) consistent with policymakers' 2 degree target. According to HSBC, the equity valuation of oil producers could drop by 40-60 percent under such a low emissions scenario.

Oil demand is already being affected by policies related to air quality, fuel efficiency, and lower-carbon energy. Analysts from Citi, Deutsche Bank and Statoil, among others, predict that global oil demand could peak in the next 10-15 years. Any global action to address climate change will only accelerate these trends.

Industry production costs have risen significantly in recent years, leaving many companies vulnerable to any downturn in demand. Carbon Tracker estimates that projects with economic "breakevens" exceeding $95/barrel are clearly in excess of the requirements for global fossil fuel investment in a 2 degree scenario, and that there is an estimated $1.1 trillion of capex earmarked for high cost projects out to 2025 needing a price of over $95 to generate an economic return, raising the risk of stranded, or unprofitable, resources.

We recognize the importance of the oil and gas sector in providing future energy needs. However, we are concerned that Noble Energy's current business strategy may not be sufficiently sustainable given the changing nature of demand, emerging technologies, and policy interventions aimed at limiting global temperatures.

Investors require additional information on how Noble is preparing for market conditions in which demand growth for oil and gas is reduced due to a combination of factors.

RESOLVED: Shareholders request that Noble Energy prepare a report by September 2015, omitting proprietary information and prepared at reasonable cost, on whether the company's short- and long-term business plans align with the global goal of limiting global warming to below 2 degrees, including an analysis of the impact that such a policy would have upon demand for and pricing of the company's products and options for aligning company goals with such policy, demand, and pricing trends.

Supporting Statement

We recommend the report include:

•	A discussion of how the global goal of limiting warming to no more than 2 degrees is factored into the company's business planning;

•	A scenario analysis that considers a range of low-carbon and low-demand scenarios; including the lEA's 450 Scenario;

•	An assessment of different capital allocation strategies in the face of low-demand scenarios.

•	The Board of Directors' role in overseeing capital allocation and climate risk reduction strategies.

Consideration of Proposal Relating to Climate Change Reporting (Proposal 8)

Our Board recommends that stockholders vote AGAINST the approval of this proposal for the following reasons:

Our Board recommends that you vote against this proposal. We do not believe it would be in our best interest or the best interest of our stockholders to expend significant corporate resources preparing a report that is premised on speculative assumptions. Furthermore, we already report to our stockholders the risks and opportunities associated with legislation, regulation and international accords responding to climate change, as well as our own efforts to reduce our greenhouse gas emissions.

We publish an annual sustainability report that sets forth our policies and strategy relating to corporate sustainability, including a discussion of our performance and initiatives in reducing our impact on the environment through the management of greenhouse gas emissions. In our annual reports on Form 10-K and other public filings, we include disclosures regarding both the risks and opportunities that may arise from the global response to climate change. Our most recent annual sustainability report and annual report on Form 10-K are available on our website at www.nobleenergyinc.com. We also annually report climate change risks and opportunities to the Carbon Disclosure Project. As part of this disclosure, for each identified risk, we describe potential financial implications, methods used to manage these risks and the associated costs.

Preparing an additional report on the impact of a presupposed global response to climate change as requested by the proponent would require the allocation of significant corporate resources without providing our stockholders with commensurate value. An analysis of short- and long-term financial and operational risks to our business based on the parameters set forth by the proponent, including the assumption that the global demand for oil would begin to decline starting in 2020, would be speculative and risks confusing and misleading investors about our actual performance and prospects.

Our operations are subject to various federal, state, local, and foreign host country laws and regulations relating to the protection of the environment. Many of these laws and regulations are subject to change as a result of political trends, changes in public policy and other developments. We cannot predict with any meaningful certainty what laws and regulations will be adopted or amended in response to global climate change. Consequently, we are not in a position to assess how they would impact our business plan. In sum, the proposal calls for a report that would be principally based on speculative assumptions about a legislative and regulatory environment that is inherently unpredictable.

For these reasons, our Board does not believe that it would be in our best interest or the best interest of our stockholders to expend the significant corporate resources necessary to prepare the requested report.

Our Board recommends that our stockholders vote AGAINST this stockholder proposal.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides you with a description of our executive compensation philosophy and program, the compensation decisions our Compensation Committee has made under that program and the factors considered in making those decisions. It focuses on the compensation of our Named Executive Officers for 2014, who were:

Name	Title
Charles D. Davidson (retiring May 1, 2015)	Chairman (also CEO until October 21, 2014)
David L. Stover	President and CEO (CEO as of October 21, 2014)
Kenneth M. Fisher	Executive Vice President and Chief Financial Officer
Susan M. Cunningham	Executive Vice President, Environment, Health and Safety Regulatory ("EHSR") and New Frontiers
Ted D. Brown (retired January 31, 2015)	Senior Vice President, Advisor to the CEO
Arnold J. Johnson	Senior Vice President, General Counsel and Secretary

Biographical information for our Named Executive Officers, and other executive officers under the Exchange Act, is included in Appendix B to this Proxy Statement.

2014 Business Highlights

Our compensation program is designed to attract and retain high quality employees and to link their compensation to performance. 2014 was a year of challenge for us and our industry that ended with commodity market uncertainty that continues in 2015 and has resulted in a significant decline in the price of crude oil, as well as that of our common stock. Our results were mixed. Among our significant accomplishments, we:

•	Delivered record sales volumes of 289,000 Boe per day, a 9% increase over 2013 or a 16% increase when normalized for divestitures;

•	produced record total revenue of $5.1 billion for the year;

•	successfully executed a $1.5 billion bond offering, preserving our strong balance sheet;

•	set a Company record best in OSHA recordable and lost time incident rates;

•	had exploration discoveries at Katmai (deepwater Gulf of Mexico), Normantown (Marcellus) and in Nevada;

•	completed a successful IPO of CONE midstream assets in the Marcellus shale area, resulting in $200 million in cash proceeds;

•	took a leadership role among our industry in an effort that resulted in the withdrawal of several anti-development ballot initiatives in Colorado;

•	progressed efforts to develop an important gas market in the Eastern Mediterranean;

•	concluded non-core asset divestitures that generated proceeds of approximately $321 million;

•	secured a new venture area through acquisition of an exploration block in Gabon; and

•	successfully carried out an executive transition plan in response to the announced retirement of our Chairman and CEO, Charles D. Davidson.
On the other hand, we fell short of our expectations in some areas as we:

•	Failed to meet certain targets we had set for the quantitative non-discretionary component of our STIP;

•	despite the three discoveries noted above, added fewer exploration resources than we had planned; and

•	did not conclude all matters necessary to sanction our Leviathan project, offshore Israel.

Compensation Discussion and Analysis

Total stockholder return for 2014 was -30%, ranking eleventh in total stockholder return among our 14 company compensation peer group for that period. Our cumulative stockholder return for the past three fiscal years was 3%.

As we enter 2015, we believe we are well positioned to meet the challenges of the current environment and continue to create value for our stockholders.

The Chairman and CEO Compensation Versus Key Metrics

Because Mr. Davidson served in the combined role of Chairman and CEO until David L. Stover was appointed CEO October 21, 2014, this Proxy Statement will focus on Mr. Davidson's compensation while making reference to Mr. Stover's compensation as appropriate.The following illustrates the directional relationship between our performance, based on three key metrics, and the total direct compensation (including salary, bonus, stock and option awards and non-equity incentive plan compensation) of our Chairman and CEO from 2012 to 2014. These key metrics — production, relative controllable unit costs and discretionary cash flow — were chosen because they have been a part of the quantitative non-discretionary component of our STIP in the past and we believe correlate to long-term stockholder value. Taking these metrics and other 2014 results into account, the total direct compensation of our Chairman and CEO decreased from 2013.

Controllable Unit Costs (percentage relative to compensation peer group)
2014 costs lower than 50% of our peers. 2013 costs lower than 67% of our peers. 2012 costs lower than 73% of our peers.

(1) Non-GAAP results. See “Non-GAAP Financial Measures” in Appendix A to this Proxy Statement for reconciliation to GAAP results.

Compensation Discussion and Analysis

Five-Year Total Stockholder Return

The following chart shows how a $100 investment in our common stock on December 31, 2009 would have grown to over $139.00 on December 31, 2014, with dividends reinvested quarterly. The chart also compares the total stockholder return of our common stock to the same investment in the S&P 500 Index and our current (2014 - 2015) and former compensation peer groups over the same period, with dividends reinvested quarterly. As illustrated below, our common stock outperformed that of our new and former compensation peer groups during this period.

*Copyright© 2014 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

For complete information about our 2014 performance, please see our Annual Report on Form 10-K.

Executive Compensation Highlights

Our compensation program is designed to attract and retain high quality employees and to link their compensation to performance. In 2014 we continued our emphasis on performance-based compensation, with 70% of the compensation of our Chairman and CEO being performance-based. As seen in the following chart:

•	Annual bonus is based on performance;

•	stock options are based on absolute stock price appreciation; and

•	performance shares are based on relative total stockholder return.

Compensation Discussion and Analysis

Performance-based 70%	Other (30%)
Target Bonus	Base Salary
Stock Options	Time-based Shares
Performance Shares
We believe that our compensation program continued to achieve its objective in 2014. In a year of mixed results, our executive officers saw reduced performance-based compensation. Specifically:

•	Based on our performance relative to our quantitative and qualitative goals, our 2014 bonus pool was below target level; and

•	over 75% of pay was delivered in equity and aligned with stockholder interests.

Compensation Discussion and Analysis

Our Compensation Committee reviewed the aggregate estimated realizable pay of our CEO relative to CEOs of our compensation peer group companies for the trailing three year period ending December 31, 2013, compared against the three-year total stockholder return of our compensation peer group companies. The estimated realizable value reflects the aggregate value of base salary, actual bonus paid, "in-the-money" value of stock options, value of restricted stock, an estimated value of outstanding performance awards, and dividends received or accrued as of December 31, 2013.

Subsequent to the realizable comparison shown above, our stock price declined in 2014 along with others in our industry. The chart below updates the realizable compensation for our Chairman through December 31, 2014, in relation to the original target compensation opportunities the Compensation Committee awarded in 2012, 2013 and 2014.

“Target” bars represent the committee's target compensation opportunities, to include annual base salary, target bonus opportunity and targeted equity value. “Realizable” bars represent each year's base salary paid, actual bonus earned and paid, and the prevailing value of equity-based awards as of December 31, 2014, using our closing stock price of $47.43. The prevailing equity values include the updated value of restricted shares awarded, the "in-the-money" value of stock options awarded, and an estimated value of outstanding performance awards, plus dividends received or accrued as of December 31, 2014.
The chart demonstrates how our program delivers strong alignment to stock price performance.

Compensation Discussion and Analysis

Recent Enhancements to the Compensation Program

•
Changes were made for 2015 to the quantitative non-discretionary component of our STIP to reflect metrics and weighting to better align pay with performance in areas we believe best position our Company to meet the challenges of the current environment and continue to create value for our stockholders, with the component to remain weighted at 60% and allocated 15% each to free cash flow and relative total stockholder return and 10% each to production sales volumes, cash costs per unit of sales volumes and relative cash costs per unit of revenue.

•	Our Board revised our Stock Ownership Guidelines to establish a 3X base salary guideline for our executive vice presidents.

•	Our Board approved a change in the calculation of the performance portion of future restricted stock awards upon change of control to provide for vesting on performance, versus at target.

•
Our Board approved an additional change in the treatment of future awards and grants of stock options and restricted stock to include a double-trigger mechanism so that accelerated vesting will only occur upon termination without cause or for good reason in the event of change of control.

•
In the fall of 2014 we notified our employees that we were discontinuing our retiree healthcare benefits as of January 1, 2015, transitioning benefits for pre-age 65 retirees under a defined contribution model and implementing a buyout of eligible pre-age 65 active employees.

Compensation Discussion and Analysis

Executive Compensation Practices

Below we highlight certain executive compensation practices, both what we do and what we don’t do, to provide a better understanding of our compensation program.

What We Do
☑ Pay for Performance - We align compensation with performance through financial incentives that are tied to our results. A substantial portion of executive pay is not guaranteed. We set clear operational and financial goals for corporate and business unit performance and differentiate based on individual achievement.
☑ Review Comparative Compensation Data - We review comparative compensation data for our executive officers prior to making annual executive compensation decisions.
☑ Mitigate Undue Risk - We mitigate undue risk associated with compensation, including having a clawback provision, setting multiple performance measures and targets and maintaining robust Board and management processes to identify risks. We do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact.
☑ Reasonable Post-Employment/Change of Control Provisions - We believe we have reasonable post-employment and change of control arrangements that are generally structured to apply to executive officers in the same manner as the broader employee population.
☑ Modest Perquisites - We provide only modest perquisites that have a sound value to our business.
☑ Stock Ownership Guidelines - We have adopted stock ownership guidelines, which all Named Executive Officers meet.
☑ Regular Review of Share Utilization - We evaluate share utilization by reviewing overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded each year as a percentage of total outstanding shares).
☑ Independent Compensation Consulting Firm - Our Board and its committees benefit from the use of an independent compensation consulting firm that provides no other services to our Company.

☑ Vesting of Performance Shares Upon Change of Control - For restricted stock included as a part of the annual award beginning in 2016, we will vest performance-based shares based on performance, versus at target, in the event of a change of control.

☑ Double-Trigger Equity Vesting Acceleration - For restricted stock and stock options included as a part of the annual award and grant beginning in 2016, we will include a double-trigger mechanism so that accelerated vesting will only occur upon termination without cause or for good reason in the event of a change of control.

Compensation Discussion and Analysis

What We Don’t Do
☒ No Employment Contracts - We do not have employment contracts for the CEO or other Named Executive Officers.
☒ No Inclusion of the Value of Equity Awards in Pension or Severance Calculations
☒ No Personal Aircraft Use
☒ No Separate Change of Control Agreements for Incoming Executive Officers (although Messrs. Davidson and Johnson and Ms. Cunningham have pre-existing separate Change of Control Agreements).
☒ No Excise Tax Gross-Ups Upon Change of Control
☒ No Repricing Underwater Stock Options
☒ No Recycling of Shares Under the 1992 Plan or the 2005 Plan
☒ No Pledging Shares of Company Stock Received as Compensation as Collateral for a Loan, or Hedging such Shares

Results of 2014 Advisory Vote to Approve Executive Compensation
At the 2014 Annual Meeting of Stockholders, we held our fourth annual advisory vote on executive compensation. Over 90% of the votes cast were in favor of this advisory proposal. The Compensation Committee considered this to be a favorable outcome and believes it conveyed our stockholders’ support of the Compensation Committee’s decisions and our executive compensation program. As a result, the Compensation Committee made no material changes in the structure of the program or pay for performance philosophy for 2014. The committee nonetheless continues to seek ways to enhance our executive compensation program to ensure it remains linked to our performance and has implemented the changes previously noted for 2014. At the 2015 Annual Meeting of Stockholders, we will again hold an annual advisory vote to approve executive compensation (page 27), and the Compensation Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.

Determining Executive Compensation

Role of Compensation Committee

As discussed in “Corporate Governance – Board and Committees” on page 8, our executive compensation program is overseen by our Compensation Committee, with input from our management and outside compensation consultant. In its oversight role the committee is responsible for making compensation decisions involving our CEO and other executive officers and evaluating CEO and Company performance for compensatory purposes.

Role of Management

Our CEO and our Senior Vice President of Human Resources and Administration provide input to the committee with respect to executive compensation, key job responsibilities, performance objectives and compensation trends. We believe these individuals are best qualified to support the committee in these areas given their understanding of our business and personnel, compensation program and competitive environment. Our Compensation Committee is not obligated to accept management’s recommendations with respect to executive compensation matters, and meets in executive session to discuss such matters outside of the presence of our management. During 2014, the committee held five executive sessions.

Compensation Discussion and Analysis

Role of Independent Compensation Consultants

Our Compensation Committee may retain, at our expense, independent compensation consultants it deems advisable to assist it in executive compensation matters. The committee meets with the compensation consultants, within and outside the presence of our management, to review findings based on market research regarding executive compensation and considers those findings in determining and making adjustments to our executive compensation program.

Our Compensation Committee continued to retain Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant on executive compensation for 2014, after considering all factors relevant to Meridian’s independence from our management and members of our Compensation Committee. The committee considered a number of traits in making this decision.

Compensation Consultant Traits
•    Effective past performance
•    Provides services to our Board and its committees, not our management
•    Familiar with our executive compensation program and the programs of our compensation peer group
•    Offers a comprehensive range of services associated strictly with executive compensation
•    No conflicts of interest
•    Maintains policies and procedures designed to avoid conflicts of interest

In 2014 the compensation consultant was responsible for reviewing our executive compensation program and providing comparative market data and trends on compensation practices and programs based on an analysis of our peer companies and other factors. Representatives of the compensation consultant participated in all regular scheduled meetings of the committee, including executive sessions without management, and provided input on prevailing trends. The compensation consultant also provided consulting services to our Governance Committee in 2014 in reviewing our non-employee director total compensation. A breakdown of fees paid to the compensation consultant for fiscal years 2014 and 2013 is set out below.

	2014	%	2013	%
Executive Compensation Fees	$183,208	88	$140,747	85
Director Compensation Fees	24,983	12	24,838	15
Total	$208,191	100	$165,585	100

Compensation Considerations

Compensation Benchmarking

When making compensation decisions, we also benchmark the compensation of our CEO and other executive officers relative to that paid to similarly situated executives at companies that we consider to be our peers. Our Compensation Committee maintains a compensation peer group of companies, which consists of larger and smaller publicly-traded oil and gas exploration and production companies that have similar operating and financial characteristics to ours. Our Compensation Committee, with the assistance of our CEO and the compensation consultant, reviews the composition of the peer group annually to ensure that companies remain relevant for comparative purposes.

There are a number of factors considered in determining our compensation peer group, such as base and similarity of operations, relevant market valuation, stock exchange membership, business profile, production and reserves and the identity and operations of companies that consider us to be one of their peers. Taking these factors into account, our Compensation Committee approved the following compensation peer group for 2014, and has approved continuing with the same compensation peer group for 2015, to be considered along with our Company for comparison purposes:

• Anadarko Petroleum Corp. • Apache Corp. • Cabot Oil & Gas Corp. • Chesapeake Energy Corp. • Continental Resources, Inc. • Devon Energy Corp. • EOG Resources, Inc.	• Hess Corp. • Marathon Corp. • Murphy Oil Corp. • Pioneer Natural Resources Co. • Range Resources Corp. • Southwestern Energy Co.

Use of Compensation Data

Over the course of the year, our Compensation Committee analyzes the comparative total compensation of our executive officers. To facilitate this analysis, our CEO and our Senior Vice President of Human Resources and Administration work with

Compensation Discussion and Analysis

the compensation consultant to provide the committee with comparative compensation data that include base salaries, short-term incentive opportunities, and long-term incentive opportunities. They also provide separate summary information on post-employment compensation trends, benefits and other relevant factors. This information reflects recent publicly available information and other market data. We believe that it provides our Compensation Committee with a sufficient basis to analyze the comparative total compensation of our executive officers.

Internal Pay Equity

We believe that our executive compensation program should be internally consistent and equitable. In its review of total compensation, our Compensation Committee considers the relationship between our CEO’s total compensation and that of our other Named Executive Officers, as well as the consistency and equity among all non-CEO executive officers. For 2014, the committee concluded that our CEO’s compensation was reasonable compared to that of our other Named Executive Officers, recognizing the CEO’s broad responsibility and accountability for Company strategy and operations, compliance and controls and investor and government relations.

Our Compensation Committee likewise found that the 2014 total compensation of each of our remaining Named Executive Officers was internally consistent and equitable in light of their respective roles, responsibilities and reporting relationships.

CEO Pay Ratio

Our Compensation Committee recognizes that executive compensation is an evolving area. We are still awaiting final rules to be adopted to implement certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 relating to compensation clawbacks, hedging transactions, pay ratio and pay for performance disclosures. In the absence of final rules, our Board has adopted a compensation clawback policy and a policy with respect to the hedging and pledging of our stock, which are discussed elsewhere in this Proxy Statement. We have also elected to disclose an estimate of the ratio between the pay of our CEO and the median for all of our other employees.

Mr. Davidson, who was both Chairman and CEO until Mr. Stover was appointed CEO on October 21, 2014, had 2014 annual total direct compensation of $8,479,814, while Mr. Stover's was $4,901,031, as reflected in the Summary Compensation Table included in this Proxy Statement. We estimate that the median of the annual total direct compensation for all of our employees, excluding our CEO, was $103,500 for 2014. As a result, we estimate that Mr. Davidson's 2014 annual total direct compensation was approximately 82 times that of the median annual total direct compensation for all of our other employees and Mr. Stover's 2014 annual total direct compensation was approximately 47 times that of the median annual total direct compensation for all of our other employees.

The foregoing estimate may not be reflective of the pay ratio information required under rules, if any, that ultimately are adopted by the SEC.

What We Pay and Why: Elements of Compensation

Our compensation program is designed to attract and retain high quality employees and to link their compensation to performance. We have three elements of total direct compensation: base salary, our short-term incentive plan and our long-term incentive plan. The following table summarizes these three components, as well as our post-employment compensation programs.

Compensation Discussion and Analysis

Component	Base Salary	Short-Term Incentive Plan	Long-Term Incentive Plan	Post-Employment Compensation Programs
Type	• cash	• annual cash bonus	• annual stock option grant, time-based restricted shares and performance-based shares	• qualified and non-qualified plans
Purpose	• deliver baseline cash compensation commensurate with experience and expertise in role	• motivate performance and compensate employees for annual contributions	• incentivize retention through long-term compensation opportunities • align long-term interests of employees and stockholders	• incentivize retention by providing financial security in, and a tax-efficient means to save for, retirement
Structure	• market-based, considering salary range for job grade and responsibilities	• performance-based quantitative and qualitative factors
•  stock options with 10 year term-vesting over three years, time-based restricted shares vesting 40% in year one and 60% in year two, and performance-based shares vesting after three years based on relative total stockholder return
• plans and programs with broad eligibility

Base Salary

Base salary adjustments for our Named Executive Officers are individually determined by the Compensation Committee after consideration of:

•	Breadth, scope and complexity of the role;

•	fairness (employees with similar responsibilities, experience and historical performance are treated comparably);

•	current compensation; and

•	individual performance.
We do not set the base salary of any employee, including any Named Executive Officer, at a certain multiple of the salary of another employee. There are two situations that may warrant a change to base salary: annual market adjustments and changes in role.

2014 Adjustments

Adjustments in base salary for certain of our Named Executive Officers were approved by our Compensation Committee on October 20, 2014, to be effective November 1, 2014, as follows:

•	Mr. Davidson, who is retiring May 1, 2015, received no increase;

•	Mr. Stover received a 29.3% increase (to $950,000) in light of additional responsibilities resulting from his appointment as CEO on October 21, 2014;

•	Mr. Fisher received a 3.9% increase (to $610,000), in light of his responsibility over our finance organization;

•	Ms. Cunningham received a 4.7% increase (to $560,000) in light of her broadened responsibilities over global exploration, new ventures and environment, health & safety;

•	Mr. Brown, who retired January 31, 2015, received no increase; and

•	Mr. Johnson received a 7.9% increase (to $480,000) in light of his broadened responsibilities over our corporate affairs functions including global security.

Short-Term Incentive Plan

Our short-term incentive plan (“STIP”) is available to all of our full-time employees, including our Named Executive Officers. The target STIP bonus for an employee is the employee’s base salary at year-end multiplied by the percentage factor assigned to the employee’s salary classification. The target bonus percentage factors for our Named Executive Officers for 2014 were as follows:

Compensation Discussion and Analysis

Mr. Davidson	110%
Mr. Stover	110%
Mr. Fisher	85%
Ms. Cunningham	80%
Mr. Brown	75%
Mr. Johnson	75%

These target bonus percentage factors were unchanged from 2013 for Messrs. Davidson, Fisher and Brown. For 2014, Mr. Stover's 2013 target of 100% was increased in light of additional responsibilities resulting from his appointment as CEO on October 21, 2014. Ms. Cunningham's 2013 target of 75% was increased in light of her broadened responsibilities over global exploration, new ventures and environment, health and safety. Mr. Johnson's 2013 target of 65% was increased in light of his broadened responsibilities over our corporate affairs functions including global security.

Payout under the plan may range from 0 to 2.5 times the aggregate target bonus pool for all employees. No Named Executive Officer received a STIP bonus in excess of 2.5 times such officer’s target bonus percentage factor for 2014.

At the beginning of each year, typically in January, our Compensation Committee approves annual STIP quantitative performance-based measures, including their relative weighting and specific targets. The measures, weighting and targets are communicated to our executive officers at that time.

Our Compensation Committee approves the target for each quantitative measure after considering prior year results, the Board-approved budget, planned projects and capital spending plans for the upcoming year. Our Compensation Committee also considers that the achievement of those targets can be significantly affected by availability of labor and equipment, acquisitions and sales, weather, product demand and pricing, competition, regulatory changes and other industry conditions that cannot be determined with certainty at the time the targets are set. We believe that our targets are set aggressively in light of these variables and require achievement of significant performance.

The targets for the annual STIP quantitative measures may include certain adjustments that are not normally included in publicly reported results. In addition, the effects of any significant acquisitions or divestitures are taken into account when considering performance against the production and discretionary cash flow targets.

Payout curves were approved for each quantitative measure at the time targets were set, ranging from a factor of 0 to 2.5, with a 1.0 factor at each target. Our Compensation Committee reviewed information provided by our management on actual performance for each measure, as reflected below, as applied to the measure’s payout curve to determine the bonus factor for that measure. Each bonus factor was then multiplied by the weighting for its respective measure, with the sum of the bonus factors, as adjusted for weighting, yielding the STIP quantitative non-discretionary performance-based component. Our Compensation Committee likewise considered our results in areas such as those noted below in determining the qualitative discretionary component factor.

Quantitative Measures (60% weighted)

Our Compensation Committee considered our 2014 results against targets in the following five areas in arriving at a quantitative non-discretionary STIP component:

Measure	Weight	Target(1)	Result(1)	Factor
Production	15%	312.3 MBoe/d	304 MBoe/d	.57
Relative Controllable Unit Costs	15%	50th Percentile of Peers	7th out of 14	1.1
Relative Total Stockholder Return	15%	50th Percentile of Peers	11th out of 14.225
Discretionary Cash Flow	7.5%	$3.681 billion	$3.370 billion(2)	.57
Free Cash Flow	7.5%	($500) million	($959) million(3)	.697
Final quantitative non-discretionary factor				.6325

(1)	The results for 2014 were adjusted to minimize the impact of acquisitions and divestitures that occurred during the year.

(2)
Non-GAAP financial measure. We define discretionary cash flow as net cash provided by operating activities before changes in working capital, cash exploration costs, current tax expense of earnings adjustments and certain other adjustments.

Compensation Discussion and Analysis

(3)	Non-GAAP financial measure. We define free cash flow as net cash provided by operating activities less net cash used in investing activities.

Qualitative Measures (40% of weighted)

The Compensation Committee also considered our 2014 results in the following areas in arriving at the qualitative discretionary STIP component:

Measure	Result
Exploration success	Discoveries at Katmai (deepwater Gulf of Mexico), Normantown (Marcellus) and in Nevada. Dry holes at Bright and Madison (deepwater Gulf of Mexico).
Additions to proved oil and natural gas reserves	141 MMBoe (net) added.
EH&S performance	Company record best OSHA recordable and lost time incident rates.
Total stockholder return	-30%
Strategic initiatives	Successful leadership and organizational transitions. Favorable outcome of Colorado anti-development ballot initiative. Progress in developing Eastern Mediterranean natural gas market.
Final qualitative discretionary factor	.425

Taking into account the .6325 final quantitative non-discretionary factor and .425 final discretionary qualitative factor noted above, and their relative weighting, an overall weighted factor of .55 was applied to our aggregate target bonus pool to determine the total bonus amount to be paid. This amount was then allocated between executive officers and other employees. In the case of executive officers, the committee considered the performance of the CEO as measured against operational and financial goals submitted by the CEO earlier in the year, as well as the CEO’s assessment of the performance of the other executive officers as measured against goals each submitted earlier in the year for his or her business unit or organization, and allocated the pool based on that assessment of individual performance and each executive officer’s respective target bonus percentage factor. A cash payout under the plan based on our 2014 performance occurred in February 2015.

Long-Term Incentive Plan

Under our long-term incentive plan (“LTIP”) our Compensation Committee may make grants or awards of stock options, restricted stock and performance units. Stock options and restricted stock are granted and awarded under our 1992 Stock Option and Restricted Stock Plan (“1992 Plan”).

Approval of Grants and Awards

In approving grants and awards, our Compensation Committee assesses our relative three-year performance versus our compensation peer group on measures such as total stockholder return, debt-adjusted per share production growth and reserve replacement. Other considerations include input from the CEO, market data provided by the compensation consultant, executive officer total compensation and internal pay equity. Grants for the CEO and other executive officers are approved by our Compensation Committee and discussed with our Board, outside the presence of the CEO and the other executive officers.

The regular Board and Compensation Committee meeting schedule for the upcoming year is set in April of the prior year, with regular Board meetings held in January, April, July, October and December. Our Compensation Committee meetings are usually held the day before each Board meeting. The timing of these meetings is not determined by executive officers and is usually in advance of the announcement of earnings. We do not time the release of material non-public information for the purpose of affecting the values of executive compensation. Our Compensation Committee may be aware of approximate earnings results at the time of making equity grant decisions, but it does not

Compensation Discussion and Analysis

adjust the size or timing of grants to reflect possible market reaction.

Generally, annual stock option grants and restricted stock awards are approved at a January meeting of our Compensation Committee. Stock options and restricted stock are granted and awarded annually on February 1 (or the preceding business day if February 1 falls on a Saturday, Sunday or holiday). It is our policy to make grants and awards to executive officers and other employees at the same time. However, specific grants of stock options or awards of restricted stock may be approved at other regular or special meetings to recognize the completion of a significant transaction or project, a change in an employee’s responsibility or a specific achievement, or as an inducement to, or for the retention of, employment. No special grants were made to executive officers in 2014. We communicate grants to executive officers and other employees shortly after the date of approval, in accordance with our customary practices.

Terms of Grants and Awards

Stock option grants represent the right to purchase shares of our common stock over a period of up to 10 years at fair market value, as defined in the 1992 Plan. Stock options vest ratably over a three-year period.

Time-based restricted stock awards will vest 40% on the first anniversary and 60% on the second anniversary. Performance-based restricted stock awards will vest on the third anniversary of the award date, with the number of shares vesting adjusted for our relative total stockholder return ranking as a percentile versus our compensation peer group for the period beginning January 1 of the year of award and ending December 31 of the third year thereafter.

The performance vesting restricted stock awarded in 2014 will vest as shown in the chart below, based on our relative total stockholder ranking (versus compensation peer group), during the three-year performance period.

Company Percentile Rank	Payout%
90th percentile or higher	200%
75th percentile or higher	150%
50th percentile or higher	100%
25th percentile or higher	50%
Below 25th percentile	0%

If the percentile level of our total stockholder return ranking falls between two levels indicated above, the amount vested will be determined on the basis of a straight-line interpolation between the two levels. Dividends (to the extent declared) paid on restricted stock will be equal to the amount paid to other stockholders but will be retained by us and will only vest and be paid if and when the restricted stock vests.

On July 22, 2013, our Compensation Committee adopted a policy by which it would allow the continued or accelerated vesting of equity benefits to employees retiring after attaining age 60 with 10 years of service who provide at least six months written notice of retirement and meet certain other requirements.

On February 17, 2015, our Board approved (i) a change in the calculation of the performance-based portion of future awards of restricted stock to provide for vesting based on performance, versus at target, in the event of a change of control and (ii) the inclusion of a double-trigger mechanism so that accelerated vesting of future grants of stock options and awards of restricted stock will only occur upon termination without cause or for good reason in the event of a change of control.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines for our officers and non-employee directors that are set out in our Corporate Governance Guidelines. On December 9, 2014 our Board revised these guidelines to establish a 3X base salary guideline for our executive vice presidents. We believe that our stock ownership guidelines reinforce the alignment of the long-term interests of our executive officers, non-employee directors and stockholders. We also believe that they help discourage the taking of excessive business risks.

Each officer listed below is expected to own a number of our shares with a value that is a multiple of the officer’s current base salary and each non-employee director is expected to own a number of shares with a value that is a multiple of the director’s annual cash retainer, as follows:

Compensation Discussion and Analysis

Position	Multiple
Chief Executive Officer	6.0X base salary
Chief Financial Officer	3.0X base salary
Executive Vice President	3.0X base salary
Senior Vice President	2.5X base salary
Vice President	2.0X base salary
Non-Employee Director	5.0X annual cash retainer

Holding Requirement

Individuals not meeting these guidelines within a prescribed time frame will be required to retain 50% of any net shares they subsequently acquire upon the vesting of restricted stock and/or the exercise of stock options until the required ownership multiple is met.

On December 8, 2014 our Compensation Committee and Governance Committee reviewed the holdings of our officers and non-employee directors, finding that all of our officers and non-employee directors were in compliance with the guidelines (or, in the case of recently elected officers or non-employee directors, were within the permitted time frame to come into compliance with the guidelines).

Policy on Stock Hedging and Pledging

On December 10, 2013, our Board adopted a policy that prohibits our executive officers and directors from pledging shares of Company stock awarded as compensation for services as an employee or director (including shares owned as a result of the exercise of compensatory stock options) as collateral for a loan or hedging such shares through a covered call, collar or other derivative transaction.

2014 Compensation of Named Executive Officers

Our Compensation Committee, with input from our other independent directors, evaluates our CEO’s compensation and performance, including making decisions in January about his annual equity grant and in October about his continued cash compensation. This evaluation provides the basis for the determination of our CEO's compensation and considers our operational and financial results as well as other areas such as leadership development, risk management, balance sheet management, strategic growth initiatives and succession planning.

In determining the compensation of Messrs. Davidson, Stover and Fisher, Ms. Cunningham and Messrs. Brown and Johnson for 2014, our Compensation Committee considered their respective roles, responsibilities and reporting within our Company; their respective contributions to our overall performance; the performance of their respective business units or organizations; comparisons to our compensation peer group; and internal pay equity.

The following table provides a comparison of each of our Named Executive Officer’s respective 2013 and 2014 total direct compensation, with the exception of Messrs. Brown and Johnson, who were not Named Executive Officers in 2013. (Dollar amounts below are expressed in thousands.)

Charles D. Davidson

Year	Base Salary($)	Bonus ($)	STIP Award($)	Equity Award($)	Total Direct Comp.($)	Change vs. 2013
2014	1,125	—	681	6,674	8,480	(12.8)%
2013	1,125	—	1,856	6,739	9,723

David L. Stover

Year	Base Salary($)	Bonus ($)	STIP Award($)	Equity Award($)	Total Direct Comp.($)	Change vs. 2013
2014	764	—	489	3,649	4,901	(10.6)%
2013	713	—	1,103	3,668	5,483

Kenneth M. Fisher

Year	Base Salary($)	Bonus ($)	STIP Award($)	Equity Award($)	Total Direct Comp.($)	Change vs. 2013
2014	590	—	306	1,913	2,810	(16.8)%
2013	572	—	788	2,017	3,378

Susan M. Cunningham

Year	Base Salary($)	Bonus ($)	STIP Award($)	Equity Award($)	Total Direct Comp.($)	Change vs. 2013
2014	538	—	240	1,424	2,202	(20.4)%
2013	522	—	550	1,696	2,768

Ted D. Brown

Year	Base Salary($)	Bonus ($)	STIP Award($)	Equity Award($)	Total Direct Comp.($)	Change vs. 2013
2014	480	—	360	1,780	2,620

Compensation Discussion and Analysis

Arnold J. Johnson

Year	Base Salary($)	Bonus ($)	STIP Award($)	Equity Award($)	Total Direct Comp.($)	Change vs. 2013
2014	450	—	188	1,112	1,750

We believe that Mr. Davidson’s and Mr. Stover's compensation levels are consistent with the objectives of our compensation program, provide an appropriate mix of fixed and variable compensation, rewards leadership performance that produced some key results in 2014 and provide for the continued achievement of short- and long-term goals necessary for stockholder value creation.

We also believe that the payments and awards to our other Named Executive Officers are appropriate in light of our performance in 2014 and reflect the relative contributions of these individuals, including Mr. Fisher’s leadership within our financial organization; Ms. Cunningham’s role in our global exploration, new ventures and EH&S areas; Mr. Brown’s role as special advisor to the President and in the progress made in addressing Colorado anti-development ballot initiatives; and Mr. Johnson's leadership over our corporate affairs.

On January 27, 2014 our Compensation Committee approved the following stock option grants and restricted stock awards under our 1992 Plan to our Named Executive Officers:

		Targeted Shares of Restricted Stock
	Stock Options	(Time-based)	(Performance-based)
Charles D. Davidson	150,421	30,082	30,082
David L. Stover	82,230	16,445	16,445
Kenneth M. Fisher	43,121	8,623	8,623
Susan M. Cunningham	32,090	6,417	6,417
Ted D. Brown	40,112	8,022	8,022
Arnold J. Johnson	25,070	5,014	5,014

In determining the level of these grants and awards, our Compensation Committee considered market data provided by our compensation consultant regarding our compensation program and appropriate long-term incentive grant levels in light of compensation peer group practices and our relative performance versus that group.

Post-Employment Compensation

Our post-employment compensation is provided under qualified and non-qualified defined benefit plans, qualified and non-qualified defined contribution plans, and either individual change of control agreements or, alternatively, a change of control plan.

Qualified Defined Benefit Plan

In the fall of 2013, we notified our employees, including the participating NEOs, that effective December 31, 2013 our qualified defined benefit plan, (“the Retirement Plan”) would be terminated and liquidated, which we anticipate will occur by the end of calendar year 2015. For additional information about the benefits available to participating Named Executive Officers under our Retirement Plan, please see “Pension Benefits” on page 72 of this Proxy Statement.”

Non-qualified Defined Benefit Plan

Our non-qualified defined benefit plan (“Restoration Plan”) is an unfunded plan that provides the benefits under the Retirement Plan’s benefit formula that cannot be provided by the Retirement Plan because of the annual compensation and annual benefit limitations applicable to the Retirement Plan under the Internal Revenue Code. The amount of an employee’s monthly Restoration Plan benefit will depend upon the employee’s final average monthly compensation, age and the number of his or her years of credited service (which is limited to a maximum of 30 years). Restoration Plan benefits are calculated using the same methodology utilized for our Retirement Plan. Employees originally hired before May 1, 2006, which include all of our Named Executive Officers except Mr. Fisher, continued to accrue benefits under the Restoration Plan through December 31, 2013.

We amended our Restoration Plan effective December 31, 2013 to freeze the accrual of benefits under the plan in coordination with the termination of our Retirement Plan so that no additional benefits will accrue under the Restoration Plan after December 31, 2013. Benefits accrued under the Restoration Plan as of that date will be frozen, and payments under the Restoration Plan will continue to be made in ordinary course without acceleration of payment. Participants in the Restoration Plan who remain employed by us upon final liquidation and distribution of assets of the Retirement Plan may

Compensation Discussion and Analysis

elect to have the lump sum present value of their Restoration Plan benefits converted into an account balance under our non-qualified deferred compensation plan. For additional information about the benefits available to participating Named Executive Officers under our Restoration Plan, please see “Pension Benefits” on page 72 of this Proxy Statement.

Qualified Defined Contribution Plan

Our qualified defined contribution plan (“401(k) Plan,” formerly referred to as the Thrift Plan) is a tax-qualified retirement savings plan generally available to our employees, including our Named Executive Officers. The 401(k) Plan allows participants to contribute the lesser of up to 50% of their basic compensation, or the limit prescribed by the Internal Revenue Code, on a pre-tax basis. We match 100% of the first six percent of a participant’s eligible pre-tax contribution. Participants are 100% vested in the Company’s contributions after three years of service, vesting 34%, 67% and 100% following years one, two and three.

In addition, since 2006,we have made the following age-weighted contribution to the 401(k) Plan for each participant whose initial employment date was on or after May 1, 2006 (which does not include any of our Named Executive Officers except Mr. Fisher):

Age of Participant	Contribution Percentage (Below the FICA Taxable Wage Base)	Contribution Percentage (Above the FICA Taxable Wage Base)
Under 35	4%	8%
At least 35 but under 48	7%	10%
At least 48	9%	12%

Starting in 2014, these age-weighted contributions will also be made to participants whose initial employment dates were prior to May 1, 2006. The contributions made to our 401(k) Plan by or for a participant are credited to accounts maintained for such participant under the plan. The amounts credited to a participant’s account are invested at the direction of the participant in various investment fund options available under the 401(k) Plan, including investment in shares of our common stock.

Effective beginning in 2014, an additional transition contribution equal to 6% of a participant’s basic compensation will be made to the accounts of certain eligible employees who were participating in the

Retirement Plan when it terminated on December 31, 2013 and who meet certain other criteria.

Non-qualified Deferred Compensation Plan

Our non-qualified deferred compensation plan (“Deferred Compensation Plan”) allows executive officers, and certain other employees, to save for retirement in a tax-effective way at a favorable cost to us. Under the Deferred Compensation Plan, participants are allowed to defer portions of their salary and bonus and to receive certain matching and age-weighted contributions that would have been made to our 401(k) Plan if the 401(k) Plan had not been subject to Internal Revenue Code compensation and contribution limitations. Under this unfunded program, amounts deferred by the participant have been credited annually with interest at a rate equal to the greater of 125% of the 120-month rolling average of 10-year U.S. Treasury notes or the 120-month rolling average of the prime rate as published in The Wall Street Journal.

We amended our Deferred Compensation Plan effective January 1, 2014 to:

•
Allow participants to elect, in lieu of having their accounts credited with the interest rate described above, to have their accounts adjusted to reflect the results of an array of notional investment options;

•
provide for additional contribution credits to be made for certain participants that are designed to offset the financial impact to them of the freezing of benefit accruals under the Retirement Plan; and

•
establish additional account balances for those participants who elect to have the lump sum present value of their Restoration Plan benefits converted into an account balance under the Deferred Compensation Plan.

Change of Control Arrangements

We have adopted change of control arrangements for our executive officers and certain other employees. A change of control could result in a material change in the leadership and direction of our Company, creating uncertainties among employees and executive officers in such areas as the continuity of management, continued employment opportunities, and our ability to execute existing programs. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive

Compensation Discussion and Analysis

impact of an actual or rumored change of control. Based on information provided by our compensation consultant, we believe that these arrangements are common practice and align our executive officer interests with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interest of stockholders without undue concern over whether the transactions may jeopardize their continued employment.

All of our change of control arrangements include provisions regarding severance benefits that our executive officers and certain other employees may be entitled to receive if they are terminated within two years following a change of control. Under these arrangements, if a Named Executive Officer is terminated for any reason (other than for cause, disability or death) within two years after a change of control, we will then pay or provide the following to that Named Executive Officer:

•	All unpaid salary and expenses;

•	a lump sum equal to a multiple of his or her annual cash compensation (made up of annual salary and bonus) ranging from 2.5 times to 2.99 times;

•	an amount equal to his or her pro rata target bonus for the then-current year;

•
life, disability, medical and dental insurance benefits, upon his or her written request, ranging among Named Executive Officers from 30 to 36 months or such shorter period until the executive obtains substantially equivalent coverage from a subsequent employer; the vesting of his or her stock options and restricted stock; and

•	reimbursement for reasonable fees up to $15,000 for out-placement employment services.
If we terminate the Named Executive Officer for cause, no benefit is payable to, or with respect to, that Named Executive Officer under our change of control arrangements. A termination for cause may only be made by the affirmative vote of a majority of the members of our Board.

Our change of control arrangements include a plan or, in the alternative, individual change of control agreements. Specifically, on October 24, 2006, our Board approved a Change of Control Severance Plan for Executives (“Executive Change of Control Plan”), which became effective on that date. The plan covers our executive officers and certain key employees, provided that they are not already party to pre-existing change of control agreements with us. All of our Named Executive Officers, except Messrs. Stover and Fisher, are parties to pre-existing change of control agreements and therefore may not participate in the plan at this time. Messrs. Stover and Fisher currently participate in our Executive Change of Control Plan.

In the case of Mr. Stover, his pre-existing change of control agreement was terminated upon his appointment as President and Chief Executive Officer effective October 21, 2014, at which time he became a participant in the Executive Change of Control Plan, with an increase in the lump sum payment multiple in the event of a change of control from 2.5 times his annual cash compensation to 2.99 times and the period for certain continuing welfare benefits was increased from 30 months to 36 months.

Our change of control arrangements previously provided for a tax gross-up payment to the Named Executive Officer that would fully offset the effect of (a) any excise tax imposed by Section 4999 of the Internal Revenue Code upon the benefits payable under such arrangements (or under any other Company plan, arrangement or agreement), and (b) any federal, state or local income tax or additional Section 4999 excise tax that is attributable to the tax gross-up payment. Effective February 1, 2011, the tax gross-up provision was eliminated from all of our individual change of control agreements and our Executive Change of Control Plan.

Severance Benefit Plan

Our Severance Benefit Plan (“Severance Benefit Plan”) is an unfunded plan that provides for severance benefits to eligible employees, including our executive officers, in certain instances based upon years of completed service. The severance benefits are comprised of:

•	A cash payment of two weeks of base salary pay for every year of completed service, with a minimum of 12 weeks of pay and a maximum of 52 weeks of pay;

•	a prorated STIP payment based on the number of months of employment during the calendar year of termination;

•	six months of reduced-rate contributions under our medical and dental plans; and

Compensation Discussion and Analysis

•	twelve weeks of coverage under our employee assistance plan.

Perquisites

We do not consider perquisites to be a material component of executive compensation. In 2014, certain of our executive officers received modest personal benefits that have a sound value to our business, such as club membership dues reimbursement and comprehensive physical examinations.

Other Compensation Matters

Health and Welfare Programs

We offer a number of other benefits to our executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefit programs include medical, dental and vision insurance, long-term disability (“LTD”) and short-term disability insurance, life and accidental death and dismemberment (“AD&D”) insurance, health and dependent care, flexible spending accounts, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits.

On October 20, 2014 our Compensation Committee agreed to discontinue retiree healthcare benefits as of January 1, 2015, transitioning benefits for pre-age 65 retirees under a defined contribution model and implementing a buyout of eligible pre-age 65 active employees.

Indemnification Agreements

We have entered into an indemnification agreement with each of our non-employee directors and our executive officers. These agreements provide for us to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or executive officers and to advance their expenses incurred as a result of a proceeding as to which they may be indemnified. We also cover such persons under a directors’ and officers’ liability insurance policy that we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable law and are in addition to any other rights the individual may have under our Certificate of Incorporation, By-Laws and applicable law. We believe these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced executive officers and non-employee directors.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code may limit our ability to deduct annual compensation in excess of $1,000,000 that is paid to our CEO and other Named Executive Officers, unless that compensation is “performance-based compensation” within the meaning of Section 162(m) and the regulations promulgated thereunder. We believe that all of the stock options and performance-based restricted shares granted under the 1992 Plan qualify as performance-based compensation and therefore are not subject to the deduction limitation of Section 162(m). However, the salary and STIP payouts paid to our executive officers, the time-vested restricted stock awards, and certain payments provided for under our change of control arrangements with the Named Executive Officers are not exempt from this deduction limit.

Although we consider tax deductibility in the design and administration of our executive compensation plans and program, we believe that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it results in the non-deductibility of certain compensation under the Internal Revenue Code.

Rules under generally accepted accounting principles determine the manner in which we account in our consolidated financial statements for grants of equity-based compensation to our employees. Our accounting policies for equity-based compensation are further discussed in Note 11 to our consolidated financial statements, included in our 2014 Annual Report on Form 10-K.

REPORT OF THE COMPENSATION, BENEFITS
AND STOCK OPTION COMMITTEE
ON EXECUTIVE COMPENSATION

The following report of the Compensation, Benefits and Stock Option Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), and the information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

The Compensation, Benefits and Stock Option Committee has reviewed the Compensation Discussion and Analysis contained in this Proxy Statement and discussed this disclosure with management. Based on this review and discussions with management, the Compensation, Benefits and Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

March 12, 2015

Compensation, Benefits and
Stock Option Committee

Kirby L. Hedrick, Chair
Jeffrey L. Berenson
Edward F. Cox
Thomas J. Edelman
Molly K. Williamson

Compensation Tables

Summary Compensation Table

The following table sets forth summary information concerning the compensation earned by our Named Executive Officers during 2012, 2013 and 2014.

Name and Principal Position	Year	Salary ($)(1)	Bonus($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings($)(5)	All Other Compensation ($)(6)	Total ($)
Charles D. Davidson	2014	1,125,000	—	3,634,206	3,040,008	680,600	729,721	280,612	9,490,147
Chairman	2013	1,125,000	—	3,787,477	2,951,607	1,856,250	4,219,830	79,472	14,019,636
(also CEO until October 21, 2014)	2012	1,125,000	—	3,750,031	3,025,060	2,165,625	2,102,110	78,703	12,246,529
David L. Stover	2014	763,943	—	1,986,720	1,661,868	488,500	186,049	191,393	5,278,473
President and Chief Executive Officer	2013	713,414	—	2,061,191	1,606,308	1,102,500	2,455,659	56,511	7,995,583
(CEO as of October 21, 2014)	2012	679,930	—	2,250,018	1,815,042	1,242,500	866,440	51,615	6,905,545
Kenneth M. Fisher	2014	590,096		1,041,745	871,475	306,200	2,743	116,675	2,928,934
Executive Vice President and	2013	572,321	—	1,133,678	883,483	788,449	5,116	113,574	3,496,621
Chief Financial Officer	2012	552,817	—	1,149,955	927,690	789,919	997	111,896	3,533,274
Susan M. Cunningham	2014	538,366		775,238	648,539	240,000	123,900	116,700	2,442,743
Executive Vice President,	2013	522,048	—	953,172	742,916	550,030	1,515,840	48,521	4,332,527
EHSR & New Frontiers	2012	502,817	—	1,324,984	1,068,854	675,588	624,323	250,501	4,447,067
Ted D. Brown	2014	480,000	—	969,138	810,664	360,000	83,369	100,475	2,803,646
Senior Vice President,
Advisor to President & CEO
Arnold J. Johnson	2014	449,712	—	605,741	506,665	187,900	141,330	106,281	1,997,629
Senior Vice President, General Counsel and Secretary

(1)	Certain of our Named Executive Officers deferred a portion of their base salaries under our Deferred Compensation Plan:

Name	Year	Percentage of Salary Deferred	Amount Deferred ($)
Charles D. Davidson	2014	45%	506,250
	2013	45%	506,250
	2012	45%	506,250
David L. Stover	2014	5%	38,197
	2013	6%	42,805
	2012	6%	40,796
Kenneth M. Fisher	2014	4%	23,604
	2013	4%	22,893
	2012	4%	22,113
Arnold J. Johnson	2014	3%	13,491

Compensation Tables

(2)
Reflects the aggregate grant date fair value of restricted stock awarded under our 1992 Plan, which was computed in accordance with FASB ASC Topic 718. Shares awarded in 2013 and 2014 will vest according to the following schedule: 40% after year one and 60% after year two. Performance restricted stock awarded in 2013 and 2014 will vest three years after the date of grant upon, and subject to a formula related to, our achievement of certain levels of total stockholder return relative to a pre-determined compensation peer group. Shares awarded in 2012 will vest according to the following schedule: 20% on the first anniversary of the award date; an additional 30% on the second anniversary of the award date; and the remaining 50% on the third anniversary of the award date. The vesting of these 2012 shares is not contingent upon the satisfaction of any performance goals. See the Grants of Plan-Based Awards table for information on restricted stock awarded in 2014.

(3)
Reflects the aggregate grant date fair value of non-qualified stock options granted under our 1992 Plan. Options represent the right to purchase shares of common stock at a price per share equal to fair market value on the date of grant. Options will vest ratably over three years in equal installments on the first, second and third anniversaries of the date of grant. Vesting of these options is not contingent upon the satisfaction of any performance goals, although none of the options may be exercised before the first anniversary (absent a change of control) or after the tenth anniversary of the date of grant. See the Grants of Plan-Based Awards table for information on stock options granted in 2014.

(4)
Reflects payments under our STIP based on the achievement of certain performance goals during the year indicated. STIP awards earned during the year indicated were paid or deferred in February of the following year, as follows:

Name	Year	STIP Payout ($)
Charles D. Davidson	2014	680,600
	2013	1,856,250
	2012	2,165,625
David L. Stover	2014	488,500
	2013	1,102,500
	2012	1,242,500
Kenneth M. Fisher	2014	306,200
	2013	788,449
	2012	789,919
Susan M. Cunningham	2014	240,000
	2013	550,030
	2012	675,588
Ted D. Brown	2014	360,000
Arnold J. Johnson	2014	187,900

(5)
Reflects during the year indicated: (a) the aggregate increase in actuarial present value of the Named Executive Officer’s benefits under our Retirement Plan and Restoration Plan; and (b) the above-market Deferred Compensation Plan earnings, as follows:

Compensation Tables

Name	Year	Increase in Retirement and Restoration Plans ($)(a)	Deferred Compensation Above-Market Earnings($)(b)
Charles D. Davidson	2014	424,024	305,697
	2013	3,510,498	709,332
	2012	1,893,070	209,040
David L. Stover	2014	159,516	26,533
	2013	2,391,405	64,254
	2012	848,025	18,415
Kenneth M. Fisher	2014	—	2,743
	2013	—	5,116
	2012	—	997
Susan M. Cunningham	2014	123,900	—
	2013	1,515,840	—
	2012	624,323	—
Ted D. Brown	2014	83,369	—
Arnold J. Johnson	2014	107,169	34,161

(a)
Beginning of year values for calculating the aggregate increase in actuarial present value reflect a 3.25% discount rate for the Retirement Plan and a 3.00% discount rate for the Restoration Plan; end of year values reflect a 3.50% discount rate for the Retirement Plan and Restoration Plan. Present values are based on the same actuarial assumptions and measurement dates used to determine the pension benefit obligations disclosed in Note 11 to our consolidated financial statements included in our 2014 Annual Report on Form 10-K, except that for year 2012 for purposes of the present value calculations, participants are assumed to work until age 65 and commence their benefits at that time. Effective December 31, 2013, we adopted an amendment to the Retirement Plan to cease benefit accruals and to terminate the plan (see “Pension Benefits” section for more information). We anticipate that the Retirement Plan benefits will be distributed to the participants in 2015. Therefore, for years 2013 and 2014, the present value calculations assume that the participants will commence their benefit on December 31, 2015 (for Mr. Davidson it is assumed that he will commence his benefit on his 65th birthday in 2015). The following factors contributed to the 2013 increase (with the respective percentage that each factor contributed to the total increase for each named executive officer): (i) normal growth of benefit due to an additional year of benefit accrual (for Mr. Davidson 34%, for Mr. Stover 26%, and for Ms. Cunningham 26%), (ii) lower discount rates used for the present value calculation (for Mr. Davidson 2%, for Mr. Stover 8%, and for Ms. Cunningham 8%), (iii) the change in the definition of final average earnings in connection with the plan termination (for Mr. Davidson 64%, for Mr. Stover 30%, and for Ms. Cunningham 26%), and (iv) due to the anticipated distribution of plan benefits in 2015, the present value calculation assumes that participants will commence their benefit on December 31, 2015 (as opposed to age 65) which includes the effect of capturing the value of pre-65 early retirement subsidies (these subsidies were not reflected in the 2012 increase since it was assumed that benefits commenced at age 65) and a shorter discounting period (for Mr. Davidson 0%, Mr. Stover 36%, and for Ms. Cunningham 40%).

(b)
Above-market earnings in 2014 are based on the difference between the plan crediting rate of 4.81% and 120% of the annual long-term Applicable Federal Rate as of September 2013 (3.94%); earnings in 2013 are based on the difference between the plan crediting rate of 4.90% and 120% of the annual long-term Applicable Federal Rate as of September 2012 (2.62%); and earnings in 2012 are based on the difference between the plan crediting rate of 5.06% and 120% of the annual long-term Applicable Federal Rate as of September 2011 (4.30%).

(6)	All other compensation includes:

Compensation Tables

Name	Year	401(k) Matching Contributions ($)	401(k) Retirement Savings Contributions ($)	Deferred Compensation Plan Registrant Contributions ($)(a)	Club Memberships ($)	Insurance Premiums ($)	Holiday Bonus ($)	Physical Examinations ($)	Temporary Expatriate Assignment Compensation ($)(b)
Charles D. Davidson	2014	15,600	18,900	231,990	9,928	1,872	172	2,150
	2013	15,300	—	52,200	9,928	1,872	172	—	—
	2012	15,000	—	52,500	9,174	1,872	157	—	—
David L. Stover	2014	15,600	18,900	145,337	9,512	1,872	172	—	—
	2013	15,300	—	27,505	9,512	1,872	172	2,150	—
	2012	15,000	—	25,796	8,790	1,872	157	—	—
Kenneth M. Fisher	2014	15,600	18,900	68,208	11,923	1,872	172	—	—
	2013	15,300	18,200	66,107	11,923	1,872	172	—	—
	2012	15,000	18,000	63,204	11,178	1,872	157	2,485	—
Susan M. Cunningham	2014	15,600	18,900	74,496	—	1,872	172	5,660	—
	2013	15,300	—	—	—	1,872	172	—	30,600
	2012	15,000	—	—	—	1,872	157	—	232,885
Ted D. Brown	2014	15,600	18,900	63,990	—	1,797	188	—	—
Arnold J. Johnson	2014	15,600	18,900	69,921	—	1,688	172	—	—

(a)	The following amounts were credited to the Named Executive Officer's Non-Qualified Deferred Compensation Plan Account:

Name	Year	Matching Contribution ($)	Retirement Savings Contribution ($)	Transition Contribution ($)	Total Deferred Compensation Plan Registrant Contributions ($)
Charles D. Davidson	2014	51,900	112,590	67,500	231,990
	2013	52,200	—	—	52,200
	2012	52,500	—	—	52,500
David L. Stover	2014	30,237	69,263	45,837	145,337
	2013	27,505	—	—	27,505
	2012	25,796	—	—	25,796
Kenneth M. Fisher	2014	19,806	48,402	—	68,208
	2013	19,039	47,068	—	66,107
	2012	18,169	45,035	—	63,204
Susan M. Cunningham	2014	—	42,194	32,302	74,496
	2013	—	—	—	—
	2012	—	—	—	—
Ted D. Brown	2014	—	35,190	28,800	63,990
Arnold J. Johnson	2014	11,383	31,555	26,983	69,921

(b)
In 2013, Ms. Cunningham completed a temporary expatriate assignment in Israel. As part of our expatriate assignment policy, the amounts in this column include the following compensation uplifts: expatriate assignment premium in the amount of $10,200, expatriate hardship pay in the amount of $13,600 and an expatriate location premium in the amount of $6,800. In 2012, Ms. Cunningham received the following compensation uplifts as part of our expatriate assignment policy: expatriate assignment premium in the amount of $31,615, expatriate hardship pay in the amount of $42,154 and an expatriate location premium in the amount of $21,077. In addition,

Compensation Tables

the 2012 amount includes imputed income in the amount of $133,318 which represents federal income and FICA taxes paid on behalf of Ms. Cunningham as part of our expatriate assignment tax equalization policy. Finally, this amount includes a short-term relocation allowance payment of $3,000 which was grossed up for federal income and FICA taxes in the amount of $1,721.

As reflected in the Summary Compensation Table above, the salary received by each of our Named Executive Officers as a percentage of their respective total compensation during the year indicated was as follows:

Name	Year	Percentage of Total Compensation
Charles D. Davidson	2014	11.9%
	2013	8.0%
	2012	9.2%
David L. Stover	2014	14.5%
	2013	8.9%
	2012	9.9%
Kenneth M. Fisher	2014	20.1%
	2013	16.4%
	2012	15.7%
Susan M. Cunningham	2014	22.0%
	2013	12.1%
	2012	11.3%
Ted. D. Brown	2014	17.1%
Arnold J. Johnson	2014	22.5%

Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards made to our Named Executive Officers during 2014.

Name	Approval Date(1)	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Charles D. Davidson	1/27/2014	1/31/2014	—	1,237,500	—
	1/27/2014	1/31/2014				15,041	30,082	60,164				1,759,195
	1/27/2014	1/31/2014							30,082			1,875,011
	1/27/2014	1/31/2014								150,421	62.33	3,040,008
David L. Stover	1/27/2014	1/31/2014	—	840,337	—
	1/27/2014	1/31/2014				8,223	16,445	32,890				961,703
	1/27/2014	1/31/2014							16,445			1,025,017
	1/27/2014	1/31/2014								82,230	62.33	1,661,868
Kenneth M. Fisher	1/27/2014	1/31/2014	—	501,582	—

Compensation Tables

	1/27/2014	1/31/2014				4,312	8,623	17,246				504,273
	1/27/2014	1/31/2014							8,623			537,472
	1/27/2014	1/31/2014								43,121	62.33	871,475
Susan M. Cunningham	1/27/2014	1/31/2014	—	430,693	—
	1/27/2014	1/31/2014				3,209	6,417	12,834				375,266
	1/27/2014	1/31/2014							6,417			399,972
	1/27/2014	1/31/2014								32,090	62.33	648,539
Ted D. Brown	1/27/2014	1/31/2014	—	360,000	—
	1/27/2014	1/31/2014				4,011	8,022	16,044				469,126
	1/27/2014	1/31/2014							8,022			500,011
	1/27/2014	1/31/2014								40,112	62.33	810,664
Arnold J. Johnson	1/27/2014	1/31/2014	—	337,284	—
	1/27/2014	1/31/2014				2,507	5,014	10,028				293,219
	1/27/2014	1/31/2014							5,014			312,523
	1/27/2014	1/31/2014								25,070	62.33	506,665

(1)	All grants were approved by our Compensation Committee, and were effective and priced on the date of grant.

(2)
Represents the shares of restricted stock granted under our 1992 Plan in 2014. The shares will vest on January 31, 2017 if specified performance goals are satisfied. Performance goals for determining vesting are described in the CD&A under the heading "Long-Term Incentive Plan." Dividends declared on shares of restricted stock are accrued during the three-year restricted period and will be paid upon vesting of restricted shares.

(3)
Represents the shares of restricted stock awarded under our 1992 Plan in 2014. The shares will vest according to the following schedule: 40% of the award will vest on the first anniversary of the award date and remaining 60% of the award will vest on the second anniversary of the award date. Dividends declared on shares of restricted stock are accrued during the two-year restricted period and will be paid upon vesting of restricted shares.

(4)
Represents grants of non-qualified stock options under our 1992 Plan in 2014. Options represent the right to purchase shares of common stock at the price per share (equal to fair market value on the date of grant) indicated in the table. Options will vest ratably over three years in equal installments on the first, second and third anniversaries of the date of grant.

(5)
Exercise price at “fair market value” was defined in our 1992 Plan as the closing price of our common stock on the NYSE on the date of grant. The closing price of our common stock on January 31, 2014 was $62.33.

(6)
Reflects aggregate grant date fair value of restricted stock awarded and non-qualified stock options granted to our Named Executive Officers on January 31, 2014 computed in accordance with FASB ASC Topic 718.

Compensation Tables

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to restricted stock and stock options held by our Named Executive Officers as of December 31, 2014.

Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock Held That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Charles D. Davidson	164,118	—			26.71	2/1/2017	36,830	(4)	1,746,847
	250,400	—			36.47	2/1/2018	20,194	(4)	957,801	67,312	(7)	3,192,608
	260,980	—			25.10	1/30/2019	30,082	(5)	1,426,789	60,164	(8)	2,853,579
	211,520	—			37.55	2/1/2020
	189,546	—			45.20	2/1/2021
	125,690	62,846	(1)		50.91	2/1/2022
	57,688	115,376	(2)		54.60	2/1/2023
	—	150,421	(3)		62.33	1/31/2024
David L. Stover	31,960	—			22.97	2/1/2016	22,098	(4)	1,048,108
	97,220	—			26.71	2/1/2017	10,990	(4)	521,256	36,632	(7)	1,737,456
	119,498	—			36.47	2/1/2018	16,445	(5)	779,986	32,890	(8)	1,559,973
	145,420	—			25.10	1/30/2019
	31,948	—			25.40	3/18/2019
	111,682	—			37.55	2/1/2020
	97,482	—			45.20	2/1/2021
	75,414	37,708	(1)		50.91	2/1/2022
	31,396	62,788	(2)		54.60	2/1/2023
	—	82,230	(3)		62.33	1/31/2024
Kenneth M. Fisher	65,898	—			33.73	11/16/2019	11,294	(4)	535,674
	53,792	—			37.55	2/1/2020	6,046	(4)	286,762	20,148	(7)	955,620
	54,158	—			45.20	2/1/2021	8,623	(5)	408,989	17,246	(8)	817,978
	38,546	19,272	(1)		50.91	2/1/2022
	17,268	34,534	(2)		54.60	2/1/2023
	—	43,121	(3)		62.33	1/31/2024
Susan M. Cunningham	31,160	—			14.94	2/1/2015	13,014	(4)	617,254
	16,000	—			20.73	8/1/2015	5,082	(4)	241,039	16,940	(7)	803,464
	31,960	—			22.97	2/1/2016	6,417	(5)	304,358	12,834	(8)	608,717
	68,910	—			26.71	2/1/2017
	59,244	—			36.47	2/1/2018
	68,118	—			25.10	1/30/2019
	53,248	—			25.40	3/18/2019
	53,694	—			37.55	2/1/2020
	47,384	—			45.20	2/1/2021
	44,412	22,204	(1)		50.91	2/1/2022
	14,520	29,040	(2)		54.60	2/1/2023
	—	32,090	(3)		62.33	1/31/2024

Compensation Tables

Ted D. Brown	39,088	—		37.55	2/1/2020	9,330	(4)	442,522
	47,384	—		45.20	2/1/2021	5,496	(4)	260,675	18,316	(7)	868,728
	31,842	15,920	(1)	50.91	2/1/2022	8,022	(5)	380,483	16,044	(8)	760,967
	15,698	31,394	(2)	54.60	2/1/2023
	—	40,112	(3)	62.33	1/31/2024
Arnold J. Johnson	25,142			22.97	2/1/2016	6,138	(4)	291,125
	49,010			26.71	2/1/2017	3,160	(4)	149,879	10,532	(7)	499,533
	26,842			36.47	2/1/2018	5,014	(5)	237,814	10,028	(8)	475,628
	41,330			25.10	1/30/2019
	35,438			37.55	2/1/2020
	32,492			45.20	2/1/2021
	20,948	10,474	(1)	50.91	2/1/2022
	9,026	18,052	(2)	54.60	2/1/2023
	—	25,070	(3)	62.33	1/31/2024

(1)	Stock options vested February 1, 2015.

(2)	50% of stock options vested February 1, 2015; and 50% of stock options vest February 1, 2016.

(3)	33 1/3% of stock options vested January 31, 2015; 33 1/3% of stock options vest January 31, 2016; and 33 1/3% of stock options vest January 31, 2017.

(4)	Restricted stock vested February 1, 2015.

(5)	40% of restricted stock vested January 31, 2015; and 60% of restricted stock vests January 31, 2016.

(6)	Market value based on December 31, 2014 closing price of $47.43.

(7)
Performance restricted stock will vest February 1, 2016 upon, and subject to a formula related to, our achievement of certain levels of total stockholder return relative to a pre-determined industry peer group, granted under the 1992 Plan. Performance goals for determining vesting are described in the CD&A under the heading "Long-Term Incentive Plan."

(8)
Performance restricted stock will vest January 31, 2017 upon, and subject to a formula related to, our achievement of certain levels of total stockholder return relative to a pre-determined industry peer group, granted under the 1992 Plan. Performance goals for determining vesting are described in the CD&A under the heading "Long-Term Incentive Plan."

Stock Option Exercises and Stock Vesting

The table below sets forth certain information with respect to vesting of restricted stock and the exercise of stock options held by our Named Executive Officers during fiscal year 2014.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Stock Awards Value Realized on Vesting ($)(1)
Charles D. Davidson	320,032	16,276,301	74,276	4,632,333
David L. Stover	—	—	40,496	2,525,509
Kenneth M. Fisher	—	—	21,868	1,363,807
Susan M. Cunningham	34,188	1,780,074	20,876	1,301,879
Ted D. Brown	—	—	18,940	1,181,208
Arnold J. Johnson	—	—	12,428	775,102

(1)
Shares of restricted stock awarded our Named Executive Officers on February 1, 2011, February 1, 2012 and February 1, 2013 vested on February 1, 2014. Income was recognized on vesting based on the average of the high and low trading price of our common stock of $62.40 on January 31, 2014 (as February 1 fell on a Saturday) for restricted stock awarded on February 1, 2011. Based on the amended 1992 Plan, shares of restricted stock awarded beginning in 2012 will have income recognized on vesting based on the closing trading price of our common stock ($62.33 on January 31, 2014). Dividends that accrued on shares of restricted stock that vested were paid in 2014 as follows: Mr. Davidson — $83,637; Mr. Stover — $45,127; Mr. Fisher — $24,460; Ms. Cunningham — $23,206; Mr. Brown — $21,146; and Mr. Johnson — $14,125.

Compensation Tables

Pension Benefits
The amounts reported in the table below reflect the present value of accumulated benefits as of December 31, 2014 for the Named Executive Officers under our Retirement Plan and Restoration Plan. The estimates assume that benefits are received in the form of a ten-year certain and life annuity. Effective December 31, 2013, we adopted an amendment to the Retirement Plan to cease benefit accruals and to terminate the plan. Certain other amendments were adopted related to final average earnings, early retirement subsidies and interest rates used for lump sum payments in order to transition active participants to our defined contribution plan platform. We are in the process of obtaining approvals from certain governmental agencies to terminate and liquidate the Retirement Plan assets. Upon approval from these agencies, active and deferred vested participants will have the opportunity to receive the value of their Retirement Plan benefit in the form of a lump sum payment. We are also in the process of securing an insurance company to purchase an annuity contract to secure the accrued benefits of those participants who do not elect to receive a lump sum payment and for those participants who are receiving a monthly benefit from the Retirement Plan in the form of an annuity. It is anticipated that this winding down process of the Retirement Plan will be completed in 2015.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Charles D. Davidson	Retirement Plan	13	962,263	—
	Restoration Plan	13	12,717,555	—
David L. Stover	Retirement Plan	11	736,413	—
	Restoration Plan	11	4,988,661	—
Susan M. Cunningham	Retirement Plan	13	908,258	—
	Restoration Plan	13	3,378,282	—
Ted D. Brown	Retirement Plan	8	584,014	—
	Restoration Plan	8	2,038,037	—
Arnold J. Johnson	Retirement Plan	13	934,620	—
	Restoration Plan	13	2,415,770	—

(1)
The above Named Executive Officers are fully vested in their retirement benefits. Each is eligible for immediate commencement and can elect an unlimited lump sum option for his or her Retirement Plan benefit. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and specified the timing for receipt of benefits. Each of the above Named Executive Officers elected to receive a lump sum from the Restoration Plan. Messrs. Davidson, Brown, and Johnson and Ms. Cunningham elected to receive their Restoration Plan benefits upon separation of service and Mr. Stover elected to receive his Restoration Plan benefit at the later of age 55 or separation of service. The following amounts would be payable to our Named Executive Officers from our Retirement Plan and Restoration Plan effective January 1, 2015:

Name	Age at 12/31/2014	Retirement Plan Monthly Annuity ($)	Retirement Plan Lump Sum ($)	Restoration Plan Lump Sum ($)
Charles D. Davidson	64.83	5,626	970,305	12,830,578
David L. Stover	57.17	3,685	734,518	4,989,634
Susan M. Cunningham	59.00	4,700	907,961	3,384,623
Ted D. Brown	59.58	3,067	586,400	2,046,462
Arnold J. Johnson	59.42	4,879	935,685	2,423,230

(2)
Represents the actuarial present value of the accumulated pension benefits as of December 31, 2014 under our Retirement Plan and Restoration Plan. Present values are based on the same actuarial assumptions and measurement dates used to calculate our benefit obligations disclosed in Note 11 to our consolidated financial statements included in our 2014 Annual Report on Form 10-K.

Compensation Tables

Non-qualified Deferred Compensation Table

The following table sets forth certain information with respect to contributions made to our Deferred Compensation Plan by our Named Executive Officers during fiscal year 2014.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)		Aggregate Earnings in Last FY ($)(5)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(6)
Charles D. Davidson	2,362,500	231,990	(2)	1,691,349	—	36,806,432
David L. Stover	258,697	145,337	(2)	166,624	—	3,544,236
Kenneth M. Fisher	23,604	68,208	(3)	15,173	—	415,220
Susan M. Cunningham	—	74,496	(4)	—	—	74,496
Ted D. Brown	—	63,990	(4)	—	—	63,990
Arnold J. Johnson	13,491	69,921	(2)	190,521	—	4,128,051

(1)
Mr. Davidson deferred 100% ($1,856,250) of the STIP payment he earned in 2013 (otherwise paid in 2014) and 45% ($506,250) of base salary in 2014. Mr. Stover deferred 20% ($220,500) of the STIP payment he earned in 2013 (otherwise paid in 2014) and 5% ($38,197) of base salary in 2014. Mr. Fisher deferred 4% ($23,604) of base salary in 2014. Mr. Johnson deferred 3% ($13,491) of base salary in 2014.

(2)
Represents Matching Contributions, Retirement Savings Contributions and Transition Contributions that could not be made to the Noble Energy, Inc. 401(k) Plan as a result of Internal Revenue Code limitations.

(3)	Represents Matching Contributions and Retirement Savings Contributions that could not be made to the Noble Energy, Inc. 401(k) Plan as a result of Internal Revenue Code limitations.

(4)	Represents Retirement Savings Contributions and Transition Contributions that could not be made to the Noble Energy, Inc. 401(k) Plan as a result of Internal Revenue Code limitations.

(5)	Earnings are credited in accordance with the Named Executive Officer's investment direction.

(6)	All Named Executive Officers are 100% vested in these balances.

The matching contributions and a portion of the interest earnings credited to the Deferred Compensation Plan accounts of our Named Executive Officers are reflected in the “All Other Compensation” and the “Change in Pension Value” columns of the Summary Compensation Table above, respectively.

Compensation Tables

Potential Payments and Benefits Upon Termination of Employment

The tables below estimate the amount of compensation payable to each of our Named Executive Officers upon voluntary and involuntary termination of employment, termination following a change of control and in the event of disability or death, in each case effective as of December 31, 2014. The actual amount of compensation payable to each of our Named Executive Officers can only be determined at the time of his or her separation from the Company. For purposes of this discussion with respect to the payment of compensation that is deferred compensation subject to Section 409A of the Internal Revenue Code, an individual’s termination of employment should be interpreted to mean the date as of which the individual has a “separation from service” for the purposes of Section 409A.

Payments Made Upon Termination

Upon termination of employment for reasons other than disability, death or in connection with a change of control, each Named Executive Officer is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	Amounts credited under our Deferred Compensation Plan;

•	unused vacation pay; and

•	amounts accrued and vested under our Retirement Plan, Restoration Plan and 401(k) Plan.
Payments Made Upon Retirement

In the event of the retirement of a Named Executive Officer, in addition to the items identified above, the Named Executive Officer:

•
Will have until the earlier of (1) the fifth anniversary of his or her retirement date or (2) the expiration of the remainder of the outstanding ten-year option term, to exercise all stock options that are vested as of his or her retirement date;

•
may elect to continue to participate in our medical and dental plans at subsidized retiree rates until he or she reaches age 65 (continued coverage for medical and dental benefits for the Named Executive Officer’s dependents may also be elected at subsidized retiree rates), but note that on October 20, 2014 our Compensation Committee agreed to discontinue retiree healthcare benefits as of January 1, 2015 (see page 62); and

•	may continue to receive life insurance coverage until the attainment of age 65 at reduced premium rates.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the Named Executive Officer or his or her named beneficiary will receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Payments Made Upon a Change of Control

We have entered into change of control arrangements with each of our Named Executive Officers. If a Named Executive Officer’s employment is terminated within two years after a change of control, he or she may be entitled to receive certain severance benefits pursuant to the terms of his or her change of control arrangement. These benefits are described above more fully in this Proxy Statement under the heading “Change of Control Arrangements.”

Compensation Tables

Charles D. Davidson

The following table shows the potential payments to Mr. Davidson, Chairman (also CEO until October 21, 2014), in the event of his termination of employment as of December 31, 2014.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2014 ($)		Involuntary Termination on 12/31/2014 ($)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2014 ($)		Disability on 12/31/2014 ($)		Death on 12/31/2014 ($)
Compensation:
Severance	—		—	(6)	8,050,550	(7)	—		—
STIP Payments	—	(1)	—	(1)	1,237,500	(7)	—	(1)	1,237,500	(1)
Stock Options	—		—		—	(8)	—	(8)	—	(8)
Restricted Stock	—	(2)	—	(2)	7,323,283	(9)	7,323,283	(2)	7,323,283	(2)
Benefits and Perquisites:
Retirement Plans	—	(3)	—	(3)	—	(3)	—	(3)	—	(3)
Deferred Compensation Plan	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
Health & Welfare Benefits	—		—		10,039	(10)	—		—
Disability Income	—		—		—		—	(12)	—
Life Insurance Benefits	—		—		—		—		1,000,000	(13)
Accrued Vacation Pay	—	(5)	—	(5)	—	(5)	—	(5)	—	(5)
Employment Services	—		—		15,000	(11)	—		—
TOTAL	—		—		16,636,372		7,323,283		9,560,783

(1)
Mr. Davidson would not be entitled to a STIP payment for 2014 in the event of his termination of employment on December 31, 2014, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2015, in order to receive payment.

(2)
All unvested shares of restricted stock will be forfeited as a result of Mr. Davidson’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of time-based restricted stock and a portion of the performance-based restricted stock, including accrued dividends, will vest in the event of termination of employment as a result of death or disability as follows: 2012 award — 36,830 shares; 2013 award — 53,850 shares; and 2014 award — 60,164 shares. Value is based on the closing price of our common stock on December 31, 2014 ($47.43). Note that on August 14, 2014 we entered into a Retention and Confidentiality Agreement with Mr. Davidson that provides for his continued employment until his retirement on May 1, 2015, with him in return receiving continued vesting of previously awarded stock options and restricted stock, subject to certain conditions including observance of certain confidentiality, non-competition and non-solicitation covenants.

(3)
Mr. Davidson would not be entitled to any additional benefit under our Retirement Plan or Restoration Plan in the event of his termination of employment other than the vested amount included in the table following Note 13.

(4)
Mr. Davidson would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 13.

(5)
Mr. Davidson is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Davidson used all of his vacation during 2014 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2014. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Davidson’s salary.

(6)
Mr. Davidson is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Davidson is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, not to exceed 52 weeks or be less than 12 weeks, plus a prorated STIP payment based on his STIP target percentage (110%) for a total payment of $1,843,269.

(7)
We entered into a Change of Control Agreement with Mr. Davidson that provides for severance benefits in the event that Mr. Davidson’s employment terminates within two years after a change of control. Under Mr. Davidson’s Change of Control Agreement, if Mr. Davidson is terminated following a change of control (other than termination for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.99 times his annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the

Compensation Tables

change of control. Mr. Davidson is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(8)
Vesting of stock options accelerates in the event of a change of control and effective with the 2013 grants in the event of death or disability. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2014 ($47.43) on all unvested stock options held by Mr. Davidson as of December 31, 2014.

(9)
Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all time-based restricted stock and a portion of the performance-based restricted stock, including accrued dividends, held by Mr. Davidson on December 31, 2014 based on the closing price of our common stock on December 31, 2014 ($47.43).

(10)
Mr. Davidson’s Change of Control Agreement provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 36 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits.

(11)	Mr. Davidson’s Change of Control Agreement provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(12)
Our LTD benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month.

(13)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.
In addition to the payments Mr. Davidson may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. Mr. Davidson also will be entitled to receive the vested balance of his contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Mr. Davidson has accumulated as of December 31, 2014 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

	Voluntary Termination on 12/31/2014 ($)(1)		Involuntary Termination on 12/31/2014 ($)(1)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2014 ($)		Disability on 12/31/2014 ($)(1)		Death on 12/31/2014 ($)
Vested Benefits as of December 31, 2014:
Stock Options (2)	14,485,439		14,485,439		14,485,439		14,485,439		14,485,439
Retirement Plans	13,819,783	(3)	13,819,783	(3)	13,819,783	(3)	13,819,783	(4)	7,706,442	(5)
Deferred Compensation Plan (6)	36,806,432		36,806,432		36,806,432		36,806,432		36,806,432
Total Vested Benefits	65,111,654		65,111,654		65,111,654		65,111,654		58,998,313
Benefits and Payments Upon Separation:	—		—		16,636,372		7,323,283		9,560,783
Total “Walk-Away” Value	65,111,654		65,111,654		81,748,026		72,434,937		68,559,096

(1)	Mr. Davidson was eligible for early retirement as of December 31, 2014. Upon his termination of employment he will be entitled to retiree benefits under all of our benefit plans.

(2)
Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2014 ($47.43) on all stock options vested and exercisable as of December 31, 2014.

(3)
Reflects the total lump sum payable to Mr. Davidson under our Retirement Plan and Restoration Plan as of January 1, 2015. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement of benefits upon separation from service and can elect a lump sum payment of their accrued Retirement Plan benefits. Based on a December 31, 2014 termination date, Mr. Davidson’s monthly age 65 benefit from our Retirement Plan would be $5,631. If Mr. Davidson commences his retirement benefit immediately following termination of employment on December 31, 2014, his monthly Retirement Plan benefit, reduced for early commencement, would be $5,626. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Mr. Davidson elected to receive a lump sum from the Restoration Plan upon separation of service. The lump sum payable to Mr. Davidson from our Restoration Plan based on a December 31, 2014 termination date is $12,830,578. Refer to “Pension Benefits” above for further disclosure of Mr. Davidson’s vested Retirement Plan benefits. Effective January 1, 2014, Mr. Davidson became an eligible participant with respect to the Retirement Savings Contribution under the Noble Energy, Inc. 401(k) Plan. The value of this account is included in the above amount.

(4)
Reflects the total lump sum payable to Mr. Davidson under our Retirement Plan and Restoration Plan in the event of Mr. Davidson’s termination of employment due to permanent and total disability. Effective December 31, 2013, the Retirement Plan was terminated and the disability benefits were discontinued for employees becoming disabled on

Compensation Tables

or after January 1, 2014. The value reflected represents the actuarial present value of Mr. Davidson’s age 65 benefits based on a disability date of December 31, 2014. The calculation is based on Mr. Davidson’s final average compensation as of his date of disability. In the event that Mr. Davidson elects to immediately commence his retirement benefits, the amounts payable will be as described in Note 3. Refer to “Pension Benefits” above for further disclosure of Mr. Davidson’s vested Retirement Plan benefits. Effective, January 1, 2014 Mr. Davidson became an eligible participant with respect to the Retirement Savings Contribution under the Noble Energy, Inc. 401(k) Plan. The value of this account is included in the above amount.

(5)
In the event of Mr. Davidson’s death while an active employee, his named beneficiary is entitled to a death benefit under our Retirement Plan and Restoration Plan. The death benefit payable in the event of his death on December 31, 2014 is $7,687,542. This lump sum payment was calculated based on the 2013 Applicable Mortality Table published by the IRS in Notice 2008-85 and the November 2012 segment rates of 0.97% for the first five years, 3.50% for the next 15 years and 4.60% after 20 years as required by IRC Section 417(e). The accrued death benefit was reduced for early commencement. Refer to “Pension Benefits” above for further disclosure of Mr. Davidson’s vested Retirement Plan benefits. Effective January 1, 2014, Mr. Davidson became an eligible participant with respect to the Retirement Savings Contribution under the Noble Energy, Inc. 401(k) Plan. The value of this account is included in the above amount.

(6)	Refer to “Non-qualified Deferred Compensation Table” above for further disclosure of Mr. Davidson’s vested non-qualified deferred compensation benefits.

David L. Stover

The following table shows the potential payments to Mr. Stover, President & CEO (CEO as of October 21, 2014), in the event of his termination of employment as of December 31, 2014.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2014 ($)		Involuntary Termination on 12/31/2014 ($)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2014 ($)		Disability on 12/31/2014 ($)		Death on 12/31/2014 ($)
Compensation:
Severance	—		—	(6)	5,965,050	(7)	—		—
STIP Payments	—	(1)	—	(1)	1,045,000	(7)	—	(1)	1,045,000	(1)
Stock Options	—		—		—	(8)	—	(8)	—	(8)
Restricted Stock	—	(2)	—	(2)	4,093,454	(9)	4,093,454	(2)	4,093,454	(2)
Benefits and Perquisites:
Retirement Plans	—	(3)	—	(3)	—	(3)	—	(3)	—	(3)
Deferred Compensation Plan	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
Health & Welfare Benefits	—		—		47,397	(10)	—		—
Disability Income	—		—		—		—	(12)	—
Life Insurance Benefits	—		—		—		—		1,000,000	(13)
Accrued Vacation Pay	—	(5)	—	(5)	—	(5)	—	(5)	—	(5)
Employment Services	—		—		15,000	(11)	—		—
TOTAL	—		—		11,165,901		4,093,454		6,138,454

(1)
Mr. Stover would not be entitled to a STIP payment for 2014 in the event of his termination of employment on December 31, 2014, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2015, in order to receive payment.

(2)
All unvested shares of restricted stock will be forfeited as a result of Mr. Stover’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of time-based restricted stock and a portion of the performance-based restricted stock, including accrued dividends, will vest in the event of termination of employment as a result of death or disability as follows: 2012 award — 22,098 shares; 2013 award — 29,306 shares; and 2014 award — 32,890 shares. Value is based on the closing price of our common stock on December 31, 2014 ($47.43).

(3)
Mr. Stover would not be entitled to any additional benefit under our Retirement Plan or Restoration Plan in the event of his termination of employment other than the vested amount included in the table following Note 13.

(4)
Mr. Stover would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 13.

(5)
Mr. Stover is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Stover used all of his vacation during 2014 and would

Compensation Tables

therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2014. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Stover’s salary.

(6)
Mr. Stover is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Stover is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, not to exceed 52 weeks or be less than 12 weeks, plus a prorated STIP payment based on his STIP target percentage (110%) for a total payment of $1,483,462.

(7)
We entered into a Change of Control Agreement with Mr. Stover that provides for severance benefits in the event that Mr. Stover’s employment terminates within two years after a change of control. Effective October 21, 2014, Mr. Stover's Change of Control Agreement was terminated and Mr. Stover became a covered participant under the Executive Change of Control Plan. Our Executive Change of Control Plan provides for severance benefits in the event that Mr. Stover’s employment terminates within two years after a change of control. Under the plan, if Mr. Stover is terminated following a change of control (other than termination for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.99 times his annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. Mr. Stover is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(8)
Vesting of stock options accelerates in the event of a change of control and effective with the 2013 grants in the event of death or disability. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2014 ($47.43) on all unvested stock options held by Mr. Stover as of December 31, 2014.

(9)
Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all time-based restricted stock and a portion of the performance-based restricted stock, including accrued dividends, held by Mr. Stover on December 31, 2014 based on the closing price of our common stock on December 31, 2014 ($47.43).

(10)
Our Executive Change of Control Plan provides for continued medical, dental, life, AD&D, and vision benefits for a period of 36 months following a change of control with Mr. Stover continuing to pay the active premium for the 36 month period. The value reflected is the present value of the total estimated cost to us to provide these benefits.

(11)	Our Executive Change of Control Plan provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(12)
Our LTD benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month.

(13)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.
In addition to the payments Mr. Stover may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. Mr. Stover also will be entitled to receive the vested balance of his contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Mr. Stover has accumulated as of December 31, 2014 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

	Voluntary Termination on 12/31/2014 ($)(1)		Involuntary Termination on 12/31/2014 ($)(1)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2014 ($)		Disability on 12/31/2014 ($)(1)		Death on 12/31/2014 ($)
Vested Benefits as of December 31, 2014:
Stock Options (2)	9,377,878		9,377,878		9,377,878		9,377,878		9,377,878
Retirement Plans	5,743,052	(3)	5,743,052	(3)	5,743,052	(3)	5,743,052	(4)	2,890,541	(5)
Deferred Compensation Plan (6)	3,544,236		3,544,236		3,544,236		3,544,236		3,544,236
Total Vested Benefits	18,665,166		18,665,166		18,665,166		18,665,166		15,812,655
Benefits and Payments Upon Separation:	—		—		11,165,901		4,093,454		6,138,454
Total “Walk-Away” Value	18,665,166		18,665,166		29,831,067		22,758,620		21,951,109

(1)	Mr. Stover was eligible for early retirement as of December 31, 2014. Upon his termination of employment he will be entitled to retiree benefits under all of our benefit plans.

Compensation Tables

(2)
Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2014 ($47.43) on all stock options vested and exercisable as of December 31, 2014.

(3)
Reflects the total lump sum payable to Mr. Stover under our Retirement Plan and Restoration Plan as of January 1, 2015. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement of benefits upon separation from service and can elect a lump sum payment of their accrued Retirement Plan benefits. Based on a December 31, 2014 termination date, Mr. Stover’s monthly age 65 benefit from our Retirement Plan would be $4,675. If Mr. Stover commences his retirement benefit immediately following termination of employment on December 31, 2014, his monthly Retirement Plan benefit, reduced for early commencement, would be $3,685. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Mr. Stover elected to receive a lump sum from the Restoration Plan at the later of attainment of age 55 or separation of service. Mr. Stover’s Restoration Plan lump sum amount as of December 31, 2014 is $4,989,634. Refer to “Pension Benefits” above for further disclosure of Mr. Stover’s vested Retirement Plan benefits. Effective January 1, 2014, Mr. Stover became an eligible participant with respect to the Retirement Savings Contribution under the Noble Energy, Inc. 401(k) Plan. The value of this account is included in the above amount.

(4)
Reflects the total lump sum payable to Mr. Stover under our Retirement Plan and Restoration Plan in the event of Mr. Stover’s termination of employment due to permanent and total disability. Effective December 31, 2013, the Retirement Plan was terminated and the disability benefits were discontinued for employees becoming disabled on or after January 1, 2014. The value reflected represents the actuarial present value of Mr. Stover’s age 65 benefits based on a disability date of December 31, 2014. The calculation is based on Mr. Stover’s final average compensation as of his date of disability. In the event that Mr. Stover elects to immediately commence his retirement benefits, the amounts payable will be as described in Note 3. Refer to “Pension Benefits” above for further disclosure of Mr. Stover’s vested Retirement Plan benefits. Effective, January 1, 2014 Mr. Stover became an eligible participant with respect to the Retirement Savings Contribution under the Noble Energy, Inc. 401(k) Plan. The value of this account is included in the above amount.

(5)
In the event of Mr. Stover’s death while an active employee, his named beneficiary is entitled to a death benefit under the Retirement Plan and Restoration Plan. The death benefit payable in the event of Mr. Stover’s death on December 31, 2014 is $2,871,641. This lump sum payment was calculated based on the 2013 Applicable Mortality Table published by the IRS in Notice 2008-85 and the November 2012 segment rates of 0.97% for the first five years, 3.50% for the next 15 years, and 4.60% after 20 years as required by IRC Section 417(e). The accrued death benefit was reduced for early commencement. Refer to “Pension Benefits” above for further disclosure of Mr. Stover’s vested Retirement Plan benefits. Effective January 1, 2014, Mr. Stover became an eligible participant with respect to the Retirement Savings Contribution under the Noble Energy, Inc. 401(k) Plan. The value of this account is included in the above amount.

(6)	Refer to “Non-qualified Deferred Compensation Table” above for further disclosure of Mr. Stover’s vested non-qualified deferred compensation benefits.

Kenneth M. Fisher

The following table shows the potential payments to Mr. Fisher, Executive Vice President & Chief Financial Officer, in the event of his termination of employment as of December 31, 2014.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2014 ($)		Involuntary Termination on 12/31/2014 ($)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2014 ($)		Disability on 12/31/2014 ($)		Death on 12/31/2014 ($)
Compensation:
Severance	—		—	(6)	3,095,473	(7)	—		—
STIP Payments	—	(1)	—	(1)	518,500	(7)	—	(1)	518,500	(1)
Stock Options	—		—		—	(8)	—	(8)	—	(8)
Restricted Stock	—	(2)	—	(2)	2,168,575	(9)	2,168,575	(2)	2,168,575	(2)
Benefits and Perquisites:
Retirement Plans	—	(3)	—	(3)	—	(3)	—	(3)	—	(3)
Deferred Compensation Plan	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
Health & Welfare Benefits	—		—		54,443	(10)	—		—
Disability Income	—		—		—		—	(12)	—
Life Insurance Benefits	—		—		—		—		1,000,000	(13)
Accrued Vacation Pay	—	(5)	—	(5)	—	(5)	—	(5)	—	(5)
Employment Services	—		—		15,000	(11)	—		—
TOTAL	—		—		5,851,991		2,168,575		3,687,075

Compensation Tables

(1)
Mr. Fisher would not be entitled to a STIP payment for 2014 in the event of his termination of employment on December 31, 2014, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2015, in order to receive payment.

(2)
All unvested shares of restricted stock will be forfeited as a result of Mr. Fisher’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of time-based restricted stock and a portion of performance-based restricted stock, including accrued dividends, will vest in the event of termination of employment as a result of death or disability as follows: 2012 award — 11,294 shares; 2013 award — 16,120 shares; and 2014 award — 17,246 shares. Value is based on the closing price of our common stock on December 31, 2014 ($47.43).

(3)	Mr. Fisher would not be entitled to any additional benefit under our 401(k) Plan in the event of his termination of employment other than the vested amount included in the table following Note 13.

(4)
Mr. Fisher would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 13.

(5)
Mr. Fisher is entitled to five weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Fisher used all of his vacation during 2014 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2014. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Fisher’s salary.

(6)
Mr. Fisher is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Fisher is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, not to exceed 52 weeks or be less than 12 weeks, plus a prorated STIP payment based on his STIP target percentage (85%) for a total payment of $659,269.

(7)
Our Executive Change of Control Plan provides for severance benefits in the event that Mr. Fisher’s employment terminates within two years after a change of control. Under the plan, if Mr. Fisher is terminated following a change of control (other than termination for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.5 times his annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. Mr. Fisher is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(8)
Vesting of stock options accelerates in the event of a change of control and effective with the 2013 grants in the event of death or disability. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2014 ($47.43) on all unvested stock options held by Mr. Fisher as of December 31, 2014.

(9)
Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all time-based restricted stock and a portion of the performance-based restricted stock, including accrued dividends, held by Mr. Fisher on December 31, 2014 based on the closing price of our common stock on December 31, 2014 ($47.43).

(10)
Our Executive Change of Control Plan provides for continued medical, dental, life, AD&D, and vision benefits for a period of 30 months following a change of control with Mr. Fisher continuing to pay the active premium for the 30 month period. The value reflected is the present value of the total estimated cost to us to provide these benefits.

(11)	Our Executive Change of Control Plan provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(12)
Our LTD benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month.

(13)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Mr. Fisher may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. The table below shows the vested benefits that Mr. Fisher has accumulated as of December 31, 2014 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

Compensation Tables

	Voluntary Termination on 12/31/2014 ($)	Involuntary Termination on 12/31/2014 ($)	Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2014 ($)	Disability on 12/31/2014 ($)	Death on 12/31/2014 ($)
Vested Benefits as of December 31, 2014:
Stock Options (1)	1,555,173	1,555,173	1,555,173	1,555,173	1,555,173
Retirement Plans	134,985	134,985	134,985	134,985	134,985
Deferred Compensation Plan (2)	415,220	415,220	415,220	415,220	415,220
Total Vested Benefits	2,105,378	2,105,378	2,105,378	2,105,378	2,105,378
Benefits and Payments Upon Separation:	—	—	5,851,991	2,168,575	3,687,075
Total “Walk-Away” Value	2,105,378	2,105,378	7,957,369	4,273,953	5,792,453

(1)
Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2014 ($47.43) on all stock options vested and exercisable as of December 31, 2014.

(2)	Refer to “Non-qualified Deferred Compensation Table” above for further disclosure of Mr. Fisher’s vested non-qualified deferred compensation benefits.

Susan M. Cunningham

The following table shows the potential payments to Ms. Cunningham, Executive Vice President EHSR and New Frontiers, in the event of her termination of employment as of December 31, 2014.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2014 ($)		Involuntary Termination on 12/31/2014 ($)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2014 ($)		Disability on 12/31/2014 ($)		Death on 12/31/2014 ($)
Compensation:
Severance	—		—	(6)	2,621,349	(7)	—		—
STIP Payments	—	(1)	—	(1)	448,000	(7)	—	(1)	448,000	(1)
Stock Options	—		—		—	(8)	—	(8)	—	(8)
Restricted Stock	—	(2)	—	(2)	1,915,934	(9)	1,915,934	(2)	1,915,934	(2)
Benefits and Perquisites:
Retirement Plans	—	(3)	—	(3)	—	(3)	—	(3)	—	(3)
Deferred Compensation Plan	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
Health & Welfare Benefits	—		—		45,725	(10)	—		—
Disability Income	—		—		—		—	(12)	—
Life Insurance Benefits	—		—		—		—		1,000,000	(13)
Accrued Vacation Pay	—	(5)	—	(5)	—	(5)	—	(5)	—	(5)
Employment Services	—		—		15,000	(11)	—		—
TOTAL	—		—		5,046,008		1,915,934		3,363,934

(1)
Ms. Cunningham would not be entitled to a STIP payment for 2014 in the event of her termination of employment on December 31, 2014, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2015, in order to receive payment.

(2)
All unvested shares of restricted stock will be forfeited as a result of Ms. Cunningham’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of time-based restricted stock and a portion of performance-based restricted stock, including accrued dividends, will vest in the event of termination of employment as a result of death or disability as follows: 2012 awards — 13,014 shares; 2013 award — 13,552 shares; and 2014 award — 12,834 shares. Value is based on the closing price of our common stock on December 31, 2014 ($47.43).

(3)
Ms. Cunningham would not be entitled to any additional benefit under our Retirement Plan or Restoration Plan in the event of her termination of employment other than the vested amount included in the table following Note 13.

(4)
Ms. Cunningham would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of her termination of employment other than the vested amount included in the table following Note 13.

Compensation Tables

(5)
Ms. Cunningham is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Ms. Cunningham used all of her vacation during 2014 and would therefore not be entitled to payment for any unused vacation in the event of her termination on December 31, 2014. In the event of termination during the year, all amounts of unused vacation would be paid based on Ms. Cunningham’s salary.

(6)
Ms. Cunningham is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Ms. Cunningham is entitled to a severance payment under the plan, she would receive two weeks of pay for every year of completed service, not to exceed 52 weeks or be less than 12 weeks, plus a prorated STIP payment based on her STIP target percentage (80%) for a total payment of $728,000.

(7)
We entered into a Change of Control Agreement with Ms. Cunningham that provides for severance benefits in the event that Ms. Cunningham’s employment terminates within two years after a change of control. Under Ms. Cunningham’s Change of Control Agreement, if Ms. Cunningham is terminated following a change of control (other than termination for cause or by reason of death or disability), she is entitled to receive a lump sum severance payment equal to 2.5 times her annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. Ms. Cunningham is also entitled to a prorated STIP payment based on her termination date in the year of the change of control.

(8)
Vesting of stock options accelerates in the event of a change of control and effective with the 2013 grants in the event of death or disability. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2014 ($47.43) on all unvested stock options held by Ms. Cunningham as of December 31, 2014.

(9)
Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all time-based restricted stock and a portion of the performance-based restricted stock, including accrued dividends, held by Ms. Cunningham on December 31, 2014 based on the closing price of our common stock on December 31, 2014 ($47.43).

(10)
Ms. Cunningham’s Change of Control Agreement provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 30 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits.

(11)	Ms. Cunningham’s Change of Control Agreement provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(12)
Our LTD benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month.

(13)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Ms. Cunningham may receive upon the termination of her employment, she will continue to hold stock options that were vested immediately prior to her termination. Ms. Cunningham also will be entitled to receive the vested balance of her contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Ms. Cunningham has accumulated as of December 31, 2014 and the benefits she will receive as a result of her termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

	Voluntary Termination on 12/31/2014 ($)(1)		Involuntary Termination on 12/31/2014 ($)(1)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2014 ($)		Disability on 12/31/2014 ($)(1)		Death on 12/31/2014 ($)
Vested Benefits as of December 31, 2014:
Stock Options (2)	7,629,019		7,629,019		7,629,019		7,629,019		7,629,019
Retirement Plans	4,311,484	(3)	4,311,484	(3)	4,311,484	(3)	4,311,484	(4)	2,100,850	(5)
Deferred Compensation Plan	74,496		74,496		74,496		74,496		74,496
Total Vested Benefits	12,014,999		12,014,999		12,014,999		12,014,999		9,804,365
Benefits and Payments Upon Separation:	—		—		5,046,008		1,915,934		3,363,934
Total “Walk-Away” Value	12,014,999		12,014,999		17,061,007		13,930,933		13,168,299

(1)	Ms. Cunningham was eligible for early retirement as of December 31, 2014. Upon her termination of employment she will be entitled to retiree benefits under all of our benefit plans.

(2)
Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2014 ($47.43) on all stock options vested and exercisable as of December 31, 2014.

Compensation Tables

(3)
Reflects the total lump sum payable to Ms. Cunningham under our Retirement Plan and Restoration Plan as of January 1, 2015. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement of benefits upon separation from service and can elect a lump sum payment of their accrued Retirement Plan benefits. Based on a December 31, 2014 termination date, Ms. Cunningham’s monthly age 65 benefit from our Retirement Plan would be $5,419. If Ms. Cunningham commences her retirement benefit immediately following termination of employment on December 31, 2014, her monthly Retirement Plan benefit, reduced for early commencement, would be $4,700. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Ms. Cunningham elected to receive a lump sum from the Restoration Plan upon separation of service. The lump sum payable to Ms. Cunningham from our Restoration Plan based on a December 31, 2014 termination date is $3,384,623. Refer to “Pension Benefits,” above for further disclosure of Ms. Cunningham’s vested Retirement Plan benefits. Effective January 1, 2014, Ms. Cunningham became an eligible participant with respect to the Retirement Savings Contribution under the Noble Energy, Inc. 401(k) Plan. The value of this account is included in the above amount.

(4)
Reflects the total lump sum payable to Ms. Cunningham under our Retirement Plan and Restoration Plan in the event of Ms. Cunningham’s termination of employment due to permanent and total disability. Effective December 31, 2013, the Retirement Plan was terminated and the disability benefits were discontinued for employees becoming disabled on or after January 1, 2014. The value reflected represents the actuarial present value of Ms. Cunningham’s age 65 benefits based on a disability date of December 31, 2014. The calculation is based on Ms. Cunningham’s final average compensation as of her date of disability. In the event that Ms. Cunningham elects to immediately commence her retirement benefits, the amounts payable will be as described in Note 3. Refer to “Pension Benefits” above for further disclosure of Ms. Cunningham’s vested Retirement Plan benefits. Effective, January 1, 2014 Ms. Cunningham became an eligible participant with respect to the Retirement Savings Contribution under the Noble Energy, Inc. 401(k) Plan. The value of this account is included in the above amount.

(5)
In the event of Ms. Cunningham’s death while an active employee, her named beneficiary is entitled to a death benefit under our Retirement Plan and Restoration Plan. The death benefit payable in the event of her death on December 31, 2014 is $2,081,950. This lump sum payment was calculated based on the 2013 Applicable Mortality Table published by the IRS in Notice 2008-85 and the November 2012 segment rates of 0.97% for the first five years, 3.50% for the next 15 years and 4.60% after 20 years as required by the IRC Section 417(e). The accrued death benefit was reduced for early commencement. Refer to “Pension Benefits” above for further disclosure of Ms. Cunningham’s vested Retirement Plan benefits. Effective January 1, 2014, Ms. Cunningham became an eligible participant with respect to the Retirement Savings Contribution under the Noble Energy, Inc. 401(k) Plan. The value of this account is included in the above amount.

Ted D. Brown

The following table shows the potential payments to Mr. Brown, Senior Vice President and Advisor to the CEO and President, in the event of his termination of employment as of December 31, 2014.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2014 ($)		Involuntary Termination on 12/31/2014 ($)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2014 ($)		Disability on 12/31/2014 ($)		Death on 12/31/2014 ($)
Compensation:
Severance	—		—	(6)	2,503,182	(7)	—		—
STIP Payments	—	(1)	—	(1)	360,000	(7)	—	(1)	360,000	(1)
Stock Options	—		—		—	(8)	—	(8)	—	(8)
Restricted Stock	—	(2)	—	(2)	1,943,015	(9)	1,943,015	(2)	1,943,015	(2)
Benefits and Perquisites:
Retirement Plans	—	(3)	—	(3)	—	(3)	—	(3)	—	(3)
Deferred Compensation Plan	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
Health & Welfare Benefits	—		—		41,389	(10)	—		—
Disability Income	—		—		—		—	(12)	—
Life Insurance Benefits	—		—		—		—		960,000	(13)
Accrued Vacation Pay	—	(5)	—	(5)	—	(5)	—	(5)	—	(5)
Employment Services	—		—		15,000	(11)	—		—
TOTAL	—		—		4,862,586		1,943,015		3,263,015

Compensation Tables

(1)
Mr. Brown would not be entitled to a STIP payment for 2014 in the event of his termination of employment on December 31, 2014, other than in the event of a change of control or death. Under Mr. Brown's Retention and Confidentiality Agreement, he must be employed on and through January 31, 2015 in order to receive payment, which occurred in February 2015.

(2)
All unvested shares of restricted stock will be forfeited as a result of Mr. Brown’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of time-based restricted stock and a portion of the performance-based restricted stock, including accrued dividends, will vest in the event of termination of employment as a result of death or disability as follows: 2012 awards — 9,330 shares; 2013 award — 14,654 shares; and 2014 award — 16,044 shares. Value is based on the closing price of our common stock on December 31, 2014 ($47.43). Note that on May 1, 2013, we entered into a Retention and Confidentiality Agreement with Mr. Brown that provided for his continued employment until his retirement in January 2015, with him in return receiving continued vesting of previously awarded stock options and restricted stock, subject to certain conditions.

(3)
Mr. Brown would not be entitled to any additional benefit under our Retirement Plan or Restoration Plans in the event of his termination of employment other than the vested amount included in the table following Note 13.

(4)
Mr. Brown would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 13.

(5)
Mr. Brown is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Brown used all of his vacation during 2014 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2014. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Brown’s salary.

(6)
Mr. Brown is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Brown is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, not to exceed 52 weeks or be less than 12 weeks, plus a prorated STIP payment based on his STIP target percentage (75%) for a total payment of $544,615.

(7)
Our Executive Change of Control Plan provides for severance benefits in the event that Mr. Brown’s employment terminates within two years after a change of control. Under the plan, if Mr. Brown is terminated following a change of control (other than termination for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.5 times his annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid for the three years prior to the change of control. Mr. Brown is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(8)
Vesting of stock options accelerates in the event of a change of control and effective with the 2013 grants in the event of death or disability. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2014 ($47.43) on all unvested stock options held by Mr. Brown as of December 31, 2014.

(9)
Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all time-based restricted stock and a portion of performance-based restricted stock, including accrued dividends, held by Mr. Brown on December 31, 2014 based on the closing price of our common stock on December 31, 2014 ($47.43).

(10)
Our Executive Change of Control Plan provides for continued medical, dental, life, AD&D, and vision benefits for a period of 30 months following a change of control with Mr. Brown continuing to pay the active premium for the 30 month period. The value reflected is the total estimated cost to us to provide these benefits.

(11)	Our Executive Change of Control Plan provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(12)
Our LTD benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month.

(13)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.
In addition to the payments Mr. Brown may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. Mr. Brown also will be entitled to receive the vested balance of his contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Mr. Brown has accumulated as of December 31, 2014 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

Compensation Tables

	Voluntary Termination on 12/31/2014 ($)(1)		Involuntary Termination on 12/31/2014 ($)(1)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2014 ($)		Disability on 12/31/2014 ($)(1)		Death on 12/31/2014 ($)
Vested Benefits as of December 31, 2014:
Stock Options (2)	491,933		491,933		491,933		491,933		491,933
Retirement Plans	2,651,762	(3)	2,651,762	(3)	2,651,762	(3)	2,651,762	(4)	1,371,839	(5)
Deferred Compensation Plan (6)	63,990		63,990		63,990		63,990		63,990
Total Vested Benefits	3,207,685		3,207,685		3,207,685		3,207,685		1,927,762
Benefits and Payments Upon Separation:	—		—		4,862,586		1,943,015		3,263,015
Total “Walk-Away” Value	3,207,685		3,207,685		8,070,271		5,150,700		5,190,777

(1)	Mr. Brown was eligible for early retirement as of December 31, 2014. Upon his termination of employment he will be entitled to retiree benefits under all of our benefit plans.

(2)
Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2014 ($47.43) on all stock options vested and exercisable as of December 31, 2014.

(3)
Reflects the total lump sum payable to Mr. Brown under our Retirement Plan and Restoration Plan as of January 1, 2015. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement of benefits upon separation from service and can elect a lump sum payment of their accrued Retirement Plan benefits. Based on a December 31, 2014 termination date, Mr. Brown’s monthly age 65 benefit from our Retirement Plan would be $3,400. If Mr. Brown commences his retirement benefits immediately following termination on December 31, 2014, his monthly Retirement Plan benefit, reduced for early commencement, would be $3,067. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Mr. Brown elected to receive a lump sum from the Restoration Plan upon separation of service. Mr. Brown’s Restoration Plan lump sum amount as of December 31, 2014 is $2,046,462. Refer to “Pension Benefits” above for further disclosure of Mr. Brown’s vested Retirement Plan benefits. Effective January 1, 2014, Mr. Brown became an eligible participant with respect to the Retirement Savings Contribution under the Noble Energy, Inc. 401(k) Plan. The value of this account is included in the above amount.

(4)
Reflects the total lump sum payable to Mr. Brown under our Retirement Plan and Restoration Plan in the event of Mr. Brown’s termination of employment due to permanent and total disability. Effective December 31, 2013, the Retirement Plan was terminated and the disability benefits were discontinued for employees becoming disabled on or after January 1, 2014. The value reflected represents the actuarial present value of Mr. Brown’s age 65 benefits based on a disability date of December 31, 2014. The calculation is based on Mr. Brown’s final average compensation as of his date of disability. In the event that Mr. Brown elects to immediately commence his retirement benefits, the amounts payable will be as described in Note 3. Refer to “Pension Benefits” above for further disclosure of Mr. Brown’s vested Retirement Plan benefits. Effective, January 1, 2014 Mr. Brown became an eligible participant with respect to the Retirement Savings Contribution under the Noble Energy, Inc. 401(k) Plan. The value of this account is included in the above amount.

(5)
In the event of Mr. Brown’s death while an active employee, his named beneficiary is entitled to a death benefit under our Retirement Plan and Restoration Plan. The death benefit payable in the event of Mr. Brown’s death on December 31, 2014 is $1,352,939. This lump sum payment was calculated based on the 2013 Applicable Mortality Table published by the IRS in Notice 2008-85 and the November 2012 segment rates of 0.97% for the first five years, 3.50% for the next 15 years, and 4.60% after 20 years, as required by IRC Section 471(e). The accrued death benefit was reduced for early commencement. Refer to “Pension Benefits” above for further disclosure of Mr. Brown’s vested Retirement Plan benefits. Effective January 1, 2014, Mr. Brown became an eligible participant with respect to the Retirement Savings Contribution under the Noble Energy, Inc. 401(k) Plan. The value of this account is included in the above amount.

(6)	Refer to “Non-qualified Deferred Compensation Table” above for further disclosure of Mr. Brown’s vested non-qualified deferred compensation benefits.

Compensation Tables

Arnold J. Johnson

The following table shows the potential payments to Mr. Johnson, Senior Vice President, General Counsel and Secretary in the event of his termination of employment as of December 31, 2014.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2014 ($)		Involuntary Termination on 12/31/2014 ($)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2014 ($)		Disability on 12/31/2014 ($)		Death on 12/31/2014 ($)
Compensation:
Severance	—		—	(6)	2,113,446	(7)	—		—
STIP Payments	—	(1)	—	(1)	360,000	(7)	—	(1)	360,000	(1)
Stock Options	—		—		—	(8)	—	(8)	—	(8)
Restricted Stock	—	(2)	—	(2)	1,193,852	(9)	1,193,852	(2)	1,193,852	(2)
Benefits and Perquisites:
Retirement Plans	—	(3)	—	(3)	—	(3)	—	(3)	—	(3)
Deferred Compensation Plan	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
Health & Welfare Benefits	—		—		21,726	(10)	—		—
Disability Income	—		—		—		—	(12)	—
Life Insurance Benefits	—		—		—		—		960,000	(13)
Accrued Vacation Pay	—	(5)	—	(5)	—	(5)	—	(5)	—	(5)
Employment Services	—		—		15,000	(11)	—		—
TOTAL	—		—		3,704,024		1,193,852		2,513,852

(1)
Mr. Johnson would not be entitled to a STIP payment for 2014 in the event of his termination of employment on December 31, 2014, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2015, in order to receive payment.

(2)
All unvested shares of restricted stock will be forfeited as a result of Mr. Johnson’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of time-based restricted stock and a portion of performance-based restricted stock, including accrued dividends, will vest in the event of termination of employment as a result of death or disability as follows: 2012 awards — 6,138 shares; 2013 award — 8,426 shares; and 2014 award — 10,028 shares. Value is based on the closing price of our common stock on December 31, 2014 ($47.43).

(3)
Mr. Johnson would not be entitled to any additional benefit under our Retirement Plan or Restoration Plans in the event of his termination of employment other than the vested amount included in the table following Note 13.

(4)
Mr. Johnson would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 13.

(5)
Mr. Johnson is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Johnson used all of his vacation during 2014 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2014. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Johnson’s salary.

(6)
Mr. Johnson is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Johnson is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, not to exceed 52 weeks or be less than 12 weeks, plus a prorated STIP payment based on his STIP target percentage (75%) for a total payment of $600,000.

(7)
We entered into a Change of Control Agreement with Mr. Johnson that provides for severance benefits in the event that Mr. Johnson’s employment terminates within two years after a change of control. Under Mr. Johnson’s Change of Control Agreement, if Mr. Johnson is terminated following a change of control (other than termination for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.5 times his annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. Mr. Johnson is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(8)
Vesting of stock options accelerates in the event of a change of control and effective with the 2013 grants in the event of death and disability. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2014 ($47.43) on all unvested stock options held by Mr. Johnson as of December 31, 2014.

Compensation Tables

(9)
Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all time-based restricted stock and a portion of performance-based restricted stock, including accrued dividends, held by Mr. Johnson on December 31, 2014 based on the closing price of our common stock on December 31, 2014 ($47.43).

(10)
Mr. Johnson’s Change of Control Agreement provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 30 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits.

(11)	Our Executive Change of Control Plan provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(12)
Our LTD benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month.

(13)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.
In addition to the payments Mr. Johnson may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. Mr. Johnson also will be entitled to receive the vested balance of his contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Mr. Johnson has accumulated as of December 31, 2014 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

	Voluntary Termination on 12/31/2014 ($)(1)		Involuntary Termination on 12/31/2014 ($)(1)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2014 ($)		Disability on 12/31/2014 ($)(1)		Death on 12/31/2014 ($)
Vested Benefits as of December 31, 2014:
Stock Options (2)	3,270,248		3,270,248		3,270,248		3,270,248		3,270,248
Retirement Plans	3,377,815	(3)	3,377,815	(3)	3,377,815	(3)	3,377,815	(4)	1,729,802	(5)
Deferred Compensation Plan (6)	4,128,051		4,128,051		4,128,051		4,128,051		4,128,051
Total Vested Benefits	10,776,114		10,776,114		10,776,114		10,776,114		9,128,101
Benefits and Payments Upon Separation:	—		—		3,704,024		1,193,852		2,513,852
Total “Walk-Away” Value	10,776,114		10,776,114		14,480,138		11,969,966		11,641,953

(1)	Mr. Johnson was eligible for early retirement as of December 31, 2014. Upon his termination of employment he will be entitled to retiree benefits under all of our benefit plans.

(2)
Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2014 ($47.43) on all stock options vested and exercisable as of December 31, 2014.

(3)
Reflects the total lump sum payable to Mr. Johnson under our Retirement Plan and Restoration Plan as of January 1, 2015. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement of benefits upon separation from service and can elect a lump sum payment of their accrued Retirement Plan benefits. Based on a December 31, 2014 termination date, Mr. Johnson’s monthly age 65 benefit from our Retirement Plan would be $5,490. If Mr. Johnson commences his retirement benefits immediately following termination on December 31, 2014, his monthly Retirement Plan benefit, reduced for early commencement, would be $4,879. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Mr. Johnson elected to receive a lump sum from the Restoration Plan upon separation of service. Mr. Johnson’s Restoration Plan lump sum amount as of December 31, 2014 is $2,423,230. Refer to “Pension Benefits” above for further disclosure of Mr. Johnson’s vested Retirement Plan benefits. Effective January 1, 2014, Mr. Johnson became an eligible participant with respect to the Retirement Savings Contribution under the Noble Energy, Inc. 401(k) Plan. The value of this account is included in the above amount.

(4)
Reflects the total lump sum payable to Mr. Johnson under our Retirement Plan and Restoration Plan in the event of Mr. Johnson’s termination of employment due to permanent and total disability. Effective December 31, 2013, the Retirement Plan was terminated and the disability benefits were discontinued for employees becoming disabled on or after January 1, 2014. The value reflected represents the actuarial present value of Mr. Johnson’s age 65 benefits based on a disability date of December 31, 2014. The calculation is based on Mr. Johnson’s final average compensation as of his date of disability. In the event that Mr. Johnson elects to immediately commence his retirement benefits, the amounts payable will be as described in Note 3. Refer to “Pension Benefits” above for further disclosure of Mr. Johnson’s vested Retirement Plan benefits. Effective January 1, 2014, Mr. Johnson became an eligible participant with respect to the Retirement Savings Contribution under the Noble Energy, Inc. 401(k) Plan. The value of this account is included in the above amount.

Compensation Tables

(5)
In the event of Mr. Johnson’s death while an active employee, his named beneficiary is entitled to a death benefit under our Retirement Plan and Restoration Plan. The death benefit payable in the event of Mr. Johnson’s death on December 31, 2014 is $1,710,902. This lump sum payment was calculated based on the 2013 Applicable Mortality Table published by the IRS in Notice 2008-85 and the November 2012 segment rates of 0.97% for the first five years, 3.50% for the next 15 years, and 4.60% after 20 years, as required by IRC Section 471(e). The accrued death benefit was reduced for early commencement. Refer to “Pension Benefits” above for further disclosure of Mr. Johnson’s vested Retirement Plan benefits. Effective, January 1, 2014 Mr. Johnson became an eligible participant with respect to the Retirement Savings Contribution under the Noble Energy, Inc. 401(k) Plan. The value of this account is included in the above amount.

(6)	Refer to “Non-qualified Deferred Compensation Table” above for further disclosure of Mr. Johnson’s vested non-qualified deferred compensation benefits.

Glossary

Glossary

Terms, abbreviations and acronyms, as used in this Proxy Statement:

401(k) Plan	Noble Energy qualified defined contribution plan
1992 Plan	Noble Energy 1992 Stock Option and Restricted Stock Plan
2005 Plan	Noble Energy 2005 Stock Plan for Non-Employee Directors
2015 Plan	Noble Energy 2015 Stock Plan for Non-Employee Directors (see Proposal 6 of this Proxy Statement)
AD&D	Accidental Death and Dismemberment
BBoe	Billion barrels oil equivalent
Board	Board of Directors of Noble Energy, Inc.
Boe
Barrels oil equivalent. Natural gas is converted on the basis of six Mcf of gas per one barrel of oil equivalent. This ratio reflects an energy content equivalency and not a price or revenue equivalency. Given commodity price disparities, the price for a barrel of oil equivalent for natural gas is significantly less than the price for a barrel of oil.

CD&A	Compensation Discussion and Analysis included in this Proxy Statement
CEO	Chief Executive Officer
CFO	Chief Financial Officer
Company (or “we” or “us”)	Noble Energy, Inc.
Compensation Committee	Compensation, Benefits and Stock Option Committee
COO	Chief Operating Officer
Deferred Compensation Plan	Noble Energy non-qualified deferred compensation plan
EH&S Committee	Environment, Health and Safety Committee
Exchange Act	Securities and Exchange Act of 1934, as amended
Executive Change of Control Plan	Change of Control Severance Plan for Executives
Fair Market Value	The closing price of our common stock on the NYSE on the date of grant or, in the case of the option price, the date on which sales of common stock were made
FASB	Financial Accounting Standards Board
Form 10-K	Annual Report on Form 10-K
Foundation	The Samuel Roberts Noble Foundation, Inc.
GAAP	Accounting principles generally accepted in the United States
Governance Committee	Corporate Governance and Nominating Committee
IPO	Initial Public Offering
Internal Revenue Code	Internal Revenue Code of 1986, as amended
LTD	Long-Term Disability
LTIP	Long-Term Incentive Plan
MBoe/d	Thousand barrels oil equivalent per day
Mcf	Thousand cubic feet
Meridian	Meridian Compensation Partners, LLC
MMBoe	Million barrels oil equivalent
Named Executive Officers
Noble Energy’s CEO, CFO and the three most highly compensated executive officers other than the CEO and CFO which, for 2014, were Charles D. Davidson/David L. Stover, Kenneth M. Fisher, Susan M. Cunningham, Ted D. Brown and Arnold J. Johnson

NYSE	New York Stock Exchange
NYRSC	New York Republican State Committee
OSHA	Occupational Safety and Health Administration
Patina	Patina Oil & Gas Corporation

Glossary

Realizable Compensation	The sum of base salary, bonus and other compensation paid and the vest date value of equity awards for a specified period
Record Date	March 4, 2015
Restoration Plan	Noble Energy non-qualified defined benefit plan
Retirement Plan	Noble Energy qualified deferred benefit plan
SEC	United States Securities and Exchange Commission
Severance Benefit Plan	An unfunded plan that provides for severance benefits to eligible employees
STIP	Short-Term Incentive Plan
Tesoro	Tesoro Corporation
Total Direct Compensation	Compensation comprised of salary, bonus, stock and option awards and non-equity incentive plan compensation as reflected in the Summary Compensation Tables
Total Stockholder Return
Determined on the basis of the total investment performance that would have resulted at the end of the performance period from investing $100 in our common stock, using a beginning stock price and an ending stock price equal to the average closing price for the month of December immediately preceding the beginning of the performance period and the month of December immediately preceding the end of the performance period, respectively, and with all dividends reinvested

U.S.	United States
Vastar	Vastar Resources, Inc.
Website	Noble Energy, Inc. website found at www.nobleenergyinc.com

Appendix A

Non-GAAP Financial Measures

This Proxy Statement includes discretionary cash flow and free cash flow, which are important financial measures but are not financial measures defined by generally accepted accounting principles in the United States (“GAAP”). Our management believes they are useful tools for evaluating overall financial performance. In particular, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. This measure should be reviewed in conjunction with the relevant GAAP financial measure. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry. Additionally, free cash flow is broadly used to facilitate an understanding of the amount of cash flow generated that is available to grow our business and create long-term stockholder value.

The table below reconciles discretionary cash flow from continuing operations (non-GAAP) to net cash provided by our operating activities (GAAP) for the year ended December 31, 2014.
Noble Energy, Inc.
Discretionary Cash Flow and Reconciliation to Operating Cash Flow
(in millions, unaudited)

Year Ended December 31, 2014
Discretionary Cash Flow from Continuing Operations	$3,324
Reconciliation to Operating Cash Flows
Net Changes in Working Capital	412
Cash Exploration Costs	(229)
Current Tax Expense of Earnings Adjustments	—
Other Adjustments	(1)
Net Cash Provided by Operating Activities	$3,506

The table below reconciles free cash flow (non-GAAP) to net cash provided by our operating activities (GAAP) for the year ended December 31, 2014.
Noble Energy, Inc.
Free Cash Flow and Reconciliation to Operating Cash Flow
(in millions, unaudited)

Year Ended December 31, 2014
Free Cash Flow	$(959)
Reconciliation to Operating Cash Flows
Net Cash Used in Investing Activities	4,465
Net Cash Provided by Operating Activities	$3,506

A-1

Appendix B

Executive Officers

Name	Age	Title
Charles D. Davidson	65	Chairman (also CEO until October 21, 2014)
David L. Stover	57	President and Chief Executive Officer (CEO as of October 21, 2014)
Kenneth M. Fisher	53	Executive Vice President and Chief Financial Officer
Ted D. Brown	59	Senior Vice President and Advisor to the CEO and President (retired January 31, 2015)
Susan M. Cunningham	59	Executive Vice President, Environment, Health and Safety Regulatory and New Frontiers
J. Keith Elliott	57	Senior Vice President, Eastern Mediterranean
Arnold J. Johnson	59	Senior Vice President, General Counsel and Secretary
Chris S. Kendall	48	Senior Vice President, Global Operations Services
John T. Lewis	58	Senior Vice President, Corporate Development
Michael W. Putnam	58	Vice President, Exploration
Charles J. Rimer	56	Senior Vice President, U.S. Onshore
A. Lee Robison	56	Senior Vice President, Human Resources and Administration
Gary W. Willingham	51	Executive Vice President, Operations

Charles D. Davidson was elected Chairman of our Board in April 2001, previously serving as Chief Executive Officer since 2000. In addition, he served as our President from October 2000 through April 2009. Prior to October 2000, he served as President and CEO of Vastar from March 1997 to September 2000 (Chairman from April 2000) and was a Vastar director from March 1994 to September 2000. From September 1993 to March 1997, he served as a Senior Vice President of Vastar. From 1972 to October 1993, he held various positions with ARCO.

David L. Stover was elected President and Chief Executive Officer in October 2014 and as a director of our Board in April 2014. He previously served as President and Chief Operating Officer since April 2009, and as Executive Vice President and Chief Operating Officer since August 2006. Mr. Stover joined the Company in 2002 and has served in various senior management capacities, including Senior Vice President of North America and Business Development and Vice President of Business Development. Prior to joining the Company, he held various positions with ARCO, Vastar and BP America.

Kenneth M. Fisher was elected Executive Vice President and Chief Financial Officer in April 2014, previously serving as Senior Vice President and Chief Financial Officer from November 2009. Before joining the Company, Mr. Fisher served as Executive Vice President of Finance for Upstream Americas for Shell from July 2009 to November 2009 and as Director of Strategy & Business Development for Royal Dutch Shell plc in The Hague from August 2007 to July 2009. Prior to joining Shell in 2002, Mr. Fisher held senior finance positions within business units of General Electric Company.

Ted D. Brown, who retired January 31, 2015, was Senior Vice President, serving as Advisor to the CEO and President since April 2013. He was elected Senior Vice President in April 2008, previously responsible for the Northern Region of our North America division. Mr. Brown joined the Company upon our acquisition of Patina in May 2005. Prior to joining Patina in July 2004, Mr. Brown held various positions with Williams, Barrett Resources, Union Pacific Resources and Amoco Production Company.

Susan M. Cunningham was elected Executive Vice President in October 2014 and is currently responsible for environment, health and safety regulatory, new frontiers and exploration, previously serving as Senior Vice President since April 2001. Ms. Cunningham joined the Company in April 2001 and previously served as Senior Vice President for operational activity in the Gulf of Mexico, West Africa and international frontier areas until October 2014. Before joining the Company, Ms. Cunningham held various exploration and development positions with Texaco, Statoil, and Amoco.

B-1

Appendix B

J. Keith Elliott was elected Senior Vice President in April 2013 and is currently responsible for Eastern Mediterranean operations. He previously served as Vice President of Global Drilling, Major Projects and Supply Chain from 2012 and as Vice President of Major Projects from 2009. Prior to joining the Company, Mr. Elliott held various positions with BP Exploration.

Arnold J. Johnson was elected Senior Vice President, General Counsel and Secretary in July 2008, and is currently responsible for Corporate Affairs. He previously served as Vice President, General Counsel and Secretary beginning in February 2004 and as Associate General Counsel and Assistant Secretary from January 2001. Prior to joining the Company he held various positions with ARCO, Vastar and BP America.

Chris S. Kendall was elected Senior Vice President in October 2014 and is currently responsible for drilling, major projects, supply chain and aviation. He previously served as Vice President, Gulf of Mexico from 2013 and was Gulf of Mexico Business Unit Manager from 2011. He managed our Eastern Mediterranean business from 2009. Prior to joining the Company, he held various positions at Mobil and ExxonMobil.

John T. Lewis was elected Senior Vice President in April of 2013 and is currently responsible for Corporate Development. He previously served as Vice President of the Southern Region of our North America division from 2008 and was Director of Asset Development and Reserve from 2006. Prior to joining the Company, he served in various positions with ARCO, Vastar and BP America.

Michael W. Putnam was elected Vice President in April 2013 and is currently responsible for exploration and geoscience. He previously served as Director of North America Exploration, business unit manager for the deepwater Gulf of Mexico and geophysical manager from 1987. Prior to joining the Company, he served in various positions with Cities Service Oil and Gas.

Charles J. Rimer was elected Senior Vice President in April 2013 and is currently responsible for U.S. onshore operations. He previously served as Vice President of Operations Services from 2012 and managed our international West Africa, non-operated and new ventures division from 2002. Prior to joining the Company, he held various positions at ARCO, Vastar and Aspect Resources.

A. Lee Robison was elected Senior Vice President in April of 2013 and is currently responsible for human resources and administration. She previously served as Vice President from October 2007 and Director of Human Resources from May 2002. Prior to joining the Company, she held various positions with ARCO, Vastar and BP America.

Gary W. Willingham was elected Executive Vice President in October 2014 and is currently responsible for global production, drilling, major projects and supply chain activities, previously serving as Senior Vice President of U.S. onshore operations since April 2013. Prior to joining the Company, he held various positions at ARCO, Vastar and BP America.

B-2

Appendix C

FORM
OF
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
NOBLE ENERGY, INC.

Pursuant to Section 242 of the General Corporate Law of the State of Delaware,

Noble Energy, Inc. (hereinafter called the “Corporation”) does hereby certify as follows:

FIRST: Article FOURTH of the Corporation’s Certificate of Incorporation is hereby amended by deleting the first grammatical paragraph and substituting therefor the following:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,004,000,000, consisting of (1) 4,000,000 shares of Preferred Stock, $1.00 par value (“Preferred Stock”), and (2) 1,000,000,000 shares of Common Stock, $0.01 par value (“Common Stock”).

The remainder of Article FOURTH of the Corporation’s Certificate of Incorporation shall remain unchanged.

The foregoing amendment was duly adopted in accordance with Sections 211, 222 and 242 of the General Corporate Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this ___ day of __________, 2015.

NOBLE ENERGY, INC. By:________________________________________ Name: _____________________________________ Title:_______________________________________

C- 1

Appendix D

NOBLE ENERGY, INC.

1992 STOCK OPTION AND RESTRICTED
STOCK PLAN
(As Amended and Restated Effective April 28, 2015)
Section 1. Purpose
The purpose of this Plan is to assist Noble Energy, Inc., a Delaware corporation, in attracting and retaining, as officers and key employees of the Company and its Affiliates, persons of training, experience and ability and to furnish additional incentive to such persons by encouraging them to become owners of Shares of the Company’s capital stock, by granting to such persons Incentive Options, Nonqualified Options, Restricted Stock, or any combination of the foregoing.
Section 2. Definitions
Unless the context otherwise requires, the following words as used herein shall have the following meanings:
(a)“Affiliate” means any corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a controlling interest in another corporation or other entity in the chain, starting with the Company and ending with the corporation or other entity that has a controlling interest in the corporation or other entity for which the Employee provides direct services. For purposes of this Affiliate definition, the term “controlling interest” has the same meaning as provided in Treasury Regulation section 1.414(c)-2(b)(2)(i), except that the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treasury Regulation section 1.414(c)-2(b)(2)(i).
(b)“Agreement” means the written agreement (i) between the Company and the Optionee evidencing the Option and any SARs that relate to such Option granted by the Company and the understanding of the parties with respect thereto or (ii) between the Company and a recipient of a Restricted Stock award, a Cash Award or a Performance Award evidencing the restrictions, terms and conditions applicable to such award and the understanding of the parties with respect thereto. In the event of any inconsistency between the Plan and an Agreement, the Plan shall govern.
(c)“Board” means the Board of Directors of the Company as the same may be constituted from time to time.
(d)“Cash Award” means an award for the payment of a cash bonus that has been awarded pursuant to Section 16 of the Plan.
(e)A “Change in Control” shall have occurred if:
(i)    individuals who, as of April 28, 2015, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least fifty-one percent (51%) of the Board, provided that any person becoming a director subsequent to April 28, 2015 whose election, or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;
(ii)    the consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own outstanding voting securities representing at least fifty-one percent (51%) of the combined voting power entitled to vote generally in the election of directors (“Voting Securities”) of the reorganized, merged or consolidated company;
(iii)    the stockholders of the Company shall approve a liquidation or dissolution of the Company or a sale of all or substantially all of the stock or assets of the Company; or

Appendix D

(iv)    any “person,” as that term is defined in Section 3(a)(9) of the Exchange Act (other than the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its subsidiaries, or any entity organized, appointed or established by the Company for or pursuant to the terms of such a plan), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person (as well as any “Person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” or “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate twenty-five percent (25%) or more of either (A) the then outstanding Shares or (B) the Voting Securities of the Company, in either such case other than solely as a result of acquisitions of such securities directly from the Company. Without limiting the foregoing, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, or to direct the voting of, or to dispose, or to direct the disposition of, Shares or other Voting Securities of the Company shall be deemed the beneficial owner of such Shares or Voting Securities.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of subparagraph (iv) of this Section 2(e) solely as the result of an acquisition of securities by the Company which, by reducing the number of Shares or other Voting Securities of the Company outstanding, increases (1) the proportionate number of Shares beneficially owned by any person to twenty-five percent (25%) or more of the Shares then outstanding or (2) the proportionate voting power represented by the Voting Securities of the Company beneficially owned by any person to twenty-five percent (25%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (1) or (2) of this sentence shall thereafter become the beneficial owner of any additional Shares or other Voting Securities of the Company (other than a result of a stock split, stock dividend or similar transaction), then a Change in Control shall be deemed to have occurred for purposes of subparagraph (iv) of this Section 2(e).
(f)“Code” means the Internal Revenue Code of 1986, as amended.
(g)“Committee” means the Committee provided for in Section 3 of the Plan as the same may be constituted from time to time.
(h)“Company” means Noble Energy, Inc., a Delaware corporation.
(i)“Corporate Transaction” shall have the meaning as defined in Section 8 of the Plan.
(j)“Disability” means the termination of an employee’s employment with the Company or an Affiliate because of a medically determinable physical or mental impairment (i) that prevents the employee from performing his or her employment duties in a satisfactory manner and is expected either to result in death or to last for a continuous period of not less than twelve months as determined by the Committee, or (ii) for which the employee is eligible to receive disability income benefits under a long-term disability insurance plan maintained by the Company or an Affiliate.
(k)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(l)“Fair Market Value” means, except as provided in the next sentence with respect to grants and awards made prior to April 26, 2011, the closing sales price per Share on the New York Stock Exchange on the date in question (or if there was no reported sale on the New York Stock Exchange on such date, then on the last preceding day on which any reported sale occurred on the New York Stock Exchange). With respect to an Option or SAR that relates to such Option that was granted prior to April 26, 2011, or Shares of Restricted Stock that were awarded prior to April 26, 2011, the following shall apply: “Fair Market Value” means the fair market value per Share as determined by the Committee in good faith; provided, however, that if a Share is listed or admitted to trading on a securities exchange registered under the Exchange Act, the Fair Market Value per Share shall be the average of the reported high and low sales price on the date in question (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal securities exchange on which such Share is listed or admitted to trading, or if a Share is not listed or admitted to trading on any such exchange but is listed as a national market security on the National Association of Securities Dealers, Inc. Automated Quotations System (“NASDAQ”) or any similar system then in use, the Fair Market Value per Share shall be the average of the reported high and low sales price on the date in question (or if

Appendix D

there was no reported sale on such date, on the last preceding date on which any reported sale occurred) on such system, or if a Share is not listed or admitted to trading on any such exchange and is not listed as a national market security on NASDAQ but is quoted on NASDAQ or any similar system then in use, the Fair Market Value per Share shall be the average of the closing high bid and low asked quotations on such system for such Share on the date in question; and, provided further, that for purposes of valuing Shares to be made subject to Incentive Options, the Fair Market Value per Share shall be determined without regard to any restriction other than one which, by its terms, will never lapse.
(m)“Good Reason” means any of the following actions if taken by the Company or its Affiliate, as applicable, with respect to and without the prior consent of an Optionee or a recipient of a Restricted Stock award, a Cash Award or a Performance Award:
(i)    a material reduction in the individual’s base compensation;
(ii)    a material change in the location at which the individual must perform services for the Company or its Affiliate;
(iii)    a material reduction in the individual's authority, duties or responsibilities or in the authority, duties or responsibilities of the supervisor to whom the individual is required to report; or
(iv)    a material reduction in the budget over which the individual retains authority.
(n) “Incentive Option” means an Option that is intended to satisfy the requirements of Section 422(b) of the Code.
(o)“Nonqualified Option” means an Option that does not qualify as a statutory stock option under Section 422 or 423 of the Code.
(p)“Non-Employee Director” means a director of the Company who satisfies the definition thereof under Rule 16b-3 promulgated under the Exchange Act.
(q)“Option” means an option to purchase one or more Shares granted under and pursuant to the Plan. Such Option may be either an Incentive Option or a Nonqualified Option.
(r)“Optionee” means a person who has been granted an Option and who has executed an Agreement with the Company.
(s)“Outside Director” means a director of the Company who is an outside director within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.
(t)“Performance Award” means any Restricted Stock award or Cash Award that has been designated at the time of award as a Performance Award in accordance with the provisions of Section 15 of the Plan.
(u)“Plan” means this Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan, as amended from time to time.
(v)“Restricted Stock” means Shares issued or transferred pursuant to Section 14 of the Plan.
(w)“Retirement” means a termination of employment with the Company or an Affiliate either (i) on a voluntary basis by a person who (A) is at least 55 years of age with five years of credited service with the Company or one or more Affiliates or (B) has at least 20 years of credited service with the Company or one or more Affiliates, immediately prior to such termination of employment or (ii) otherwise with the written consent of the Committee in its sole discretion.
(x)“SARs” means stock appreciation rights granted pursuant to Section 7 of the Plan.
(y)“Securities Act” means the Securities Act of 1933, as amended.
(z)“Share” means a share of the Company’s present common stock, par value $0.01 per share, and any share or shares of capital stock or other securities of the Company hereafter issued or issuable in respect of or in substitution or exchange for each such present share. Such Shares may be unissued or reacquired Shares, as the Board, in its sole and absolute discretion, shall from time to time determine.
(aa)“Termination for Cause” means the termination by the Company or an Affiliate of the employment of an Optionee or the recipient of a Restricted Stock award, a Cash Award or a Performance

Appendix D

Award on account of (i) fraud or intentional misrepresentation, or (ii) embezzlement, misappropriation or conversion of assets or opportunities of the Company or its Affiliates.
Section 3. Administration
The Plan shall be administered by, and the decisions concerning the Plan shall be made solely by, a Committee of two or more directors of the Company, all of whom are both Non-Employee Directors and Outside Directors. Each member of the Committee shall be appointed by and shall serve at the pleasure of the Board. The Board shall have the sole continuing authority to appoint members of the Committee. In making grants or awards, the Committee shall take into consideration the contribution the person has made or may make to the success of the Company or its Affiliates and such other considerations as the Board may from time to time specify.
Except to the extent already appointed by the Board, the Committee shall elect one of its members as its chairman, and shall hold its meetings at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum. All decisions and determinations of the Committee shall be made by the majority vote or decision of the members present at any meeting at which a quorum is present; provided, however, that any decision or determination reduced to writing and signed by all members of the Committee shall be as fully effective as if it had been made by a majority vote or decision at a meeting duly called and held. The Committee may appoint a secretary (who need not be a member of the Committee) who shall keep minutes of its meetings. The Committee may make any rules and regulations for the conduct of its business that are not inconsistent with the express provisions of the Plan, the bylaws or certificate of incorporation of the Company or any resolutions of the Board.
All questions of interpretation or application of the Plan, or of a grant of an Option and any SARs that relate to such Option or of a Restricted Stock award, Cash Award or Performance Award, including questions of interpretation or application of an Agreement, shall be subject to the determination of the Committee, which determination shall be final and binding upon all parties.
Subject to the express provisions of the Plan, the Committee shall have the authority, in its sole and absolute discretion:
(a)    to adopt, amend or rescind administrative and interpretive rules and regulations relating to the Plan;
(b)    to construe the Plan;
(c)    to make all other determinations necessary or advisable for administering the Plan;
(d)    to determine the terms and provisions of the respective Agreements (which need not be identical), including provisions defining or otherwise relating to (i) the term and the period or periods and extent of exercisability of Options, (ii) the extent to which transfer restrictions shall apply to Shares issued upon exercise of Options or any SARs that relate to such Options, (iii) the effect of termination of employment upon the exercisability of Options, and (iv) the effect of approved leaves of absence upon the exercisability of Options;
(e)    to accelerate, regardless of whether the Agreement so provides, (i) the time of exercisability of any Option and SAR that relates to such Option, (ii) the time of the lapsing of restrictions on any Restricted Stock award that is not a Performance Award, or (iii) the time of the lapsing of restrictions on or for the vesting or payment of any Cash Award that is not a Performance Award (provided that such acceleration does not subject the benefits payable under such Cash Award to the tax imposed by Section 409A of the Code);
(f)    subject to Section 13 of the Plan, to amend any Agreement provided that such amendment does not (i) adversely affect the Optionee or awardee under such Agreement in a material way without the consent of such Optionee or awardee, or (ii) cause any benefit provided or payable

Appendix D

under such Agreement that is intended to comply with or be exempt from Section 409A of the Code, or intended to be qualified performance-based compensation within the meaning of Treasury Regulation section 1.162-27(e), to fail to comply with or be exempt from Section 409A of the Code or to fail to be qualified performance-based compensation within the meaning of Treasury Regulation section 1.162-27(e), respectively;
(g)    to construe the respective Agreements; and
(h)    to exercise the powers conferred on the Committee under the Plan.
The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The determinations of the Committee on the matters referred to in this Section 3 shall be final and conclusive.
Section 4. Shares Subject to the Plan
(a)    The total number of Shares available for grants or awards made under the Plan shall not exceed a maximum of 77,400,000 Shares in the aggregate (the “Plan Share Limit”), which consists of the 71,600,000 Shares available under the Plan prior to this amendment and restatement (as adjusted for prior stock splits) plus an additional 5,800,000 Shares. The total number of Shares that may be issued on or after April 26, 2011, pursuant to Incentive Options shall not exceed a maximum of 14,000,000 Shares in the aggregate. The total number of Shares for which Options and SARs may be granted, and which may be awarded as Restricted Stock, to any one person during any calendar year shall not exceed a maximum of 800,000 Shares in the aggregate. Each such maximum number of Shares shall be increased or decreased as provided in Section 17 of the Plan.
(b)    At any time and from time to time after the Plan takes effect, the Committee, pursuant to the provisions herein set forth, may grant Options and any SARs that relate to such Options and award Restricted Stock until the maximum number of Shares shall be exhausted or the Plan shall be sooner terminated.
(c)    For the purpose of determining the number of Shares available for grants or awards made under the Plan:
(i)    with respect to grants or awards made under the Plan prior to April 26, 2011, each Share subject to an Option (whether with or without a related SAR), and each Share awarded as Restricted Stock, shall count against the Plan Share Limit as one (1) Share,
(ii)    with respect to grants or awards made under the Plan on or after April 26, 2011, each Share subject to an Option (whether with or without a related SAR) shall count against the Plan Share Limit as one (1) Share, and each Share awarded as Restricted Stock shall count against the Plan Share Limit as 2.39 Shares,
(iii)    Shares subject to Options (whether with or without related SARs) that expire or are terminated or forfeited prior to exercise, and Shares awarded as Restricted Stock that are forfeited, shall remain available for grants or awards made under the Plan and shall be added back to the number of Shares available for such grants or awards on the same numerical basis as previously counted against the Plan Share Limit,
(iv)    Shares (I) tendered or withheld to satisfy an exercise price or tax withholding obligation pertaining to an Option, SAR or Restricted Stock, or (II) repurchased by the Company using Option proceeds, shall not be available for grants or awards made under the Plan and shall not be added to the number of Shares available for grants or awards made under the Plan, and

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(v)    Upon exercise of an SAR, a corresponding number of Shares subject to option under the related Option shall be canceled. Such canceled Shares shall be charged against the Shares reserved for the Plan, as provided in Section 4 of the Plan, as if the Option had been exercised to such extent and shall not be available for future Option grants or Restricted Stock awards hereunder.
Section 5. Eligibility
The persons who shall be eligible to receive grants of Options and any SARs that relate to such Options, and to receive Restricted Stock awards, Cash Awards or Performance Awards, shall be regular salaried officers or other employees of the Company or one or more of its Affiliates.
Section 6. Grant of Options
(a)    From time to time while the Plan is in effect, the Committee may, in its sole and absolute discretion, select from among the persons eligible to receive a grant of Options under the Plan (including persons who have already received such grants of Options) such one or more of them as in the opinion of the Committee should be granted Options. The Committee shall thereupon, likewise in its sole and absolute discretion, determine the number of Shares to be allotted for option to each person so selected.
(b)    Each person so selected shall be granted an Option to purchase the number of Shares so allotted to him, upon such terms and conditions, consistent with the provisions of the Plan, as the Committee may specify. Each such person shall have a reasonable period of time, to be fixed by the Committee, within which to accept or reject the granted Option. Failure to accept within the period so fixed may be treated as a rejection.
(c)    Each person who accepts an Option offered to him shall enter into an Agreement with the Company, in such form as the Committee may prescribe, setting forth the terms and conditions of the Option. Each Option Agreement shall contain such provisions (including, without limitation, restrictions or the removal of restrictions upon the exercise of the Option and any SARs that relate to such Option and the transfer of Shares thereby acquired) as the Committee shall deem advisable. In the event a person is granted both one or more Incentive Options and one or more Nonqualified Options, such grants shall be evidenced by separate Agreements, one for each Incentive Option grant and one for each Nonqualified Option grant. Unless a subsequent effective date of grant is specified by the Committee, the date on which the Committee approves the grant of an Option to a person, including the specification of the number of Shares to be subject to the Option, shall constitute the date on which the Option covered by such Agreement is granted. Such person shall be notified of his or her grant as soon as practicable following the Committee’s approval of such grant, but in no event shall an Optionee gain any rights in addition to those specified by the Committee in its grant, regardless of the time that may pass between the grant of the Option and the actual signing of the Agreement by the Company and the Optionee.
(d)    At the time an Option is granted, the Committee may, in its sole and absolute discretion, designate such Option as an Incentive Option intended to qualify under Section 422(b) of the Code; provided, however, that Incentive Options may be granted only to employees of the Company or a “parent corporation” or a “subsidiary corporation” of the Company (which terms, for the purposes of this Section and any Incentive Option granted under the Plan, shall have the meanings set forth in Section 424(e) and (f) of the Code, respectively), and that Incentive Options may not be granted more than 10 years after March 17, 2011, the date the prior Plan restatement was adopted by the Board. Each Agreement relating to an Incentive Option shall contain such limitations and restrictions upon the exercise of the Incentive Option as shall be necessary for the Incentive Option to which such Agreement relates to constitute an incentive stock option, as defined in Section 422(b) of the Code. Any provision of the Plan to the contrary notwithstanding:

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(i)    no Incentive Option shall be granted to any person who, at the time such Incentive Option is granted, owns shares possessing more than 10 percent of the total combined voting power of all classes of shares of the Company or of its parent or subsidiary corporation (within the meaning of Section 422(b)(6) of the Code) unless the option price under such Incentive Option is at least 110 percent of the Fair Market Value of the Shares subject to the Incentive Option at the date of its grant and such Incentive Option is not exercisable after the expiration of five years from the date of its grant; and
(ii)    to the extent that the aggregate Fair Market Value (determined as of the date the Incentive Option is granted) of the Shares subject to an Incentive Option granted to an Optionee and the aggregate Fair Market Value (determined as of the date the option is granted) of the shares of the Company and its parent and subsidiary corporations (or a predecessor corporation of the Company or any such parent or subsidiary corporation) subject to any other incentive stock option (within the meaning of Section 422(b) of the Code) of the Company and its parent and subsidiary corporations (or a predecessor corporation of the Company or any such parent or subsidiary corporation) granted to such Optionee, that may become exercisable for the first time during any calendar year, exceeds $100,000, such excess portion of the Option shall be treated as a Nonqualified Option.
(e)    Each Agreement that includes SARs in addition to an Option shall comply with the provisions of Section 7 of the Plan.
Section 7. Grant of SARs
The Committee may from time to time grant SARs in conjunction with all or any portion of any Option either (i) at the time of the initial Option grant (not including any subsequent modification that may be treated as a new grant of an Incentive Option for purposes of Section 424(h) of the Code) or (ii) with respect to Nonqualified Options, at any time after the initial Option grant while the Nonqualified Option is still outstanding. SARs shall not be granted other than in conjunction with an Option granted hereunder.
SARs granted hereunder shall comply with the following conditions and also with the terms of the Agreement governing the Option in conjunction with which they are granted:
(a)    The SAR shall expire no later than the expiration of the underlying Option.
(b)    Upon the exercise of an SAR, the Optionee shall be entitled to receive payment equal to the excess of the aggregate Fair Market Value of the Shares with respect to which the SAR is then being exercised (determined as of the date of such exercise) over the aggregate purchase price of such Shares as provided in the related Option. Payment may be made in Shares, valued at their Fair Market Value on the date of exercise, or in cash, or partly in Shares and partly in cash, as determined by the Committee in its sole and absolute discretion.
(c)    SARs shall be exercisable (i) only at such time or times and only to the extent that the Option to which they relate shall be exercisable, (ii) only when the Fair Market Value of the Shares subject to the related Option exceeds the purchase price of the Shares as provided in the related Option, and (iii) only upon surrender of the related Option or any portion thereof with respect to the Shares for which the SARs are then being exercised.
Section 8. Option Price
The option price for each Share covered by an Option shall not be less than the greater of (a) the par value of such Share or (b) the Fair Market Value of such Share at the time such Option is granted. Notwithstanding the preceding sentence, if the Company or an Affiliate agrees to substitute a new Option under the Plan for an old option, or to assume an old option, by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation (any of such events being referred to herein as a “Corporate

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Transaction”), the option price of the Shares covered by each such new Option or assumed Option may be other than the Fair Market Value of the Shares at the time the Option is granted as determined by reference to a formula, established at the time of the Corporate Transaction, which will give effect to such substitution or assumption; provided, however, in no event shall:
(a)    the excess of the aggregate Fair Market Value of the Shares subject to the Option immediately after the substitution or assumption over the aggregate option price of such Shares be more than the excess of the aggregate Fair Market Value of all Shares subject to the option immediately prior to the substitution or assumption over the aggregate option price of such Shares;
(b)    in the case of an Incentive Option, the new Option or the assumption of the old option give the Optionee additional benefits that he would not have under the old option; or
(c)    the ratio of the option price to the Fair Market Value of the stock subject to the Option immediately after the substitution or assumption be more favorable to the Optionee than the ratio of the option price to the Fair Market Value of the stock subject to the old option immediately prior to such substitution or assumption, on a Share by Share basis.
Notwithstanding the above, the provisions of this Section 8 with respect to the option price in the event of a Corporate Transaction shall, in the case of an Incentive Option, be subject to the requirements of Section 424(a) of the Code and the Treasury regulations and other applicable guidance promulgated thereunder, and in the case of a Nonqualified Option, be subject to the requirements for stock rights exempt from the application of Section 409A of the Code. In the event of a conflict between the terms of this Section 8 and the above cited statutes, regulations and rulings, or in the event of an omission in this Section 8 of a provision required by said laws, the latter shall control in all respects and are hereby incorporated herein by reference as if set out at length.
Section 9. Option Period and Terms of Exercise
(a)    Each Option shall be exercisable during such period of time as the Committee may specify, but in no event for longer than 10 years from the date when the Option is granted; provided, however, that, unless provided otherwise in an Agreement:
(i)    All rights to exercise an Option and any SARs that relate to such Option shall, subject to the provisions of subsection (c) of this Section 9, terminate one year after the date the Optionee ceases to be employed by at least one of the employers in the group of employers consisting of the Company and its Affiliates, for any reason other than death, Disability or Retirement, except that, in the event of the Optionee’s Termination for Cause, the Option and any SARs that relate to such Option shall thereafter be null and void for all purposes. Employment shall not be deemed to have ceased by reason of the transfer of employment, without interruption of service, between or among the Company and any of its Affiliates.
(ii)    If the Optionee ceases to be employed by at least one of the employers in the group of employers consisting of the Company and its Affiliates, by reason of his death, Disability or Retirement, all rights to exercise such Option and any SARs that relate to such Option shall, subject to the provisions of subsection (c) of this Section 9, terminate five years thereafter.
(b)    If an Option is granted with a term shorter than 10 years, the Committee may extend the term of the Option and any SARs that relate to such Option, but for not more than 10 years from the date when the Option was originally granted.
(c)    In no event may an Option or any SARs that relate to such Option be exercised after the expiration of the term thereof.

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Section 10. Transferability of Options and SARs
Except as provided in this Section 10, no Option or any SARs that relate to an Option shall be (i) transferable otherwise than by will or the laws of descent and distribution, or (ii) exercisable during the lifetime of the Optionee by anyone other than the Optionee. A Nonqualified Option granted to an Optionee, and any SARs that relate to such Nonqualified Option, may be transferred by such Optionee to a permitted transferee (as defined below), provided that (i) there is no consideration for such transfer (other than receipt by the Optionee of interests in an entity that is a permitted transferee); (ii) the Optionee (or such Optionee’s estate or representative) shall remain obligated to satisfy all income or other tax withholding obligations associated with the exercise of such Nonqualified Option or SARs; (iii) the Optionee shall notify the Company in writing that such transfer has occurred and disclose to the Company the name and address of the permitted transferee and the relationship of the permitted transferee to the Optionee; and (iv) such transfer shall be effected pursuant to transfer documents in a form approved by the Committee. A permitted transferee may not further assign or transfer any such transferred Nonqualified Option or any SARs that relate to such Nonqualified Option otherwise than by will or the laws of descent and distribution. Following the transfer of an Nonqualified Option and any SARs that relate to such Nonqualified Option to a permitted transferee, such Nonqualified Option and SARs shall continue to be subject to the same terms and conditions that applied to them prior to their transfer by the Optionee, except that they shall be exercisable by the permitted transferee to whom such transfer was made rather than by the transferring Optionee. For the purposes of the Plan, the term “permitted transferee” means, with respect to an Optionee, (I) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Optionee, including adoptive relationships, (II) any person sharing the Optionee’s household (other than a tenant or an employee), (III) a trust in which the Optionee and/or persons described in clauses (I) and (II) above have more than fifty percent of the beneficial interest, (IV) a foundation in which the Optionee and/or persons described in clauses (I) and (II) above control the management of assets, and (V) any other entity in which the Optionee and/or persons described in clauses (I) and (II) above own more than fifty percent of the voting interests.
Section 11. Exercise of Options and SARs
(a)    In the event of an Optionee’s death, any then exercisable portion of an Option that has been granted to such Optionee, and any SARs that relate to such Option, may be exercised, within the period ending with the earlier of the fifth anniversary of the date of the Optionee’s death or the date of the termination of such Option, by the duly authorized representative of the deceased Optionee’s estate or the permitted transferee to whom such Option and SARs have been transferred.
(b)    At any time, and from time to time, during the period when any Option and any SARs that relate to such Option, or a portion thereof, are exercisable, such Option or SARs, or portion thereof, may be exercised in whole or in part; provided, however, that in an Agreement the Committee may require any Option or SAR that is partially exercised to be so exercised with respect to at least a stated minimum number of Shares.
(c)    Each exercise of an Option, or a portion thereof, shall be evidenced by a notice in writing to the Company accompanied by payment in full of the option price of the Shares then being purchased. Payment in full shall mean payment of the full amount due: (i) in cash, (ii) by certified check or cashier’s check, (iii) with Shares owned by the exercising Optionee or permitted transferee having a Fair Market Value at least equal to the aggregate option price payable in connection with such exercise, or (iv) by any combination of clauses (i) through (iii). If the exercising Optionee or permitted transferee chooses to remit Shares in payment of all or any portion of the option price, then (for purposes of payment of the option price) those Shares shall be deemed to have a cash value equal to their aggregate Fair Market Value determined as of the date the exercising Optionee or permitted transferee exercises such Option.
Notwithstanding anything contained herein to the contrary, at the request of an exercising Optionee or permitted transferee and to the extent permitted by applicable law, the Committee shall approve arrangements with a brokerage firm or firms under which any such brokerage firm shall, on behalf of the exercising Optionee or permitted transferee, make payment in full to the Company of the

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option price of the Shares then being purchased, and the Company, pursuant to an irrevocable notice in writing from the exercising Optionee or permitted transferee, shall make prompt delivery of one or more certificates for the appropriate number of Shares to such brokerage firm. Payment in full for purposes of the immediately preceding sentence shall mean payment of the full amount due, either in cash or by certified check or cashier’s check.
(d)    Each exercise of SARs, or a portion thereof, shall be evidenced by a notice in writing to the Company.
(e)    Each Optionee must take whatever affirmative actions are required, in the opinion of the Committee, to enable the Company or appropriate Affiliate to satisfy its Federal income tax and FICA and any applicable state and local withholding obligations incurred as a result of such Optionee’s (or his or her permitted transferee’s) exercise of an Option granted to such Optionee or any SARs that relate to such Option. Upon the exercise of an Option or SARs requiring tax withholding, an exercising Optionee or permitted transferee may (i) direct the Company to withhold from the Shares to be issued to the exercising Optionee or permitted transferee the number of Shares (based upon the aggregate Fair Market Value of the Shares at the date of exercise) necessary to satisfy the Company’s obligation to withhold taxes, (ii) deliver to the Company sufficient Shares (based upon the aggregate Fair Market Value of the Shares at the date of exercise) to satisfy the Company’s tax withholding obligations, (iii) deliver sufficient cash to the Company to satisfy the Company’s tax withholding obligations, or (iv) any combination of clauses (i) through (iii). In the event the Committee subsequently determines that the aggregate Fair Market Value (as determined above) of any Shares withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then the Optionee to whom the Option and SARs in question were granted shall pay (or cause the permitted transferee to whom such Option and SARs were transferred to pay) to the Company, immediately upon the Committee’s request, the amount of that deficiency.
(f)    No Shares shall be issued upon exercise of an Option until full payment therefor has been made, and an exercising Optionee or permitted transferee shall have none of the rights of a shareholder until Shares are issued to him.
(g)    Nothing herein or in any Agreement shall require the Company to issue any Shares upon exercise of an Option or SAR if such issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any similar or superseding statute or statutes, or any other applicable statute or regulation, as then in effect. Upon the exercise of an Option or SAR (as a result of which the exercising Optionee or permitted transferee receives Shares), or portion thereof, the exercising Optionee or permitted transferee shall give to the Company satisfactory evidence that he is acquiring such Shares for the purposes of investment only and not with a view to their distribution; provided, however, if or to the extent that the Shares delivered to the exercising Optionee or permitted transferee shall be included in a registration statement filed by the Company under the Securities Act, such investment representation shall be abrogated.
(h)    An Optionee shall immediately notify the Company in writing of any disqualifying disposition (within the meaning of Section 421(b) of the Code) of Shares received upon the exercise of an Incentive Option.
Section 12. Delivery of Stock Certificates
As promptly as may be practicable after an Option or SAR (as a result of the exercise of which the exercising Optionee or permitted transferee is entitled to receive Shares), or a portion thereof, has been exercised as hereinabove provided, the Company shall make delivery of the appropriate number of Shares. In the event that an Optionee exercises both (i) an Incentive Option or SARs that relate to such Option (as a result of which the Optionee receives Shares), or a portion thereof, and (ii) a Nonqualified Option or SARs that relate to such Option (as a result of which the Optionee receives Shares), or a portion thereof, separately identifiable Shares

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shall be issued in certificate or book-entry form for the Shares subject to the Incentive Option and for the Shares subject to the Nonqualified Option.
Section 13. Modification of Options and SARs
Subject to the terms and conditions of and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options and any SARs that relate to such Options granted under the Plan. The Committee shall not have authority to accept the surrender or cancellation of any Options and any SARs that relate to such Options outstanding hereunder (to the extent not theretofore exercised) and grant new Options and any SARs that relate to such new Options hereunder in substitution therefor (to the extent not theretofore exercised) at an Option Price that is less than the Option Price of the Options surrendered or canceled. Nor shall the Committee have authority to accept the surrender or cancellation of any Option and any SARs that relate to such Option outstanding hereunder (to the extent not theretofore exercised) at a time at which the Fair Market Value of the Shares subject to the Option is less than the option price, in return for any cash or other consideration. Notwithstanding the foregoing provisions of this Section 13, no modification of an outstanding Option and any SARs that relate to such Option granted hereunder shall, without the consent of the Optionee, adversely affect the holder thereof in a material way, except as may be necessary, with respect to Incentive Options, to satisfy the requirements of Section 422(b) of the Code, or with respect to Nonqualified Options to satisfy the requirements for stock rights exempt from Section 409A of the Code.
Section 14. Restricted Stock
(a)    The Committee may from time to time, in its sole and absolute discretion, award Shares of Restricted Stock to such persons as it shall select from among those persons who are eligible under Section 5 of the Plan to receive awards of Restricted Stock. Any award of Restricted Stock shall be made from Shares subject hereto as provided in Section 4 of the Plan.
(b)    A Share of Restricted Stock shall be subject to such restrictions, terms and conditions, including forfeitures, if any, as may be determined by the Committee, which may include, without limitation, the rendition of services to the Company or its Affiliates for a specified time or the achievement of specific goals, and to the further restriction that no such Share may be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of until the terms and conditions set by the Committee at the time of the award of the Restricted Stock have been satisfied. A Restricted Stock award may be a Performance Award or an award that is not a Performance Award. Each recipient of an award of Restricted Stock shall enter into an Agreement with the Company, in such form as the Committee shall prescribe, setting forth the restrictions, terms and conditions of such award.
If a person is awarded Shares of Restricted Stock, whether or not escrowed as provided below, the person shall be the record owner of such Shares and shall have all the rights of a shareholder with respect to such Shares (except to the extent that the escrow agreement, if any, or the Agreement specifically provides otherwise), including the right to vote and the right to receive dividends or other distributions made or paid with respect to such Shares. Any certificate or certificates representing Shares of Restricted Stock shall bear a legend similar to the following:
The shares represented by this certificate have been issued pursuant to the terms of the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan and may not be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of in any manner except as set forth in the terms of the agreement embodying the award of such shares dated ____________________, ______.
In order to enforce the restrictions, terms and conditions that may be applicable to a person’s Shares of Restricted Stock, the Committee may require the person, upon the receipt of a certificate or certificates representing such Shares or the issuance of such Shares in book-entry form, or at any time thereafter, to deposit such certificate or certificates, together with stock powers and other instruments of transfer, appropriately endorsed in blank, with the Company or an escrow agent designated by the

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Company under an escrow agreement, or to enter into an escrow agreement pertaining to Shares issued in book-entry form, in such form as by the Committee shall prescribe.
After the satisfaction of the restrictions, terms and conditions set by the Committee at the time of an award of Restricted Stock to a person, the Share certificate legend set forth above and any similar evidence of a transfer restriction applicable to a Share issued in book-entry form shall be removed with respect to the number of Shares that are no longer subject to such restrictions, terms and conditions.
The Committee shall have the authority (and the Agreement evidencing an award of Restricted Stock may so provide) to cancel all or any portion of any outstanding restrictions prior to the expiration of such restrictions with respect to any or all of the Shares of Restricted Stock awarded to a person hereunder on such terms and conditions as the Committee may deem appropriate, provided that such cancellation does not cause any Shares of Restricted Stock that were awarded as a Performance Award to fail to be qualified performance-based compensation within the meaning of Treasury Regulation Section 1.162-27(e).
(c)    Unless otherwise provided by the Committee in the Agreement pertaining to an award of Restricted Stock, if the a person to whom such Restricted Stock has been awarded ceases to be employed by at least one of the employers in the group of employers consisting of the Company and its Affiliates, for any reason, prior to the satisfaction of any terms and conditions of an award, any Restricted Stock remaining subject to restrictions shall thereupon be forfeited by the person and transferred to, and reacquired by, the Company or an Affiliate at no cost to the Company or the Affiliate; provided, however, if the cessation is due to the person’s death, Disability or Retirement, the Committee may, in its sole and absolute discretion, deem that the terms and conditions have been met for all or part of such remaining portion (except such discretionary authority shall not extend to any Shares of Restricted Stock that were awarded as a Performance Award if such discretion would cause the award to fail to be qualified performance-based compensation within the meaning of Treasury Regulation Section 1.162-27(e)). In the event of such forfeiture, the person, or in the event of his death, his personal representative, shall forthwith deliver to the Secretary of the Company the certificates for the Shares of Restricted Stock remaining subject to such restrictions, accompanied by such instruments of transfer, if any, as may reasonably be required by the Secretary of the Company.
(d)    In case of any consolidation or merger of another corporation into the Company in which the Company is the surviving corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in such shares into two or more classes or series of shares), to the extent the Committee determines that such is necessary to reflect such corporate action, the Committee shall take such further actions, if any, as it determines to be appropriate to provide that Restricted Stock shall take the form of the kind and amount of shares of stock and other securities (including those of any new direct or indirect parent of the Company), property, cash or any combination thereof receivable upon such consolidation or merger.
Section 15. Performance Awards
(a)    The Options and SARs granted pursuant to the Plan are granted under terms that are designed to provide for the payment of qualified performance-based compensation within the meaning of Treasury Regulation section 1.162-27(e). In addition, at the time of awarding any Restricted Stock award or Cash Award the Committee may, in its sole and absolute discretion, and subject to the limitations on Shares and amounts applicable thereto, designate such award to be a Performance Award that is intended to satisfy the requirements for the payment of qualified performance-based compensation within the meaning of Treasury Regulation section 1.162-27(e) (such requirements the “162(m) Requirements”). The compensation payable under Performance Awards shall be provided or paid solely on account of the attainment of one or more preestablished, objective performance goals during a specified

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performance period that shall not be shorter than one year, and shall comply with the 162(m) Requirements.
(b)    Each Agreement embodying a Performance Award shall set forth (i) the maximum amount that may be earned thereunder in the form of cash or Shares, as applicable, (ii) the performance goal or goals and level of achievement applicable to such Performance Award, (iii) the performance period over which performance is to be measured, and (iv) such other terms and conditions as the Committee may determine that are not inconsistent with the Plan or the 162(m) Requirements.
(c)    The performance goal or goals for a Performance Award shall be established in writing by the Committee based on one or more performance goals as set forth in this Section 15 not later than 90 days after commencement of the performance period with respect to such award, provided that the outcome of the performance in respect of the goal or goals remains substantially uncertain as of such time. At the time of the award of a Performance Award, and to the extent permitted under Section 162(m) of the Code and the Treasury regulations and other guidance promulgated thereunder, the Committee may provide for the manner in which the performance goals will be measured in light of specified corporate transactions, extraordinary events, accounting changes and other similar occurrences.
(d)    The performance goal or goals to be used for the purposes of Performance Awards may be described in terms of objectives that are related to the particular eligible employee to whom the award is being made, or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which such person is employed or with respect to which such person performs services, and may consist of one or more or any combination of the following criteria: (a) an amount or level of earnings or cash flow, (b) earnings or cash flow per share (whether on a pre-tax, after-tax, operational or other basis), (c) return on equity or assets, (d) return on capital or invested capital and other related financial measures, (e) cash flow or EBITDA, (f) revenues, (g) income, net income or operating income, (h) expenses or costs or expense levels or cost levels (absolute or per unit), (i) proceeds of sale or other disposition, (j) share price, (k) total shareholder return, (l) operating profit, (m) profit margin, (n) capital expenditures, (o) net borrowing, debt leverage levels, credit quality or debt ratings, (p) the accomplishment of mergers, acquisitions, dispositions, or similar business transactions, (q) net asset value per share, (r) economic value added, (s) individual business objectives, (t) growth in reserves or production, (u) finding and development costs, and/or (v) safety results. The performance goals based on these performance measures may be made relative to the performance of peers or other business entities.
(e)    Prior to the payment of any compensation pursuant to a Performance Award, the Committee shall certify in writing that the applicable performance goal or goals and other material terms of the Award have been satisfied. The Committee in its sole and absolute discretion shall have the authority to reduce, but not to increase, the amount payable in cash and the number of Shares to be issued, retained or vested pursuant to a Performance Award.
Section 16. Cash Awards
The Committee may, in its sole and absolute discretion, award Cash Awards to such persons as it shall select from among those persons who are eligible under Section 5 of the Plan to receive Cash Awards. A Cash Award shall provide for the payment of a cash bonus upon the achievement of specified performance goals. A Cash Award may be a Performance Award or an award that is not a Performance Award. The Committee shall specify the terms, conditions, restrictions and limitations that apply to a Cash Award (which need not be identical among the persons to whom such awards are made). Any provision of this Plan to the contrary notwithstanding, the maximum amount that may be paid under all Cash Awards awarded to any one person pursuant to this Plan during any one calendar year shall not exceed $4,000,000. The Committee’s authority and discretion to grant Cash Awards pursuant to this Plan is not intended to and does not replace, modify, limit or otherwise affect the ability of the Company and its Affiliates to pay or make grants of compensation under other programs and arrangements of the Company and its Affiliates, including without limitation the Company’s annual short-term incentive plans.

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Section 17. Changes in Company’s Shares and Certain Corporate Transactions; Change in Control
If at any time while the Plan is in effect there shall be any increase or decrease in the number of issued and outstanding Shares of the Company effected without receipt of consideration therefor by the Company, through the declaration of a stock dividend or through any recapitalization or merger or otherwise in which the Company is the surviving corporation, resulting in a stock split-up, combination or exchange of Shares of the Company, then and in each such event:
(a)    An appropriate adjustment shall be made in the maximum number of Shares then subject to being optioned or awarded as Restricted Stock under the Plan, to the end that the same proportion of the Company’s issued and outstanding Shares shall continue to be subject to being so optioned and awarded;
(b)    Appropriate adjustment shall be made in the number of Shares and the option price per Share thereof then subject to purchase pursuant to each Option previously granted and then outstanding, to the end that the same proportion of the Company’s issued and outstanding Shares in each such instance shall remain subject to purchase at the same aggregate option price; and
(c)    In the case of Incentive Options, any such adjustments shall in all respects satisfy the requirements of Section 424(a) of the Code and the Treasury regulations and other guidance promulgated thereunder. In the case of Nonqualified Options, any such adjustments shall in all respects satisfy the requirements applicable to stock rights that are exempt from the application of Section 409A of the Code.
Except as is otherwise expressly provided herein, the issue by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or option price of Shares then subject to outstanding Options granted under the Plan. Furthermore, the presence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities or preferred stock that would rank above the Shares subject to outstanding Options granted under the Plan; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise. All adjustments made pursuant to this Section 17 or any other provision of this Plan shall be made in a manner that satisfies the requirements for such adjustments under Sections 409A and 424 of the Code, as applicable, and the Treasury regulations and other guidance promulgated thereunder.
Any provision of the Plan to the contrary notwithstanding, in the event of a Change in Control while an Optionee or other holder of an award made pursuant to the Plan is employed by the Company or an Affiliate, followed by the termination of such Optionee’s or holder’s employment (i) by the Company or its Affiliate, as applicable, for reasons other than a Termination for Cause, or (ii) by such Optionee or holder on account of Good Reason, within the 24-month period following the date of such Change in Control, each such award outstanding under this Plan to such Optionee or holder that was granted on or after April 28, 2015 shall become immediately vested and fully exercisable upon such termination and any restrictions applicable to the award shall lapse as of such date; provided, however, that notwithstanding the preceding, any award that is a Performance Award with performance-based vesting will vest upon such termination of employment according to performance achieved as measured through, the last day of the month immediately proceeding the date of such termination of employment. For purposes of this paragraph, in order to terminate on account of Good Reason, an Optionee or other holder of an award must provide written notice to the Company or its Affiliate, as applicable, of his or her belief that Good Reason exists within 60 days of the initial existence of the Good Reason condition, and that notice must describe in reasonable detail the condition(s) believed to constitute Good Reason. The Company or its Affiliate, as applicable, then shall have 30 days to remedy the Good Reason condition(s). If not remedied

Appendix D

within that 30-day period, the Optionee or other holder may submit a notice of termination to the Company or its Affiliate, as applicable; provided, however, that the notice of termination invoking the option to terminate employment for Good Reason must be given no later than 100 days after the date the Good Reason condition first arose; otherwise, the Optionee or other holder shall be deemed to have accepted the condition(s), or the correction of such condition(s) that may have given rise to the existence of Good Reason.
Section 18. Effective Date
The Plan was originally adopted by the Board on January 28, 1992, and has been amended by the Board and approved by the shareholders of the Company at various times thereafter. The amendment and restatement of the Plan was approved by the Board on February 18, 2015. This amendment and restatement of the Plan will become effective as of April 28, 2015, if it is approved by the shareholders of the Company by at least a majority of votes cast (including abstentions to the extent abstentions are counted as voting under applicable State law) at a duly held meeting of the shareholders of the Company to be held on April 28, 2015 at which a quorum representing a majority of outstanding Shares entitled to vote is, either in person or by proxy, present and voting on the Plan. If this amendment and restatement of the Plan is not so approved at such meeting, then the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan as in effect immediately prior to such meeting shall remain in effect.
Section 19. Amendment, Suspension or Termination
The Board may at any time amend, suspend or terminate the Plan; provided, however, that after the shareholders have approved and ratified the Plan in accordance with Section 18 of the Plan, the Board may not, without approval of the shareholders of the Company, amend the Plan so as to (a) increase the maximum number of Shares subject thereto, as specified in Sections 4(a) and 17 of the Plan, (b) reduce the option price for Shares covered by Options granted hereunder below the price specified in Section 8 of the Plan, or (c) permit the “repricing” of Options and any SARs that relate to such new Options, or permit the cancellation of “underwater” Options and any SARs that relate to such Options in return for cash or other consideration, in contravention of Section 13 of the Plan; and provided further, that the Board may not, without the consent of the holder thereof, amend or cancel any outstanding Agreement in a manner that adversely affects the holder thereof in a material way.
Section 20. Requirements of Law
Notwithstanding anything contained herein or in any Agreement to the contrary, the Company shall not be required to sell or issue Shares under any Option or SAR if the issuance thereof would constitute a violation by the Optionee or the Company of any provision of any law or regulation of any governmental authority or any national securities exchange; and as a condition of any sale or issuance of Shares upon exercise of an Option or SAR, the Company may require such agreements or undertakings, if any, as the Company may deem necessary or advisable to assure compliance with any such law or regulation.
Section 21. General
(a)    The proceeds received by the Company from the sale of Shares pursuant to Options shall be used for general corporate purposes.
(b)    Nothing contained in the Plan or in any Agreement shall confer upon any Optionee or recipient of Restricted Stock the right to continue in the employ of the Company or any Affiliate, or interfere in any way with the rights of the Company or any Affiliate to terminate his employment at any time, with or without cause.
(c)    Neither the members of the Board nor any member of the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to the Plan or any Option and any SARs that relate to such Option granted hereunder or any Restricted Stock, Cash Award or Performance Award awarded hereunder; and the members of the Board and the Committee shall be

Appendix D

entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expenses (including counsel fees) arising therefrom to the full extent permitted by law and under any directors’ and officers’ liability or similar insurance coverage that may be in effect from time to time.
(d)    Any payment of cash or any issuance or transfer of Shares to an exercising Optionee or permitted transferee, or to his legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Committee may require an exercising Optionee or permitted transferee, legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.
(e)    Neither the Committee, the Board nor the Company guarantees the Shares from loss or depreciation.
(f)    All expenses incident to the administration, termination or protection of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Company or its Affiliates.
(g)    Records of the Company and its Affiliates regarding a person’s period of employment, termination of employment and the reason therefor, leaves of absence, re-employment and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.
(h)    Any action required of the Company shall be by resolution of its Board or by a person authorized to act by resolution of the Board. Any action required of the Committee shall be by resolution of the Committee or by a person authorized to act by resolution of the Committee.
(i)    If any provision of the Plan or any Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such Agreement, as the case may be, but such provision shall be fully severable and the Plan or such Agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.
(j)    Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company, an Optionee or a recipient of Restricted Stock may change, at any time and from time to time, by written notice to the other, the address that it or he had theretofore specified for receiving notices. Until changed in accordance herewith, the Company and each Optionee and recipient of Restricted Stock shall specify as its and his address for receiving notices the address set forth in the Agreement pertaining to the Shares to which such notice relates.
(k)    Any person entitled to notice hereunder may waive such notice.
(l)    The Plan shall be binding upon the Optionee or the recipient of Restricted Stock or a Cash Award, his or her heirs, legatees, distributees, legal representatives and permitted transferees, upon the Company, its successors and assigns, and upon the Committee, and its successors.
(m)    The titles and headings of Sections and paragraphs are included for convenience of reference only and are not to be considered in the construction of the provisions hereof.
(n)    All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by Federal law.

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(o)    Words used in the masculine shall apply to the feminine where applicable, and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.
(p)    The compensation payable by the Company to or with respect to an Optionee or awardee pursuant to this Plan is intended to be compensation that is not subject to the tax imposed by Section 409A of the Code, and the Plan and Agreements shall be administered and construed to the fullest extent possible to reflect and implement such intent; provided, however, that any provision of this Plan or an Agreement to the contrary notwithstanding, the Committee, the Company and its Affiliates and their respective directors, officers, employees and agents do not guarantee any particular tax treatment with respect to the compensation payable pursuant to the Plan or an Agreement, and shall not be responsible or liable for any such treatment.
(q)    Except as provided in Section 10, no right or interest of an Optionee or an awardee under any Restricted Stock award, Cash Award or Performance Award may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except, with respect to awards other than Incentive Options, pursuant to a qualified domestic relations order within the meaning of Section 414(p) of the Code or a similar domestic relations order under applicable foreign law), and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Optionee or awardee.
(r)    Any provision of this Plan to the contrary notwithstanding, any provision in this Plan setting forth a requirement for delivery of a written notice, agreement, consent, acknowledgement, or other documentation in writing, including a written signature, may be satisfied by electronic delivery of such notice, agreement, consent, acknowledgment, or other documentation, in a manner that the Committee has prescribed or that is otherwise acceptable to the Committee, provided that evidence of the intended recipient’s receipt of the electronic delivery is available to the Committee and that such delivery is not prohibited by applicable laws and regulations.
Section 22. UK Sub-Plan
Any provision of this Plan to the contrary notwithstanding, the Committee may grant to the employees of the Company or one of its Affiliates whose compensation from the Company or such Affiliate is subject to taxation under the laws of the United Kingdom Options which (i) will terminate one year after the Optionee’s death, (ii) cannot be transferred to a permitted transferee pursuant to the provisions of Section 10, (iii) cannot be exercised using a means of payment other than cash or a certified check or cashier’s check, and (iv) will not be adjusted pursuant to Section 17 without the approval of the Board of Inland Revenue of the United Kingdom.

IN WITNESS WHEREOF, this amendment and restatement of the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan has been executed by the Company on this ____ day of _____, 2015, to be effective as provided in Section 18 above.

NOBLE ENERGY, INC. By:________________________________________ Name: _____________________________________ Title:_______________________________________

Appendix E

2015 STOCK PLAN
FOR NON-EMPLOYEE DIRECTORS
OF
NOBLE ENERGY, INC.
RECITALS
A.    The Board of Directors of Noble Energy, Inc., a Delaware corporation (the “Company”), hereby adopts this 2015 Stock Plan for Non-Employee Directors of Noble Energy, Inc. (the “Plan”). This Plan supersedes and replaces the 2005 Stock Plan for Non-Employee Directors of Noble Energy, Inc. (the “2005 Plan”) that terminates at the close of business on March 31, 2015; provided, however, that awards granted pursuant to the 2005 Plan prior to its termination shall remain in effect in accordance with the provisions of the 2005 Plan.
B.    The purposes of the Plan are to provide to each of the directors of the Company who is not an employee of the Company or one of its affiliates an added incentive to continue in the service of the Company and a more direct interest in the future success of the operations of the Company by granting to such directors (i) options to purchase shares of the Company’s common stock (the “Common Stock”), and (ii) awards of restricted shares of Common Stock, in each case subject to the terms and conditions set forth below.
C.    The Plan will become effective upon the termination of the 2005 Plan at the close of business on March 31, 2015 (the “Effective Date”), but is subject to the approval of the Company’s stockholders as provided in Section 6.05. Any Options and Stock Awards granted after the Effective Date but prior to such stockholder approval shall be contingent upon such approval of the Plan by the Company’s stockholders and shall be null and void if the stockholders of the Company fail to approve this Plan.
ARTICLE I
GENERAL
1.01    Definitions. Unless the context clearly indicates otherwise, when used in this Plan:
(a)“Affiliate” means any corporation, partnership, limited liability company, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.
(b)“Awardee” means, with respect to a Stock Award, the Non-Employee Director to whom the Stock Award has been granted pursuant to the Plan.
(c)“Board of Directors” means the Board of Directors of the Company.
(d)“Common Stock” means the Company’s common stock.
(e)“Company” means Noble Energy, Inc., a Delaware corporation.
(f)“Effective Date” means March 31, 2015.
(g)“Employee” means an individual who, at the time of the performance of his or her services for the Company or one of its Affiliates, is treated by the Company or such Affiliate as an employee for federal income tax purposes.
(h)“Fair Market Value” means, with respect to a share of Common Stock, the closing sales price per share of Common Stock on the New York Stock Exchange on the date in question (or, if there was no reported sale on the New York Stock Exchange on such date, then on the last preceding day on which any reported sale occurred on the New York Stock Exchange).
(i)“Holder” means, with respect to an Option, the Non-Employee Director to whom the Option has been granted pursuant to the Plan.
(j)“Non-Employee Director” means an individual who (i) is a member of the Board of Directors by virtue of being elected to the Board of Directors by the stockholders of the Company or by the Board of Directors under applicable corporate law, and (ii) is not an Employee of the Company or one of its Affiliates.

Appendix E

(k)“Option” means an option to purchase shares of Common Stock granted pursuant to Article III of the Plan.
(l)“Permitted Transferee” means, with respect to a Holder, (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Holder, including adoptive relationships, (ii) any person sharing the Holder’s household (other than a tenant or an employee), (iii) a trust in which the Holder and/or persons described in clauses (i) and (ii) above have more than fifty percent of the beneficial interest, (iv) a foundation in which the Holder and/or persons described in clauses (i) and (ii) above control the management of assets, and (v) any other entity in which the Holder and/or persons described in clauses (i) and (ii) above own more than fifty percent of the voting interests.
(m)“Plan” means this 2015 Stock Plan for Non-Employee Directors of Noble Energy, Inc. as in effect from time to time.
(n)“Restricted Period” means, with respect to a Stock Award, the period during which the restrictions, terms and conditions applicable to the shares of Common Stock granted under such Stock Award have not been satisfied.
(o)“Stock Award” means an award of restricted shares of Common Stock granted pursuant to Article IV of the Plan.
(p)“2005 Plan” means the 2005 Stock Plan for Non-Employee Directors of Noble Energy, Inc., as amended.
(q)“Termination for Cause” means the termination by the Company of a Non-Employee Director’s membership on the Board of Directors on account of (i) fraud or intentional misrepresentation, or (ii) embezzlement, misappropriation or conversion of assets or opportunities of the Company or its Affiliates.
1.02    Construction. The titles to the Articles and the headings of the Sections in this Plan are placed herein for convenience of reference only, and shall not be deemed to be material or relevant to the construction or interpretation of the Plan. Terms in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural form, and vice versa, unless the context clearly indicates otherwise.
ARTICLE II
ADMINISTRATION
The Plan shall be administered by the Board of Directors. Subject to the express provisions of the Plan, the Board of Directors shall have the authority, in its discretion, to (a) determine which Non-Employee Directors will be granted Options and Stock Awards, (b) determine the number of shares of Common Stock to be made subject to each Option or Stock Award, (c) determine the exercise price for the shares of Common Stock to be made subject to each Option (which exercise price per share shall not be less than the Fair Market Value of such share on the date such Option is granted), (d) determine the period within which each Option may be exercised (which exercise period shall not exceed ten years from the date such Option is granted), (e) determine the restrictions (including forfeiture restrictions), terms and conditions to be applicable to each Option or Stock Award, (f) construe and interpret the provisions of the Plan and any agreement evidencing an Option or Stock Award, (g) amend the agreement evidencing the grant of any Option or Stock Award to accelerate its exercisability or the lapse of its restrictions or otherwise modify the restrictions, terms and conditions applicable to such Option or Stock Award, and (h) adopt such rules and procedures, appoint such agents and take all such other action as the Board of Directors may deem to be necessary or appropriate for the proper administration of the Plan. The decisions of the Board of Directors with respect to the Plan and any Option or Stock Award shall be final and binding upon the Company, the Holders and Awardees, and all other persons having or claiming to have an interest in the Plan or an Option or Stock Award granted pursuant to the Plan. No member of the Board of Directors shall incur any liability by reason of any action taken or omitted in good faith with respect to the Plan or an Option or Stock Award granted pursuant to the Plan.

Appendix E

ARTICLE III
OPTIONS
3.01    Grant of Options. At any time and from time to time the Board of Directors in its discretion may grant an Option to any Non-Employee Director; provided, however, that the aggregate number of shares of Common Stock that may be subject to Options granted to a particular Non-Employee Director during any calendar year shall not exceed 22,400. Each Option granted pursuant to the Plan shall be subject to the restrictions, terms and conditions set forth in Section 3.02 below, and to such other restrictions (including forfeiture restrictions), terms and conditions not inconsistent therewith or with the other provisions of the Plan as shall be determined by the Board of Directors in its discretion at the time of the granting of such Option.
3.02    Option Terms and Agreement. The price at which each share of Common Stock that is subject to an Option may be purchased shall be the Fair Market Value of such share on the date of the grant of such Option. Each Option shall be exercisable from time to time over the period of time commencing one year from the date of the grant of such Option and ending, unless terminated earlier pursuant to the provisions of Section 3.02(a) hereof, upon the expiration date specified for such Option by the Board of Directors at the time of the grant of such Option; provided, however, that each Option granted to a Holder shall become exercisable in full in accordance with the provisions of Section 3.02(a)(ii) hereof. Each Option granted under the Plan shall be evidenced by a written agreement entered into by the Company and the Non-Employee Director to whom the Option is granted, which agreement shall be in such form as the Board of Directors may prescribe, and shall include, incorporate or conform to the following terms and conditions, and such other terms and conditions not inconsistent therewith or with the other provisions of the Plan, as the Board of Directors may deem to be appropriate:
(a)    Termination of Service, Death, Etc. The agreement evidencing the grant of an Option shall provide as follows with respect to the exercise of such Option in the event that the Holder ceases to be a Non-Employee Director for the reasons set forth below:
(i)     If the Holder experiences a Termination for Cause, then the Option shall automatically terminate and be of no further force or effect as of the date the Holder’s directorship terminated;
(ii)     If the Holder dies or becomes disabled (within the meaning of section 22(e)(3) of the Internal Revenue Code of 1986, as amended, as determined by the Board of Directors in its discretion) while a director of the Company, or retires as a regular director of the Company because of age in accordance with the mandatory retirement provisions of Article III of the By-laws of the Company, the Option shall become exercisable in full and may be exercised prior to the earlier of (A) the expiration of five years after such death or disability, or (B) the expiration of the exercise period applicable to such Option, but not thereafter, by the executor or administrator of the estate of the Holder, or by the person or persons who shall have acquired the Option by bequest or inheritance or permitted transfer; or
(iii)    If the directorship of a Holder is terminated within the exercise period applicable to such Option for any reason other than a reason specified in paragraphs (i) and (ii) of this Section 3.02(a), such Option may be exercised, to the extent the Holder was able to do so at the date of termination of the directorship, prior to the earlier of (A) the expiration of five years after such termination, or (B) the expiration of the exercise period applicable to such Option, but not thereafter.
(b)    Transferability. Except as provided in this Section, no Option granted under the Plan shall be (i) transferable otherwise than by will or the laws of descent and distribution, or (ii) exercisable during the lifetime of the Holder by anyone other than the Holder. An Option granted under the Plan to a Holder may be transferred by such Holder to a Permitted Transferee, provided that (i) there is no consideration for such transfer (other than receipt by the Holder of interests in an entity that is a Permitted Transferee); (ii) the Holder (or such Holder’s estate or representative) shall remain obligated to satisfy all income or other tax withholding obligations associated with the exercise of such Option; (iii) the Holder shall notify the Company in writing that such transfer has occurred and disclose to the Company the name and address of the Permitted Transferee and the relationship of the Permitted Transferee to the

Appendix E

Holder; and (iv) such transfer shall be effected pursuant to transfer documents in a form approved by the Board of Directors. A Permitted Transferee may not further assign or transfer any such transferred Option otherwise than by will or the laws of descent and distribution. Following the transfer of an Option to a Permitted Transferee, such Option shall continue to be subject to the same terms and conditions that applied to it prior to its transfer by the Holder, except that it shall be exercisable by the Permitted Transferee to whom such transfer was made rather than by the transferring Holder.
(c)    Agreement to Continue in Service. Each Holder shall agree to remain in the continuous service of the Company, at the pleasure of the Company’s stockholders, at least until the earlier of one year after the date of the grant of any Option or the mandatory retirement of the Holder as a regular director because of age in accordance with Article III of the By-laws of the Company, at the retainer rate and fee schedule then in effect or at such changed rate or schedule as the Company from time to time may establish.
(d)    Exercise and Payments. Each agreement evidencing the grant of an Option shall provide that such Option may be exercised by delivery to the President of the Company of, or by sending by United States registered or certified mail, postage prepaid, addressed to the Company (for the attention of its President), a written notice signed by Holder specifying the number of shares of Common Stock with respect to which such Option is being exercised. Such notice shall be accompanied by the full amount of the exercise price of such shares. Any such notice shall be deemed to be given on the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as above-stated. In addition to the foregoing, promptly after demand by the Company, the exercising Holder shall pay to the Company an amount equal to any applicable withholding taxes due in connection with such exercise. The foregoing provisions of this paragraph to the contrary notwithstanding, at the request of an exercising Holder or Permitted Transferee and to the extent permitted by applicable law, the Company shall approve arrangements with a brokerage firm or firms under which any such brokerage firm shall, on behalf of the exercising Holder or Permitted Transferee, make payment in full to the Company of the exercise price of the shares of Common Stock then being purchased, and the Company, pursuant to an irrevocable notice in writing from the exercising Holder or Permitted Transferee, shall make prompt delivery of one or more certificates for the appropriate number of shares of Common Stock to such brokerage firm. Payment in full for purposes of the immediately preceding sentence shall mean payment of the full amount due, either in cash or by certified check or cashier’s check.
ARTICLE IV
STOCK AWARDS
4.01    Grant of Stock Awards. At any time and from time to time the Board of Directors may grant a Stock Award to any Non-Employee Director; provided, however, that the aggregate number of shares of Common Stock that may be subject to Stock Awards granted to a particular Non-Employee Director during any calendar year shall not exceed 9,600. Each Stock Award granted pursuant to the Plan shall be subject to the restrictions, terms and conditions set forth in Sections 4.02 and 4.03 below, and to such other restrictions (including forfeiture restrictions), terms and conditions not inconsistent therewith or with the other provisions of the Plan as shall be determined by the Board of Directors in its discretion at the time of the granting of such Stock Award.
4.02    Stock Award Restrictions. The shares of Common Stock granted under each Stock Award shall be restricted for a period of at least one year from the date of the grant of such Stock Award. No share of Common Stock granted under a Stock Award may be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of until all of the restrictions, terms and conditions applicable to such shares have been satisfied. Each Stock Award granted under the Plan shall be evidenced by a written agreement entered into by the Company and the Non-Employee Director to whom the Stock Award is granted, which agreement shall be in such form as the Board of Directors may prescribe, and shall include, incorporate or conform to the following terms and conditions, and such other terms and conditions not inconsistent therewith or with the other provisions of the Plan, as the Board of Directors may deem to be appropriate:
(a)    Termination of Service, Death, Etc. Each agreement evidencing a Stock Award shall provide as follows in the event that during the Restricted Period applicable to such Stock Award the Awardee thereof ceases to be a Non-Employee Director for the reasons described below:

Appendix E

(i)     If the Awardee experiences a Termination for Cause, then all of the shares of Common Stock granted under such Stock Award shall be forfeited by the Awardee to the Company, and shall be transferred to the Company by the Awardee.
(ii)    If the Awardee dies or becomes disabled (within the meaning of section 22(e)(3) of the Internal Revenue Code of 1986, as amended, as determined by the Board of Directors in its discretion) while a director of the Company, or retires as a regular director of the Company because of age in accordance with the mandatory retirement provisions of Article III of the By-laws of the Company, all restrictions, terms and conditions applicable to the shares of Common Stock granted under such Stock Award shall terminate, and such shares shall be delivered to the Awardee (or in the event of the Awardee’s death, to the Awardee’s estate) free of such restrictions, terms and conditions.
4.03    Additional Conditions. An Awardee shall be the record owner of the shares of Common Stock granted under a Stock Award and shall have all the rights of a stockholder with respect to such shares, including the right to vote and the right to receive dividends or other distributions made or paid with respect to such shares. During the Restricted Period applicable to the shares of Common Stock granted under a Stock Award, the certificate or certificates representing such shares shall bear a legend similar to the following:
The shares represented by this certificate have been issued pursuant to the terms of the 2015 Stock Plan for Non-Employee Directors of Noble Energy, Inc., and may not be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of in any manner except as set forth in the terms of the agreement embodying the award of such shares dated ____________________, ______.
In order to enforce the restrictions, terms and conditions that are applicable to the shares of Common Stock granted under a Stock Award, the Board of Directors may require the Awardee thereof, upon the receipt of a certificate or certificates representing such shares, or at any time thereafter during the Restricted Period applicable to such Stock Award, to deposit such certificate or certificates, together with stock powers and other instruments of transfer, appropriately endorsed in blank, with the Company or an escrow agent designated by the Company under an escrow agreement in such form as by the Board of Directors shall prescribe. After the satisfaction of the restrictions, terms and conditions applicable to such shares, a new certificate, without the legend set forth above, for the number of shares that are no longer subject to such restrictions, terms and conditions shall be delivered to the Awardee. Any provision of this Plan to the contrary notwithstanding, the Board of Directors shall have the authority in its discretion to cancel at any time all or any portion of any outstanding restrictions, terms and conditions applicable to all or any portion of the shares of Common Stock granted under a Stock Award.
ARTICLE V
AUTHORIZED COMMON STOCK
5.01    Common Stock.
(a)    Subject to adjustment from and after the Effective Date in accordance with the provisions of Section 5.02 hereof, the total number of shares of Common Stock as to which Options and Stock Awards may be granted pursuant to the Plan shall be (i) the number of shares of Common Stock remaining available for grants of “Options” and “Stock Awards” under the 2005 Plan immediately prior to its termination at the close of business on March 31, 2015, plus (ii) the number of shares of Common Stock allocable to the unexercised portion of any “Options” granted under the 2005 Plan that expire or terminate for any reason after the Effective Date.
(b)    If any outstanding Option under the Plan shall expire or be terminated for any reason before the end of the exercise period applicable to such Option, the shares of Common Stock allocable to the unexercised portion of such Option may again be subject to the Plan. The Company shall, at all times during the existence of outstanding Options, retain as authorized and unissued shares of Common Stock at least the number of shares from time to time subject to the outstanding Options or otherwise assure itself of its ability to perform its obligation under the Plan.

Appendix E

(c)    Shares of Common Stock repurchased by the Company using Option proceeds shall not be added to the number of shares of Common Stock available for grants of Options or Stock Awards under the Plan. Except as provided above in subsections (a) and (b) of this Section 5.01 with respect to shares of Common Stock allocable to the unexercised portion of an outstanding Option granted under this Plan or an “Option” granted under the 2005 Plan that expires or is terminated for any reason before the end of the exercise period applicable thereto, no other shares of Common Stock shall be added back to the total number of shares of Common Stock as to which Options and Stock Awards may be granted pursuant to this Plan, and no other share recycling shall be permitted.
5.02    Adjustments Upon Changes in Common Stock. In the event the Company shall effect a split of the outstanding shares of Common Stock or pay a dividend in shares of Common Stock, or in the event the outstanding shares of Common Stock shall be combined into a smaller number of shares, (a) the aggregate number of shares of Common Stock that may be subject to Options or Stock Awards granted to a particular Non-Employee Director during any calendar year pursuant to the provisions of Section 3.01 or 4.01 hereof, and (b) the maximum number of shares of Common Stock as to which Options and Stock Awards may be granted under the Plan as provided in Section 5.01 hereof, shall be increased or decreased proportionately. In the event that before delivery by the Company of all of the shares of Common Stock in respect of which any Option has been granted under the Plan, the Company shall have effected such a split, dividend or combination, the shares still subject to the Option shall be increased or decreased proportionately and the purchase price per share shall be increased or decreased proportionately so that the aggregate purchase price for all of the then optioned shares shall remain the same as immediately prior to such split, dividend or combination. In the event of a reclassification of the shares of Common Stock not covered by the foregoing, or in the event of a liquidation or reorganization, including a merger, consolidation or sale of assets, the Board of Directors of the Company shall make such adjustments, if any, as it may deem appropriate in the number, purchase price and kind of shares covered by the unexercised portions of Options theretofore granted under the Plan. The provisions of this Section 5.02 shall only be applicable if, and only to the extent that, the application thereof does not conflict with any valid governmental statute, regulation or rule.
ARTICLE VI
GENERAL PROVISIONS
6.01    Change in Control. In the event of a Change in Control while a Holder of an outstanding Option is a member of the Board of Directors, followed by the involuntary termination of such Holder’s membership on the Board of Directors, including a failure to re-nominate such Holder for election to the Board of Directors, for reasons other than a Termination for Cause within the 24-month period following the date of such Change in Control, such Option shall become exercisable in full. In the event of a Change in Control during the Restricted Period applicable to a Stock Award while the associated Awardee is a member of the Board of Directors, followed by the involuntary termination of such Awardee’s membership on the Board of Directors, including a failure to re-nominate such Awardee for election to the Board of Directors, for reasons other than a Termination for Cause within the 24-month period following the date of such Change in Control, all of the restrictions, terms and conditions applicable to the shares of Common Stock granted under such Stock Award shall terminate, and such shares shall be delivered to the Awardee of such Stock Award free of such restrictions, terms and conditions. For the purposes of this Plan, a “Change in Control” shall be deemed to have occurred if:
(a)    individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majorityof the Board of Directors of the Company, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;
(b)    consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own outstanding voting securities representing at least fifty-one percent (51%) of the combined voting power entitled to vote generally in the election of directors (“Voting Securities”) of the reorganized, merged or consolidated company;

Appendix E

(c)    the stockholders of the Company shall approve a liquidation or dissolution of the Company or a sale of all or substantially all of the stock or assets of the Company; or
(d)    any “person,” as that term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its subsidiaries, or any entity organized, appointed or established by the Company for or pursuant to the terms of such a plan), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person (as well as any “Person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” or “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate twenty-five percent (25%) or more of either (i) the then outstanding shares of Common Stock, or (ii) the Voting Securities of the Company, in either such case other than solely as a result of acquisitions of such securities directly from the Company. Without limiting the foregoing, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, or to direct the voting of, or to dispose, or to direct the disposition of, Common Stock or other Voting Securities of the Company shall be deemed the beneficial owner of such Common Stock or Voting Securities.
Notwithstanding the foregoing, a “Change in Control” of the Company shall not be deemed to have occurred for purposes of subparagraph (d) of this Section 6.01 solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities of the Company outstanding, increases (i) the proportionate number of shares of Common Stock beneficially owned by any person to twenty-five percent (25%) or more of the shares of Common Stock then outstanding or (ii) the proportionate voting power represented by the Voting Securities of the Company beneficially owned by any person to twenty-five percent (25%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (i) or (ii) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities of the Company (other than a result of a stock split, stock dividend or similar transaction), then a Change in Control of the Company shall be deemed to have occurred for purposes of subparagraph (d) of this Section 6.01.
6.02    Termination of the Plan. The Board of Directors shall have the right and power to terminate this Plan at any time. If not sooner terminated by such action of the Board of Directors, the Plan shall terminate at the close of business on March 31, 2025. No Option or Stock Award shall be granted under the Plan after its termination. Except as otherwise provided in Section 6.05 hereof, after the termination of the Plan an Option or Stock Award that has been granted prior to such termination shall remain in effect in accordance with the provisions of the agreement evidencing such Option or Stock Award.
6.03    Amendment of the Plan. Subject to the limitations set forth in this Section 6.03, the Board of Directors may at any time and from time to time amend, modify or suspend the Plan. No such amendment, modification or suspension shall (a) adversely affect an Option or Stock Award theretofore granted to any Holder or Awardee, or deprive any Holder or Awardee of any shares of Common Stock he or she has acquired or may acquire under such an Option or Stock Award, without his or her written consent, or (b) be made without the approval of the stockholders of the Company if such amendment, modification or suspension would (i) expand the types of grants or awards that may be made under the Plan, (ii) increase the total number of shares of Common Stock that may be granted under the Plan or decrease the exercise price of Options granted or to be granted under the Plan (other than as provided in Section 5.02 hereof), (iii) materially expand the class of persons eligible to be granted Options or Stock Awards under the Plan, (iv) materially increase the benefits accruing to Holders or Awardees under the Plan, (v) extend the term of the Plan or the exercise period applicable to an Option, or (vi) constitute a material revision of the Plan requiring stockholder approval under the New York Stock Exchange Corporate Governance Listing Standards or applicable law.
6.04    Treatment of Proceeds. Proceeds from the sales of Common Stock pursuant to the exercise of Options shall constitute general funds of the Company.
6.05    Effectiveness. This Plan shall become effective as of the close of business on March 31, 2015 provided that the Plan is approved by the stockholders of the Company at their 2015 regular meeting to be held

Appendix E

on April 28, 2015. If the Plan is not so approved by the stockholders of the Company, the Plan will terminate and any Options and Stock Awards granted hereunder will be null and void.
6.06    Electronic Notice. Any provision of this Plan or an agreement evidencing an Option or Stock Award to the contrary notwithstanding, any provision in this Plan or in an agreement evidencing the grant of an Option or Stock Award setting forth a requirement for delivery of a written notice, agreement, consent, acknowledgment, or other documentation in writing, including a written signature, may be satisfied by electronic delivery of such notice, agreement, consent, acknowledgment, or other documentation, in a manner that the Board of Directors has prescribed or that is otherwise acceptable to the Board of Directors, provided that evidence of the intended recipient’s receipt of the electronic delivery is available to the Board of Directors and that such delivery is not prohibited by applicable laws and regulations.
6.07    Internal Revenue Code Section 409A. The compensation payable by the Company to or with respect to a Holder or an Awardee pursuant to this Plan is intended to be compensation that is not subject to the tax imposed by Section 409A of the Internal Revenue Code of 1986, as amended, and the Plan and the agreements evidencing the Options and Stock Awards shall be administered and construed to the fullest extent possible to reflect and implement such intent; provided, however, that any provision of this Plan or an agreement to the contrary notwithstanding, the Company and its Affiliates and their respective directors, officers, employees and agents do not guarantee any particular tax treatment with respect to the compensation payable pursuant to the Plan or an agreement, and shall not be responsible or liable for any such treatment.
IN WITNESS WHEREOF, the undersigned has executed this Plan on this ____ day of ___________________________, 2015.

NOBLE ENERGY, INC. By:________________________________________ Name: _____________________________________ Title:_______________________________________

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote "FOR" Items 1 (all nominees), 2, 3, 4, 5 and 6 and "AGAINST" Items 7 and 8.

1. Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Jeffrey L. Berenson	☐	☐	☐	06 Kirby L. Hedrick	☐	☐	☐
02 Michael A. Cawley	☐	☐	☐	07 David L. Stover	☐	☐	☐
03 Edward F. Cox	☐	☐	☐	08 Scott D. Urban	☐	☐	☐

Please fold here – Do not separate

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
04 Thomas J. Edelman	☐	☐	☐	09 William T. Van Kleef	☐	☐	☐
05 Eric P. Grubman	☐	☐	☐	10 Molly K. Williamson	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 (ALL NOMINEES), 2, 3, 4, 5 AND 6 AND AGAINST Items 7 and 8.

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

NOBLE ENERGY, INC.

ANNUAL MEETING OF STOCKHOLDERS

Four Seasons Hotel Houston
1300 Lamar Street
Houston, Texas 77010

noble energy

Noble Energy, Inc.
1001 Noble Energy Way
Houston, Texas 77070

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 28, 2015.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1 (all nominees), 2, 3, 4, 5 and 6 and "AGAINST" Items 7 and 8.

By signing the proxy, you revoke all prior proxies and appoint David L. Stover and Kenneth M. Fisher, and each of them, with full power of substitution to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and any adjournment or postponement thereof.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

www.proxypush.com/nbl

Use the Internet to vote your proxy until 12:00 noon (CT) on April 27, 2015.

PHONE

1-866-883-3382

Use a touch-tone telephone to vote your proxy until 12:00 noon (CT) on April 27, 2015.

MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.